As filed with the Securities and Exchange Commission on August 23, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Oxford Industries, Inc.

(Exact name of registrant as specified in its charter)

Georgia	2320	58-0831862
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

SUBSIDIARY GUARANTORS LISTED ON SCHEDULE A HERETO

(Exact name of registrants as specified in their charters)

222 Piedmont Avenue, NE

Atlanta, Georgia 30308
(404) 659-2424
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas C. Chubb III

Executive Vice President
Oxford Industries, Inc.
222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308
(404) 659-2424
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Alexander G. Simpson

King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
(212) 556-2100

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Class of	Amount to	Offering Price	Aggregate	Amount of
Securities to be Registered	Be Registered	Per Unit(1)	Offering Price(1)	Registration Fee

8 7/8% Senior Notes due 2011	$200,000,000	100%	$200,000,000	$25,340.00(3)

Guarantees of 8 7/8% Senior Notes due 2011	—	—	—	None(2)

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933.
(2)	No fee required pursuant to Rule 457(n).
(3)	Oxford Industries, Inc. previously paid $4,198.93 to the SEC.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

I.R.S. Employer
	Jurisdiction of	Identification
Subsidiary Guarantor	Incorporation	Number

Lionshead Clothing Company, Inc.	Delaware	51-0393413
Merona Industries, Inc.	Delaware	51-0332795
Oxford Caribbean, Inc.	Delaware	58-2250128
Oxford Garment, Inc.	Delaware	58-1862551
Ben Sherman Clothing, Inc.	Georgia	58-2124593
Oxford International, Inc.	Georgia	58-1469312
Oxford of South Carolina, Inc.	South Carolina	58-2403944
Piedmont Apparel Corporation	Delaware	51-0393417
Viewpoint International, Inc.	Delaware	13-3676108
Tommy Bahama Ala Moana LLC	Delaware	02-0592424
Tommy Bahama Austin, L.P.	Texas	13-4118033
Tommy Bahama Biltmore, LLC	Delaware	02-0542200
Tommy Bahama Birmingham, LLC	Delaware	13-4189826
Tommy Bahama Boca Raton, LLC	Delaware	13-1783156
Tommy Bahama Cafe Emporium, LLC	Delaware	13-3848166
Tommy Bahama Cherry Creek, LLC	Delaware	56-2324632
Tommy Bahama Chicago, LLC	Delaware	13-4122786
Tommy Bahama Coral Gables, LLC	Delaware	02-0606242
Tommy Bahama Dallas, L.P.	Texas	13-4101624
Tommy Bahama Farmers Market, LLC	Delaware	01-0589370
Tommy Bahama Kansas City, LLC	Delaware	13-4101620
Tommy Bahama La Jolla, LLC	Delaware	13-4073711
Tommy Bahama Las Olas LLC	Delaware	13-4030295
Tommy Bahama Las Vegas, LLC	Delaware	13-4081752
Tommy Bahama Las Vegas Fashion Show, LLC	Delaware	03-0440400
Tommy Bahama Manhattan Village, LLC	Delaware	52-2383949
Tommy Bahama Mauna Lani, LLC	Delaware	01-0583979
Tommy Bahama Myrtle Beach, LLC	Delaware	03-0454373
Tommy Bahama Newport Beach LLC	Delaware	33-0793079
Tommy Bahama North Scottsdale, LLC	Delaware	13-4087599
Tommy Bahama Orlando, LLC	Delaware	03-0383359
Tommy Bahama Palm Desert, LLC	Delaware	33-0782826
Tommy Bahama Palo Alto, LLC	Delaware	03-0383354
Tommy Bahama Pasadena, LLC	Delaware	13-4129715
Tommy Bahama Primm, LLC	Delaware	13-4183880
Tommy Bahama R&R Holdings, Inc.	Delaware	13-3923200
Tommy Bahama R&R Texas, Inc.	Texas	34-1016225
Tommy Bahama San Diego Fashion Valley, LLC	Delaware	65-1187904
Tommy Bahama San Jose, LLC	Delaware	13-4189828
Tommy Bahama Sarasota, LLC	Delaware	13-3916632
Tommy Bahama St. Augustine, LLC	Delaware	13-4152737
Tommy Bahama Tampa, LLC	Delaware	13-4101625
Tommy Bahama Tucson, LLC	Delaware	20-0235492
Tommy Bahama Wailea, LLC	Delaware	13-4083244
Tommy Bahama Walnut Creek, LLC	Delaware	65-1187898
Tommy Bahama West Palm, LLC	Delaware	13-4081754
Tommy Bahama Whalers Village, LLC	Delaware	01-0589365
Tommy Bahama Woodbury Common, LLC	Delaware	16-1660307

The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER      , 2004

Oxford Industries, Inc.

Offer to Exchange

$200,000,000

8 7/8% Senior Notes due 2011
that have been registered under the Securities Act of 1933
for
any and all outstanding 8 7/8% Senior Notes due 2011
that have not been registered under the Securities Act of 1933

The New Notes

•	The terms of the new notes are substantially identical to those of the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions, exchange offer provisions and additional interest provisions relating to the old notes do not apply to the new notes.

•	The new notes will mature on June 1, 2011. The new notes will bear interest at the rate of 8 7/8% per year. We will pay interest on the new notes on June 1 and December 1 of each year, beginning December 1, 2004.

•	We may redeem some or all of the new notes at any time prior to June 1, 2007, at a specified price. We may redeem some or all of the new notes at any time on or after June 1, 2007, at the redemption prices described in this prospectus. In addition, on or before June 1, 2006, we may redeem up to 35% of the original principal amount of the new notes at 108.875% of their face amount, plus accrued and unpaid interest, if any, with the net proceeds of specified equity offerings.

•	The new notes will rank equal in right of payment with all of our existing and future senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness.

•	The new notes will be fully and unconditionally guaranteed on an unsecured, senior basis by the Guarantors.

•	If we experience certain changes of control, we must offer to purchase the new notes at 101% of their face amount, plus accrued and unpaid interest.

•	The new notes will not be listed on any securities exchange. Currently, there is no public market for the new notes.

The Exchange Offer

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless extended.

•	All old notes validly tendered and not validly withdrawn pursuant to the exchange offer will be exchanged. For each old note validly tendered and not validly withdrawn pursuant to the exchange offer, the holder will receive a new note having a principal amount equal to that of the tendered old note.

•	Tenders of old notes may be withdrawn at any time before the expiration date of the exchange offer.

•	Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.

     See “Risk Factors” beginning on page 10 for a discussion of the factors that you should consider in connection with the exchange offer and an exchange of old notes for new notes.

     We are not asking you for a proxy, and you are requested not to send us a proxy.

     Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2004.

      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. Oxford Industries, Inc. has agreed that, for a period of up to 180 days after the consummation of the exchange offer, or for such longer period as provided by the registration rights agreement, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

      We own rights to trademarks or tradenames that we use in conjunction with the sale of our products, including, among others, those described in “Business.” Third parties have granted us the right to use rights to trademarks or tradenames that we use in conjunction with the sale of our products, including, among others, those described in “Business — Intellectual Property.”

WHERE YOU CAN FIND MORE INFORMATION

      Oxford Industries, Inc. has filed with the SEC a registration statement on Form S-4 under the Securities Act relating to the offering of the new notes. This prospectus is part of the registration statement. As described below, you may obtain from the SEC a copy of the registration statement and exhibits that Oxford Industries, Inc. filed with the SEC. The registration statement may contain additional information that may be important to you. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

      Oxford Industries, Inc. currently files reports with the SEC. Under the indenture governing the old notes and the new notes, Oxford Industries, Inc. has agreed that during any period in which Oxford

Industries, Inc. is not subject to the reporting and informational requirements of the Exchange Act, for so long as the new notes remain outstanding, they will distribute to the holders of the notes, copies of the financial information that Oxford Industries, Inc., would have been required to file with the SEC pursuant to the Exchange Act. This financial information will include annual reports containing consolidated financial statements and notes thereto, together with an opinion thereon expressed by an independent registered public accounting firm, management’s discussion and analysis of financial condition and results of operations, as well as quarterly reports containing unaudited condensed consolidated financial statements for the first three quarters of each fiscal year.

      The registration statement, as well as such reports, exhibits and other information filed by Oxford Industries, Inc. with the SEC are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Please note that the SEC’s website is included in this prospectus as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus. You may also read and copy any document Oxford Industries, Inc. files with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

      We “incorporate by reference” into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below, which we have already filed with the SEC:

•	Annual Report on Form 10-K for the year ended May 28, 2004 (the “2004 Annual Report on Form 10-K”);

•	Current Report on Form 8-K (excluding the information provided in Item 12 thereof) filed on July 28, 2004; and

•	All documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and until the expiration of the exchange offer, excluding any materials furnished pursuant to Item 9 or Item 12 of Current Report on Form 8-K unless otherwise expressly stated in such Current Report on Form 8-K.

      You may request a copy of these filings, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

Oxford Industries, Inc.

222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308
Attention: Secretary
Telephone: (404) 659-2424

      To obtain timely delivery of this information, you must request it no later than five (5) business days before                     , 2004, the expiration date of the exchange offer.

      You should rely only on the information contained in this prospectus. We have not authorized anyone else to provide you with additional or different information. We are only offering to exchange the old notes for new notes in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

ii

SUMMARY

      The following summary highlights selected information contained in this prospectus and may not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire document. In this prospectus, unless the context requires otherwise, references to “Oxford,” “Oxford Industries,” “our company,” “we,” “our” and “us” refer to Oxford Industries, Inc. and its subsidiaries. References to “the Guarantors” refer to the guarantors of the notes. References to a “fiscal” year refer to our fiscal year, which ends on the Friday nearest May 31, and may include 52 or 53 weeks. Whenever we refer to EBITDA in this prospectus, we have calculated it as described below under “— Summary Consolidated Financial and Other Data.”

Our Company

      Oxford Industries, Inc. was founded in 1942. We are a producer and marketer of branded and private label apparel for men, women and children. We provide retailers and consumers with a wide variety of apparel products and services to suit their individual needs.

      Our brands include the following:

Tommy Bahama®	Oxford GolfTM
Indigo Palms®	Cattleman®
Island Soft®	Cumberland Outfitters®
Ben Sherman®	Ely®

      We also hold exclusive licenses to produce and sell certain product categories under the following brands:

Tommy Hilfiger®	Dockers®
Nautica®	Cubavera®
Oscar de la Renta®	Havanera®
Geoffrey Beene®	Evisu®
Slates®

      Tommy Hilfiger is licensed to us for men’s and women’s golf apparel, as well as men’s dress shirts. Nautica, Geoffrey Beene, Slates, Dockers, Cubavera, Havanera and Oscar de la Renta are all licensed for men’s tailored clothing. Evisu is licensed for men’s and women’s apparel and footwear.

      Our customers are found in every major channel of distribution including:

National chains	Department stores
Specialty catalogs	Specialty stores
Mass merchants	Internet retailers

      Where we sell product under the same brand name to two or more customers, whether the brand is owned by us or a third party, we consider such sales to be “branded” sales. For example, we sell Tommy Bahama brand apparel to Nordstrom’s, Saks Fifth Avenue and many other customers. Where we sell product under a brand name exclusively to one customer, whether the brand is owned by us, the customer or a third party, we consider such sales to be “private label” sales. For example, we sell Mossimo® product only to Target Stores and consider such sales to be private label.

      Our business is operated through the following segments:

Segment	Description of the Business

Menswear Group	Produces branded and private label dress shirts, sport shirts, dress slacks, casual slacks, suits, sportscoats, suit separates, walkshorts, golf apparel, jeans, swimwear, footwear and headwear.
Womenswear Group	Produces private label women’s sportswear separates, coordinated sportswear, outerwear, dresses and swimwear.
Tommy Bahama Group	Produces lifestyle branded casual attire, operates retail stores and restaurants, and licenses its brands for accessories, footwear, furniture, and other products.

See Note “N” of “Notes to Consolidated Financial Statements” (incorporated by reference to our Form 10-K filed on August 11, 2004) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more details on each of our segments.

      On June 13, 2003, we acquired all of the outstanding capital stock of Viewpoint International, Inc., which we operate as the Tommy Bahama Group. The purchase price for the Tommy Bahama Group consists of $240 million in cash, $10 million in our Common Stock and up to $75 million in contingent payments that are subject to the Tommy Bahama Group achieving certain performance targets. The $75 million in contingent payments may include, at the option of the selling stockholders during the first two years, up to $12.5 million in our Common Stock valued at $12.88 per share (see Note “O” of “Notes to Consolidated Financial Statements” incorporated by reference to our Form 10-K filed on August 11, 2004). The transaction was financed by a $200 million private placement of senior notes completed on May 16, 2003 and a $275 million senior secured revolving credit facility closed on June 13, 2003.

      On July 30, 2004, we acquired Ben Sherman Limited (“Ben Sherman”), which we operate as part of our Menswear Group. Ben Sherman is a London-based designer, distributor and marketer of branded sportswear, accessories, and footwear. The purchase price for Ben Sherman was £80 million, or approximately $145 million, plus associated expenses. The acquisition was financed with cash on hand and borrowings under our revolving credit facility. Founded in 1963, Ben Sherman has a long heritage as a modern, young men’s shirt brand that has evolved into an irreverent lifestyle brand for youthful thinking men and women.

      In conjunction with the acquisition of Ben Sherman, our senior revolver was amended and restated on July 28, 2004 and increased to $280 million with a syndicate of eight financial institutions. The maturity date was extended to July 28, 2009.

      We effected a two-for-one stock split in the form of a 100% stock dividend, payable December 1, 2003, to shareholders of record on November 17, 2003. Shareholders received one additional share of our common stock for each share of common stock held on the record date.

      We are a Georgia corporation and our principal executive offices are located at 222 Piedmont Avenue, NE, Atlanta, Georgia 30308. Our telephone number is (404) 659-2424. Our website address is www.oxfordinc.com. Information on our website does not constitute part of this prospectus.

The Exchange Offer

      On May 16, 2003, we completed the offering of $200,000,000 aggregate principal amount of our 8 7/8% senior notes due 2011 in a transaction exempt from registration under the Securities Act. In connection with the offering, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to commence this exchange offer. Accordingly, you may exchange your old notes for new notes which have substantially the same terms. We refer to the old notes and the new notes together as the notes. The following is a summary of the exchange offer. For a more complete description of the terms of the exchange offer, see “The Exchange Offer” in this prospectus.

Securities Offered	$200,000,000 aggregate principal amount of our 8 7/8% senior notes due 2011, registered under the Securities Act. The terms of the new notes offered in the exchange offer are substantially identical to those of the old notes, except that the transfer restrictions, exchange offer provisions and additional interest provisions relating to the old notes do not apply to the new notes.

The Exchange Offer	We are offering new notes in exchange for a like principal amount of our old notes. We are offering these new notes to satisfy our obligations under a registration rights agreement which we entered into with the initial purchasers of the old notes. You may tender your outstanding notes for exchange by following the procedures described under the heading “The Exchange Offer.” The exchange offer is not subject to any federal or state regulatory requirements other than securities laws.

Expiration Date; Tenders; Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless we extend it. We do not currently intend to extend the exchange offer. However, if we elect to extend the exchange offer on one or more occasions, we will not extend the exchange offer for more than an aggregate of 30 days. You may withdraw any old notes that you tender for exchange at any time prior to the expiration date of the exchange offer. We will accept any and all old notes validly tendered and not validly withdrawn before the expiration date. See “The Exchange Offer — Procedures for Tendering Old Notes” and “— Withdrawal of Tenders of Old Notes” for a more complete description of the tender and withdrawal period.

Material United States Federal Income Tax Consequences	Your exchange of old notes for new notes to be issued in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See “Material United States Federal Income Tax Considerations” for a summary of United States federal income tax consequences associated with the exchange of old notes for new notes and the ownership and disposition of those new notes.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	SunTrust Bank.

Shelf Registration	If applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or upon the request of any holder of old notes under certain circumstances, we will be required to file, and use our reasonable best efforts to cause to become effective, a shelf registration statement under the Securities Act which would cover resales of old notes. See “Registration Rights.”

Consequences of Your Failure to Exchange Your Old Notes	Old notes that are not exchanged in the exchange offer will continue to be subject to the restrictions on transfer that are described in the legend on the old notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to register the old notes under the Securities Act. Following consummation of the exchange offer, we will not be required to register under the Securities Act any old notes that remain outstanding except in the limited circumstances in which we are obligated to file a shelf registration statement for certain holders of old notes not eligible to participate in the exchange offer pursuant to the registration rights agreement. In addition, upon consummation of the exchange offer, we will no longer be obligated to pay additional interest on the old notes. If your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your old notes. Interest on any old notes that are not tendered for exchange in the exchange offer will continue to accrue at a rate equal to 8 7/8% per year.

Consequences of Exchanging Your Old Notes; Who May Participate in the Exchange Offer	Based on interpretations of the staff of the SEC, we believe that you will be allowed to resell the new notes that we issue in the exchange offer if:

• you are acquiring the new notes in the ordinary course of your business,

• you are not participating in and do not intend to participate in a distribution of the new notes,

• you have no arrangement or understanding with any person to participate in a distribution of the new notes, and

• you are not one of our “affiliates,” as defined in Rule 405 under the Securities Act.

If any of these conditions are not satisfied, you will not be eligible to participate in the exchange offer, you should not rely on the interpretations of the staff of the SEC in connection with the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your notes.

If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the new notes. See

“Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

In accordance with the foregoing conditions, if you are a broker-dealer that acquired the old notes directly from us in the initial offering and not as a result of market-making activities, you will not be eligible to participate in the exchange offer.

Conditions of the Exchange Offer	Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we do not have to accept for exchange, or exchange new notes for, any old notes, and we may terminate the exchange offer before acceptance of the old notes, if in our reasonable judgment:

• the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC; or

• any action or proceeding has been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred, with respect to us; or

• we have not obtained any governmental approval which we deem necessary for the consummation of the exchange offer.

The New Notes

      The summary below describes the principal terms of the new notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the New Notes” section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	Oxford Industries, Inc.

Notes Offered	$200,000,000 aggregate principal amount of 8 7/8% Senior Notes due 2011.

Maturity Date	June 1, 2011.

Interest Payment Dates	December 1 and June 1 of each year, beginning December 1, 2004.

Guarantees	Each of our current and future direct and indirect domestic subsidiaries that guarantees our obligations under our senior secured revolving credit facility and certain other indebtedness will, fully and unconditionally, guarantee the notes. If we are unable to make payments on the notes when they are due, our subsidiary guarantors will be obligated to make them instead.

Ranking	The notes will be our senior unsecured obligations and will:

• rank equally with our existing and future unsecured senior indebtedness;

• rank senior to all of our future subordinated indebtedness;

• effectively rank junior to our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

• effectively rank junior to all indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries.

As of May 28, 2004:

• we and our subsidiary guarantors had no secured indebtedness outstanding (excluding $99.5 million of outstanding secured letters of credit);

• we and our subsidiary guarantors would have had $198.8 million of unsecured senior indebtedness outstanding; and

• our non-guarantor subsidiaries would have had $21.0 million of indebtedness and other liabilities, including trade payables, outstanding.

These amounts do not include $146 million that we had available for borrowing under our senior secured revolving credit facility (after giving effect to $99.5 million of letters of credit outstanding under our $275 million senior secured revolving credit facility and a borrowing base of $245.5 million), all of which would be senior secured indebtedness.

Optional Redemption	We may redeem some or all of the notes at any time prior to June 1, 2007, at a specified redemption price. We may redeem some or all of the notes at any time on or after June 1, 2007, at the redemption prices described in “Description of the New Notes — Optional Redemption.” In addition, on or before June 1, 2006, we may redeem up to 35% of the original principal amount of the notes at 108.875% of their face amount, plus accrued and unpaid interest, with the net proceeds of specified equity offerings as described in “Description of the New Notes — Optional Redemption.”

Change of Control	Upon the occurrence of a change of control, unless we have exercised our right to redeem all of the notes as described above, each holder of notes will have the right to require us to repurchase all or a portion of its notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the repurchase date.

Covenants	The indenture governing the notes will contain covenants that will limit the ability of Oxford and our restricted subsidiaries to, among other things:

• incur additional indebtedness;

• make restricted payments (including paying dividends on, redeeming, repurchasing or retiring our capital stock);

• make investments;

• issue or sell preferred stock of restricted subsidiaries;

• create liens;

• sell assets;

• enter into agreements restricting our restricted subsidiaries’ ability to pay dividends;

• in the case of our subsidiaries, guarantee indebtedness;

• engage in transactions with affiliates;

• create unrestricted subsidiaries; and

• consolidate, merge or sell all or substantially all of our assets on a consolidated basis.

These covenants are subject to a number of important limitations and exceptions, which are described under the heading “Description of the New Notes — Certain Covenants” in this prospectus.

Summary Consolidated Financial and Other Data

      The following summary consolidated financial data as of and for the fiscal years ended June 2, 2000, June 1, 2001, May 31, 2002, May 30, 2003 and May 28, 2004 have been derived from our audited consolidated financial statements, which have been audited by Arthur Andersen LLP as of and for the fiscal years ended June 2, 2000 and June 1, 2001 and by Ernst & Young LLP as of and for the fiscal years ended May 31, 2002, May 30, 2003 and May 28, 2004. You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus and our consolidated financial statements and related notes, which are incorporated by reference herein:

	Fiscal Year

	2000	2001		2002		2003	2004

	(In thousands)
Statement of Income Data:
Net sales	$839,533	$812,495		$677,264		$764,602	$1,116,552
Cost of goods sold	685,841	663,484		544,016		604,891	776,108
Selling, general and administrative expenses	112,056	119,390		115,729		124,362	258,545
Royalties and other operating income	—	—		—		—	5,114
Interest expense, net	3,827	4,870		243		1,935	23,913
Earnings before income taxes	37,809	24,751		17,276		33,414	63,100
Income taxes	14,368	9,405		6,704		13,087	23,384
Net earnings	23,441	15,346		10,572		20,327	39,716
Balance Sheet Data (at period end):
Cash and cash equivalents	$8,625	$10,185		$17,591		$24,091	$47,569
Total assets	334,058	263,240	(1)	250,513		494,365	694,817
Total debt, including current maturities	59,218	662	(1)	394		198,720	198,912
Stockholders’ equity	164,314	168,940		175,201		189,365	238,977
Other Financial Data:
Capital expenditures	$5,927	$4,332		$1,528		$2,051	$14,143
Depreciation and amortization	9,393	9,249		8,888		5,937	18,411
Net cash provided by operating activities	34,618	74,393	(1)	12,387	(1)	27,593	62,902
EBITDA(2)	51,029	38,870		26,407		41,286	105,424

(1)	Net cash provided by operating activities was impacted by the previous off-balance sheet treatment of our accounts receivable securitization facility. Upon creation of the $90 million accounts receivable securitization facility in May 2001, approximately $131.4 million of receivables were sold or contributed to a non-consolidated subsidiary. In January 2002, we amended the facility in order to consolidate the subsidiary on-balance sheet. If the accounts receivable securitization facility had not been treated as off-balance sheet, each of total assets and total debt would have increased by $56.0 million at June 1, 2001 to $319.2 million and $56.7 million, respectively, and net cash provided by operating activities would have decreased by $56.0 million to $18.4 million for fiscal 2001. Net cash provided by operating activities would have increased by $56.0 million to $68.4 million for fiscal 2002.

(2)	EBITDA represents net earnings plus net interest expense, income taxes, depreciation and amortization. We have presented EBITDA, a non-GAAP measure, because we believe that it is a widely accepted financial indicator of a company’s ability to service indebtedness and is used by investors and analysts to evaluate companies in our industry. EBITDA will also be used as a measure for certain covenants under our senior secured revolving credit facility and the indenture governing the notes. However, EBITDA:

•	is not a measure of operating performance computed in accordance with GAAP;

•	does not represent net income or cash flow from operations as defined by GAAP;

•	should not be considered as an alternative to operating income, net income, cash flows from operating activities prepared in conformity with GAAP;

•	is not necessarily indicative of cash available to fund our cash flow needs; and

•	should not be construed as a measure of our operating performance, profitability or liquidity.

EBITDA as calculated by us may not be necessarily comparable to similarly titled measures reported by other companies.

      The following table reconciles EBITDA to our statement of earnings for the periods presented:

	Fiscal Year

	2000	2001	2002	2003	2004

	(In thousands)
Net earnings	$23,441	$15,346	$10,572	$20,327	$39,716
Interest expense, net	3,827	4,870	243	1,935	23,913
Income taxes	14,368	9,405	6,704	13,087	23,384
Depreciation and amortization	9,393	9,249	8,888	5,937	18,411

EBITDA	$51,029	$38,870	$26,407	$41,286	$105,424

Ratio of Earnings to Fixed Charges

      The following table shows the ratio of earnings to fixed charges of our company, which includes our subsidiaries, on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing:

•	income before income taxes plus fixed charges, by

•	fixed charges.

      Fixed charges include interest, whether expensed or capitalized, amortization of deferred financing costs, discount related to long-term debt, the portion of capital lease payments that is representative of interest or financing charges and the interest portion of rental expense. For fiscal 2004, earnings were sufficient to cover fixed charges by $31.1 million.

	Fiscal Year

	2000		2001		2002		2003		2004

Ratio of earnings to fixed charges	6.4	x	4.1	x	7.6	x	9.3	x	3.0x

RISK FACTORS

      You should carefully consider the following information with the other information contained in this prospectus before deciding to tender your old notes in exchange for new notes pursuant to the exchange offer.

Risks Relating to Our Indebtedness and the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the new notes.

      At May 28, 2004, we had no indebtedness outstanding (excluding $99.5 million of outstanding letters of credit) and stockholders’ equity of $239.0 million. We would have had the ability to borrow up to an additional $146.0 million under our senior secured revolving credit facility. The indenture governing the notes and our other debt agreements limit, but do not prohibit, the incurrence of additional debt in the future. Our level of indebtedness could have important consequences for you and to our business, including the following:

•	a substantial portion of our cash flow from operations will be dedicated to paying principal and interest on our debt, thereby reducing funds available for investments, acquisitions or other purposes;

•	a significant amount of debt could make us more vulnerable to changes in economic conditions or increases in prevailing interest rates;

•	our ability to obtain additional financing for investments, acquisitions or other purposes could be impaired;

•	the increase in the amount of debt we have outstanding will make it more difficult for us to comply with some of the covenants in our debt agreements which require us to maintain specified financial ratios;

•	we may be more leveraged than some of our competitors, which may result in a competitive disadvantage;

•	a significant amount of debt could make it more difficult for us to satisfy our obligations with respect to the new notes;

•	a significant amount of debt could limit our flexibility in planning for, or reacting to, changes in the business and industry in which we operate;

•	our debt could limit noteholders’ rights to receive payments under the new notes if secured creditors have not been paid; and

•	a significant amount of debt could prevent us from raising the funds necessary to repurchase all of the new notes tendered to us upon the occurrence of certain changes of control, which would constitute a default under the indenture governing the new notes.

      The terms of the indenture governing the notes allows us to incur substantial amounts of additional indebtedness, some of which may be secured, subject to certain limitations. Any such additional indebtedness could increase the risks associated with our substantial leverage.

Our ability to generate cash depends on many factors beyond our control, and we may not be able to generate the cash required to service our debt.

      Our ability to make payments on and refinance our indebtedness, including the new notes, and to fund our operations will depend on our ability to generate cash in the future. Our historical financial results have been, and our future financial results are expected to be, subject to substantial fluctuations, and will depend upon general economic conditions and financial, competitive, legislative, regulatory and other factors that are beyond our control. If we are unable to meet our debt service obligations or fund our other liquidity needs, we may need to refinance all or a portion of our debt, including the new notes, before maturity, seek additional equity capital, reduce or delay scheduled expansions and capital expenditures or sell material assets or operations. We cannot assure you that we will be able to pay our debt or refinance it on commercially reasonable terms, or at all, or to fund our liquidity needs.

      If for any reason we are unable to meet our debt service obligations, we would be in default under the terms of the agreements governing our outstanding debt. If such a default were to occur, the lenders under our senior secured revolving credit facility could elect to declare all amounts outstanding under our senior secured revolving credit facility immediately due and payable, and the lenders would not be obligated to continue to advance funds under our senior secured revolving credit facility. If the amounts outstanding under these agreements are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to the banks or to our debt holders, including holders of the new notes.

The indenture governing the notes and our senior secured revolving credit facility contain various covenants limiting the discretion of our management in operating our business and could prevent us from capitalizing on business opportunities and taking some corporate actions.

      The indenture governing the notes and our senior secured revolving credit facility impose significant operating and financial restrictions on us. These restrictions will limit or restrict, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	make restricted payments (including paying dividends on, redeeming, repurchasing or retiring our capital stock);

•	make investments;

•	create liens;

•	sell assets;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends, make loans or transfer assets to us;

•	engage in transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

      Our senior secured revolving credit facility requires us to maintain compliance with certain financial ratios. Our ability to comply with these ratios may be affected by events beyond our control, including those described in this “Risk Factors” section. Borrowings under the senior secured revolving credit facility are secured by a first priority lien on substantially all of our tangible and intangible assets and a pledge of all of the capital stock of our domestic subsidiaries as well as 65% of the stock of our foreign subsidiaries. In the event of a default under the senior secured revolving credit facility, the lenders under the senior secured revolving credit facility could foreclose on the assets and capital stock pledged to them. See “Description of Credit Facility.”

      A breach of any of the covenants contained in our senior secured revolving credit facility or our inability to comply with the required financial ratios could result in an event of default, which would allow the lenders under the senior secured revolving credit facility to declare all borrowings outstanding to be due and payable, which would in turn trigger an event of default under the indenture governing the notes. In addition, our lenders could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making debt service payments on the new notes. If the amounts outstanding under the senior secured revolving credit facility or the notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed to the banks or to our other debt holders, including you as a noteholder.

Claims of creditors of our subsidiaries which do not guarantee the notes will be structurally senior and have priority over holders of the notes with respect to the assets and earnings of such subsidiaries.

      Our foreign subsidiaries will not guarantee the notes. Our non-guarantor subsidiaries had $46.0 million in assets as of May 28, 2004 and $37.7 million in net sales for the year ended May 28, 2004. Claims of creditors of our non-guarantor subsidiaries, including trade creditors, generally will effectively rank senior and have priority with respect to the assets and earnings of such subsidiaries over our claims or those of our creditors, including holders of the notes. As of May 28, 2004, our non-guarantor subsidiaries had $21.0 million of indebtedness and other liabilities, including trade payables, outstanding, representing 4.6% of our total indebtedness and other liabilities. In addition, under certain circumstances, guarantors may be released from their guarantees. See “Description of the New Notes — Guarantees” and “Description of Credit Facility.”

We may be able to incur substantially more debt, including secured debt; some or all of this debt may effectively rank senior to the notes and the guarantees.

      Subject to the restrictions in our senior secured revolving credit facility and the indenture governing the notes, we and our subsidiaries may incur significant additional debt, including secured debt that would effectively rank senior to the notes as to the assets securing such debt. Our senior secured revolving credit facility will be secured by substantially all of our and our subsidiary guarantors’ assets and a pledge of all of the capital stock of our domestic subsidiaries as well as 65% of the stock of our foreign subsidiaries. As of May 28, 2004:

•	we and our subsidiary guarantors had no secured indebtedness outstanding (excluding $99.5 million of outstanding secured letters of credit), $198.8 million of unsecured senior indebtedness outstanding and $146.0 million available for borrowing under our senior secured revolving credit facility, which, if borrowed, would be secured indebtedness, and

•	our non-guarantor subsidiaries had $21.0 million of indebtedness and other liabilities, including trade payables, outstanding.

      Although the terms of our senior secured revolving credit facility and the indenture governing the notes contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of important exceptions, and debt incurred in compliance with these restrictions could be substantial.

Fraudulent conveyance laws may permit courts to void the subsidiary guarantees of the notes in specific circumstances, which would interfere with the payment of the subsidiary guarantees.

      U.S. federal bankruptcy law and comparable state statutes may allow courts upon the bankruptcy or financial difficulty of a subsidiary guarantor to void that subsidiary’s guarantees of the notes. If a court voids a subsidiary guarantee or holds it unenforceable, you will cease to be a creditor of, and you may be required to return payments received from, that subsidiary guarantor, and you will be a creditor solely of us and the other subsidiary guarantors whose guarantees have not been voided. In the alternative, the court could subordinate that subsidiary guarantee (including all payments thereunder) to all other debt of the subsidiary guarantor. The court could take these actions in respect of a subsidiary guarantee if, among other things, the subsidiary guarantor, at the time it incurred the debt evidenced by its guarantee:

•	incurred the guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring the guarantee, and

•	was insolvent or was rendered insolvent by reason of the incurrence;

•	was engaged, or was about to engage, in a business or transaction for which the assets remaining with it constituted unreasonably small capital to carry on such business;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as those debts matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages entered against it, if, in either case, after final judgment the judgment was unsatisfied.

      The tests for fraudulent conveyance, including the criteria for insolvency, will vary depending upon the law of the jurisdiction that is being applied. Generally, however, a debtor would be considered insolvent if, at the time the debtor incurred the debt:

•	the sum of the debtor’s debts and liabilities, including contingent liabilities, was greater than the debtor’s assets at fair valuation;

•	the present fair saleable value of the debtor’s assets was less than the amount required to pay the probable liability on the debtor’s total existing debts and liabilities, including contingent liabilities, as they became absolute and matured; or

•	the debtor could not pay its debts as they became due.

We may be unable to repurchase the notes upon a change of control as required by the indenture.

      Upon the occurrence of certain specific kinds of change of control events specified in “Description of the New Notes,” we must offer to repurchase all outstanding notes. In such circumstances, we cannot assure you that we would have sufficient funds available to repay all of our senior indebtedness and any other indebtedness that would become payable upon a change of control and to repurchase all of the notes. Our failure to purchase the notes would be a default under the indenture, which would in turn trigger a default under our senior secured revolving credit facility.

An active trading market for the new notes may not develop, which may impair their liquidity and reduce their market price.

      The new notes are a new issue of securities for which there is currently no trading market. We cannot assure you that an active trading market for the notes will develop or be sustained. We do not intend to list the notes on any national securities exchange or Nasdaq. If an active trading market for the new notes fails to develop or be sustained, the liquidity and the trading prices of the notes could be adversely affected.

      Even if an active trading market for the new notes were to develop, the new notes could trade at prices that may be lower than their face value. Whether or not the new notes trade at lower prices depends on many factors, some of which are beyond our control, including:

•	prevailing interest rates;

•	demand for high yield debt securities generally;

•	general economic conditions;

•	our financial condition, performance and future prospects; and

•	prospects for companies in our industry generally.

      To the extent that old notes are tendered and accepted in the exchange offer, the trading market for old notes which are not tendered and for tendered-but-unaccepted old notes could be adversely affected due to the limited amount of old notes that are expected to remain outstanding following the exchange offer. Generally, when there are fewer outstanding securities of an issue, there is less demand to purchase that security, which results in a lower price for the security. Conversely, if many old notes are not tendered, or are tendered but unaccepted, the trading market for the new notes could be adversely affected. See “Plan of Distribution” and “The Exchange Offer” for further information regarding the distribution of the new notes and the consequences of failure to participate in the exchange offer.

If you do not exchange your old notes for new notes, you will continue to have restrictions on your ability to resell them, which could reduce their value.

      The old notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale, or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes pursuant to the exchange offer, you will not be able to resell, offer to resell, or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the old notes under the Securities Act except in the limited circumstances provided in the registration rights agreement.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements generally preceded by, followed by or that include the words “believe,” “expect,” “anticipate,” “plan,” “estimate” or similar expressions. These statements include, among others, statements regarding our business outlook, anticipated financial and operating results, strategies, contingencies, working capital requirements, expected sources of liquidity, estimated amounts and timing of capital expenditures, estimated environmental compliance costs and other expenditures, and expected outcomes of litigation.

      Forward-looking statements reflect our current expectations and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to these forward-looking statements include, among others, assumptions regarding product demand, selling prices, raw material costs, timing and cost of capital expenditures, cost of environmental compliance, outcomes of pending litigation, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, all of the risks discussed under “Risk Factors” and the following:

•	general economic cycles,

•	competitive conditions in our industry,

•	price deflation in the worldwide apparel industry,

•	our ability to identify and respond to rapidly changing fashion trends and to offer innovative and upgraded products,

•	the price and availability of raw materials,

•	our dependence on and relationships with key customers,

•	the ability of our third party producers to deliver quality products in a timely manner,

•	potential disruptions in the operation of our distribution facilities,

•	economic and political conditions in the foreign countries in which we operate or source our products,

•	risk associated with changes in global currency exchange rates,

•	regulatory risks associated with importing products,

•	the impact of labor disputes and wars or acts of terrorism on our business,

•	increased competition from direct sourcing,

•	our ability to maintain our licenses,

•	our ability to protect our intellectual property and prevent our trademarks, service marks and goodwill from being harmed by competitors’ products,

•	our reliance on key management,

•	our inability to retain current pricing on our products due to competitive or other factors,

•	the impact of reduced travel to resort locations on our sales,

•	risks related to our operation of restaurants under the Tommy Bahama name,

•	the integration of Ben Sherman into our company,

•	the expansion of our business through the acquisition of new businesses,

•	our ability to successfully implement our growth plans for acquired businesses,

•	our ability to open new retail stores;

•	unforeseen liabilities associated with the acquisition of acquired businesses, and

•	the factors discussed in Exhibit 99.1 to the Company’s Form 8-K, filed July 16, 2003, under the heading “Risk Factors.”

      You should not place undue reliance on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

USE OF PROCEEDS

      This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. You will receive, in exchange for old notes validly tendered and accepted for exchange pursuant to the exchange offer, new notes in the same principal amount as such old notes. Old notes validly tendered and accepted for exchange pursuant to the exchange offer will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt.

CAPITALIZATION

      The following table sets forth our cash and cash equivalents and capitalization as of May 28, 2004:

•	on an actual basis; and

•	on an as adjusted basis, giving effect to our acquisition of Ben Sherman Limited and borrowings under our new senior secured revolving credit facility.

      You should read the following table in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus and our audited consolidated financial statements and related notes, which are incorporated by reference herein.

	As of May 28, 2004

	Actual	As Adjusted

	(In thousands)
Cash and cash equivalents	$47,569	$10,000
Long-term debt (including current maturities)	—	—
Existing credit agreement	—	—
Senior secured revolving credit facility	—	97,149
Notes offered hereby	198,760	198,760
Capital leases and seller notes	152	6,459
Total long-term debt	198,912	302,368
Stockholders’ equity	238,977	238,977
Total capitalization	437,889	541,345

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

      The following summary consolidated financial data as of and for the fiscal years ended June 2, 2000, June 1, 2001, May 31, 2002, May 30, 2003 and May 28, 2004 have been derived from our audited consolidated financial statements, which have been audited by Arthur Andersen LLP as of and for the fiscal years ended June 2, 2000 and June 1, 2001 and by Ernst & Young LLP as of and for the fiscal years ended May 31, 2002, May 30, 2003 and May 28, 2004. You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus and our consolidated financial statements and related notes, which are incorporated by reference herein.

	Fiscal Year

	2000	2001		2002		2003	2004

	(In thousands)
Statement of Income Data:
Net sales	$839,533	$812,495		$677,264		$764,602	$1,116,552
Cost of goods sold	685,841	663,484		544,016		604,891	776,108
Selling, general and administrative expenses	112,056	119,390		115,729		124,362	258,545
Royalties and other operating income	—	—		—		—	5,114
Interest expense, net	3,827	4,870		243		1,935	23,913
Earnings before income taxes	37,809	24,751		17,276		33,414	63,100
Income taxes	14,368	9,405		6,704		13,087	23,384
Net earnings	23,441	15,346		10,572		20,327	39,716
Balance Sheet Data (at period end):
Cash and cash equivalents	$8,625	$10,185		$17,591		$24,091	$47,569
Total assets	334,058	263,240	(1)	250,513		494,365	694,817
Total debt, including current maturities	59,218	662	(1)	394		198,720	198,912
Stockholders’ equity	164,314	168,940		175,201		189,365	238,977
Other Financial Data:
Capital expenditures	$5,927	$4,332		$1,528		$2,051	$14,143
Depreciation and amortization	9,393	9,249		8,888		5,937	18,411
Net cash provided by operating activities	34,618	74,393	(1)	12,387	(1)	27,593	62,902
EBITDA(2)	51,029	38,870		26,407		41,286	105,424

(1)	Net cash provided by operating activities was impacted by the previous off-balance sheet treatment of our accounts receivable securitization facility. Upon creation of the $90 million accounts receivable securitization facility in May 2001, approximately $131.4 million of receivables were sold or contributed to a non-consolidated subsidiary. In January 2002, we amended the facility in order to consolidate the subsidiary on-balance sheet. If the accounts receivable securitization facility had not been treated as off-balance sheet, each of total assets and total debt would have increased by $56.0 million at June 1, 2001 to $319.2 million and $56.7 million, respectively, and net cash provided by operating activities would have decreased by $56.0 million to $18.4 million for fiscal 2001. Net cash provided by operating activities would have increased by $56.0 million to $68.4 million for fiscal 2002.

(2)	EBITDA represents net earnings plus net interest expense, income taxes, depreciation and amortization. We have presented EBITDA, a non-GAAP measure, because we believe that it is a widely accepted financial indicator of a company’s ability to service indebtedness and is used by investors and analysts to evaluate companies in our industry. EBITDA will also be used as a measure for certain covenants under our senior secured revolving credit facility and the indenture governing the notes. However, EBITDA:

•	is not a measure of operating performance computed in accordance with GAAP;

•	does not represent net income or cash flow from operations as defined by GAAP;

•	should not be considered as an alternative to operating income, net income, cash flows from operating activities prepared in conformity with GAAP;

•	is not necessarily indicative of cash available to fund our cash flow needs; and

•	should not be construed as a measure of our operating performance, profitability or liquidity.

EBITDA as calculated by us may not be necessarily comparable to similarly titled measures reported by other companies.

      The following table reconciles EBITDA to our statement of earnings for the periods presented:

	Fiscal Year

	2000	2001	2002	2003	2004

	(In thousands)
Net earnings	$23,441	$15,346	$10,572	$20,327	$39,716
Interest expense, net	3,827	4,870	243	1,935	23,913
Income taxes	14,368	9,405	6,704	13,087	23,384
Depreciation and amortization	9,393	9,249	8,888	5,937	18,411

EBITDA	$51,029	$38,870	$26,407	$41,286	$105,424

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with our “Consolidated Financial Statements” and the “Notes to Consolidated Financial Statements“ incorporated by reference to our Form 10-K filed on August 11, 2004.

Overview

      We are engaged in the design, production and sale of consumer apparel for men, women and children. Our principal markets and customers are located primarily in the United States. We manufacture our products in our owned manufacturing facilities, through our joint venture partners and by sourcing these products from third party producers. We distribute our products through our wholesale customers and through our own retail stores.

      The most significant factor impacting our results of operations for the current year was the completion of the acquisition of Viewpoint International, Inc., which we operate as the Tommy Bahama Group. On June 13, 2003, we acquired all of the outstanding capital stock of Tommy Bahama. The purchase price of the transaction consists of $240 million in cash, $10 million in Oxford common stock and up to $75 million in contingent payments subject to the Tommy Bahama Group achieving certain performance targets. The $75 million in contingent payments may include, at the option of the selling stockholders for the first two years, up to $12.5 million in our Common Stock valued at $12.88 per share (see Note “O” of “Notes to Consolidated Financial Statements” incorporated by reference to our Form 10-K filed on August 11, 2004). The transaction was financed by a $200 million private placement of senior unsecured notes completed on May 16, 2003 and a $275 million senior secured revolving credit facility closed on June 13, 2003. Tommy Bahama owns the Tommy Bahama lifestyle brand under which it markets a wide array of products and services including apparel, footwear, accessories, home furnishings and restaurants.

      We effected a two-for-one stock split in the form of a 100% stock dividend, payable December 1, 2003, to shareholders of record on November 17, 2003. Shareholders received one additional share of the Company’s common stock for each share of the Company’s common stock held on the record date. All share and per share amounts have been adjusted for the stock split.

      On July 30, 2004, we acquired Ben Sherman Limited, which we will operate as part of our Menswear Group. Ben Sherman is a London-based designer, distributor and marketer of branded sportswear, accessories, and footwear. The purchase price for Ben Sherman was £80 million, or approximately $145 million, plus associated expenses. The acquisition was financed with cash on hand and borrowings under our new revolving credit facility.

      In conjunction with the acquisition of Ben Sherman, our senior revolver was amended and restated on July 28, 2004 and increased to $280 million with a syndicate of eight financial institutions. The maturity date was extended to July 28, 2009. On July 30, 2004, our Ben Sherman subsidiary entered into a £12 million senior secured revolving credit facility to provide for seasonal working capital requirements and general corporate purposes.

Results of Operations

      The following table sets forth the line items in the Consolidated Statements of Earnings data both in dollars and as a percentage of net sales. The table also sets forth the percentage change of the data as compared to the prior year. We have calculated all percentages set forth below based on actual data, but percentage columns may not add due to rounding. Certain prior year information has been restated to be consistent with fiscal year 2004 presentation. Fiscal 2002 and 2003 exclude the Tommy Bahama Group.

Fiscal 2004 results include the Tommy Bahama Group from June 13, 2003 through May 28, 2004, or 50 of 52 weeks of the year.

	Fiscal Year

	2004	2003	2002

	($ in thousands)
Net sales	$1,116,552	$764,602	$677,264
Cost of goods sold	776,108	604,891	544,016

Gross profit	340,444	159,711	133,248
Selling, general & administrative	251,836	124,285	113,630
Amortization of intangibles	6,709	77	2,099
Royalties & other operating income	5,114	—	—

Operating income	87,013	35,349	17,519
Interest expense, net	23,913	1,935	243

Earnings before income taxes	63,100	33,414	17,276
Income taxes	23,384	13,087	6,704

Net earnings	$39,716	$20,327	$10,572

	Fiscal Year			% Change

% of Net Sales	2004	2003	2002	’03 -’04	’02 -’03

Net sales	100.0%	100.0%	100.0%	46.0%	12.9%
Cost of goods sold	69.5%	79.1%	80.3%	28.3%	11.2%

Gross profit	30.5%	20.9%	19.7%	113.2%	19.9%
Selling, general & administrative	22.6%	16.3%	16.8%	102.6%	9.4%
Amortization of intangibles	0.6%	N/A	0.3%	N/A	(96.3)%
Royalties & other operating income	0.5%	N/A	N/A	N/A	N/A

Operating income	7.8%	4.6%	2.6%	146.2%	101.8%
Interest expense, net	2.1%	0.3%	N/A	N/A	N/A

Earnings before income taxes	5.7%	4.4%	2.6%	88.8%	93.4%
Income taxes	2.1%	1.7%	1.0%	78.7%	95.2%

Net earnings	3.6%	2.7%	1.6%	95.4%	92.3%

Acquisition

      In May 2003, we completed a $200 million private placement of senior unsecured notes to finance the acquisition of the Tommy Bahama Group. The notes bear interest at 8.875%, have an 8-year life, and were sold at a discount of 0.713% to par, or $1.4 million, to yield an effective interest rate of 9.0%. The terms of the notes include certain limitations on additional indebtedness and certain other transactions. Additionally, we are subject to certain customary financial covenants. The net proceeds from the senior notes of $198.6 million were placed in escrow pending the closing of the acquisition. There was $7.1 million in debt issuance cost incurred in issuing the senior notes, which are being amortized over the life of the notes.

      In June 2003, we acquired all of the outstanding capital stock of the Tommy Bahama Group for a purchase price consisting of $240 million in cash, $10 million worth of our Common Stock and up to $75 million in contingent payments subject to the Tommy Bahama Group achieving certain performance targets. The $75 million in contingent payments may include, at the option of the selling stockholders during the first two years, up to $12.5 million in our Common Stock valued at $12.88 per share (see Note

“O” of “Notes to Consolidated Financial Statements” incorporated by reference to our Form 10-K filed on August 11, 2004).

      In June 2003, we also entered into a $275 million senior secured revolving credit facility (senior revolver), which has a five year term and bears interest, at our option, at rates determined from time to time based upon (1) the higher of the federal funds rate or the applicable prime rate plus a spread or (2) London Interbank Offered Rate (“LIBOR”) plus a spread. Borrowings under the senior revolver are subject to a borrowing base calculation based on our accounts receivable, inventories and real property. There were $7.4 million in debt issuance costs incurred for the senior credit facility. We terminated our $65 million accounts receivable securitization program prior to entering into this credit facility.

      For more information regarding the senior unsecured notes or senior revolver, please refer to the discussion regarding “Liquidity and Capital Resources.”

      In June 2003, in connection with the completion of the Tommy Bahama acquisition, the net proceeds from our $200 million senior notes offering were released from escrow. We used the net proceeds from our senior notes offering, together with limited borrowings under our senior revolver and cash on hand, to finance the cash portion of the purchase price of the acquisition.

      The purchase price allocation, inclusive of the allocation of contingent consideration of $22.8 million in the fourth quarter of fiscal 2004, resulted in goodwill of $109.6 million and other intangible assets including trade names, license agreements, customer relationships and covenants not to compete. Intangible assets with indefinite lives include trademarks valued at $127.8 million and will not be amortized. Intangible assets with finite lives include license agreements, customer relationships and covenants not to compete. The license agreements, customer relationships and covenants not to compete are valued at $25.6 million and are being amortized using useful lives of 4 to 15 years, using methods which reflect the pattern in which the economic benefits of the assets are consumed or otherwise realized. Based on the purchase price allocation, $1.7 million was amortized for each quarter of this fiscal year, or $6.6 million for all of fiscal year 2004. Amortization expense is projected to be $5.6 million for fiscal year 2005, $4.2 million for fiscal year 2006, $3 million for fiscal year 2007, $2.2 million for fiscal 2008 and $1 million for fiscal 2009.

Segment Definition

      During the second quarter of fiscal 2004, we reorganized the components of our business for purposes of allocating resources and assessing performance. As a result of this reorganization, the Oxford Shirt Group, Lanier Clothes and Oxford Slacks, which were previously reportable segments, were combined to become the Menswear Group. Prior year amounts were restated to conform to the current segment presentation. The Womenswear Group and the Tommy Bahama Group remain unchanged. The Menswear Group produces branded and private label dress shirts, sport shirts, dress slacks, casual slacks, suits, sportscoats, suit separates, walkshorts, golf apparel, jeans, swimwear, footwear and headwear. The Womenswear Group produces private label women’s sportswear separates, coordinated sportswear, outerwear, dresses and swimwear. The Tommy Bahama Group produces lifestyle branded casual attire, operates retail stores and restaurants, and licenses its brands for accessories, footwear, furniture, and other products. Corporate and Other is a reconciling category for reporting purposes and includes our corporate offices, LIFO inventory accounting adjustments and other costs that are not allocated to the operating groups. LIFO inventory calculations are made on a legal entity basis, which do not correspond to our segment definitions. Therefore, LIFO inventory accounting adjustments are not allocated to the operating segments. Segment results are as follows:

	Fiscal Year			Percent Change

	2004	2003	2002	’03 -’04	’02 -’03

	($ in thousands)
Net Sales
Menswear Group	$448,800	$455,516	$423,133	(1.5)	7.7%
Womenswear Group	297,865	308,762	253,723	(3.5)%	21.7%
Tommy Bahama Group	369,148	—	—	N/A	N/A
Corporate and Other	739	324	408	128.1%	(20.6)%

Total	$1,116,552	$764,602	$677,264	46.0%	12.9%

	Fiscal Year			Percent Change

	2004	2003	2002	’03 -’04	’02 -’03

	($ in thousands)
Operating Income
Menswear Group	$41,915	$27,837	$16,042	50.6%	73.5%
Womenswear Group	11,583	17,321	9,538	(33.1)%	81.6%
Tommy Bahama Group	50,644	—	—	N/A	N/A
Corporate and Other	(17,129)	(9,809)	(8,061)	(74.6)%	(21.7)%

Total	$87,013	$35,349	$17,519	146.2%	101.8%

*	For further information regarding our segments, see Note “N” of “Notes to Consolidated Financial Statements” incorporated by reference to our Form 10-K filed on August 11, 2004.

Fiscal 2004 Compared to Fiscal 2003

     Total Company

      Net sales increased 46.0% from $764.6 million in fiscal 2003 to $1,116.6 million in fiscal 2004. We generated a 23.5% increase in the average selling price per unit and a 15.2% increase in unit sales. The increase in the average selling price per unit was due to the higher average selling price per unit of Tommy Bahama merchandise. The increase in unit sales was almost entirely due to the acquisition of the Tommy Bahama Group. Our pre-acquisition business experienced a 3.5% decline in the average selling price per unit and an increase of 1.3% in unit sales.

      Cost of goods sold for fiscal 2004 was $776.1 million or 69.5% of net sales, compared to $604.9 million or 79.1% of net sales in fiscal 2003. The relative decline in cost of goods sold was primarily due to the acquisition of the Tommy Bahama Group with its relatively lower cost of goods sold. Our gross margins may not be directly comparable to those of our competitors, as income statement classifications of certain expenses may vary by company.

      Selling, general and administrative expenses (“SG&A”) increased from $124.3 million or 16.3% of net sales in fiscal 2003 to $251.8 million or 22.6% of net sales in fiscal 2004. The increase in SG&A was primarily due to the acquisition of the Tommy Bahama Group with its relatively higher SG&A expense structure, partially offset by the decline in SG&A due to the wind-down of Izod Club Golf (see Note “H” of “Notes to Consolidated Financial Statements” incorporated by reference to our Form 10-K filed on August 11, 2004).

      Amortization of intangible assets increased from $77 thousand in fiscal 2003 to $6.7 million in fiscal 2004. All of the increase in the amortization of intangible assets was due to the acquisition of the Tommy Bahama Group.

      Royalties and other operating income is primarily licensing income from licensing the Tommy Bahama brand.

      Interest expense increased from $1.9 million in fiscal 2003 to $23.9 million in fiscal 2004. The increase in interest expense was due to the interest on debt incurred to finance the acquisition of the Tommy Bahama Group and the amortization of deferred financing costs related to the acquisition.

      The effective tax rate was approximately 37.1% in the fiscal 2004 and 39.2% in fiscal 2003. Variations in the effective tax rate are primarily attributable to the acquisition of the Tommy Bahama Group and the relative distribution of pre-tax earnings among the various taxing jurisdictions in which we operate.

Segment Results

     Menswear Group

      The Menswear Group reported a 1.5% decline in net sales from $455.5 million in fiscal 2003 to $448.8 million in fiscal 2004. The decline resulted from a 5.0% decline in the average selling price per unit partially offset by a 3.7% increase in unit sales. An increase in unit sales to the mass merchant distribution channel was largely offset by a decline in sales to Sears and the wind-down of Izod Club Golf. The decline in shipments to Sears was due to initial shipments to stores in the prior year to establish base inventory levels of Lands’ End merchandise. The decline in the average selling price per unit was due to product/customer mix. Increased sales to mass merchants, with a lower average selling price per unit, replaced sales to distribution channels with a higher average selling price per unit. Operating income increased from $27.8 million in the prior year to $41.9 million in the current year. The improvement in operating income was due to lower inventory markdowns, improved manufacturing capacity utilization and reduced SG&A. The reduction in SG&A was primarily due to the wind-down of Izod Club Golf.

     Womenswear Group

      The Womenswear Group reported a 3.5% decline in net sales from $308.8 million in fiscal 2003 to $297.9 million in fiscal 2004. The decline in net sales resulted from a 3.5% decline in the average selling price per unit on flat unit sales. Sales to Kmart in fiscal 2003 were approximately $8.6 million compared to none in fiscal 2004. Our sales to Wal-Mart also declined in fiscal 2004. We believe that growth in sales and profitability with Wal-Mart over the next few quarters will be difficult to achieve due to its increasing emphasis on direct sourcing and its planned reduction in its offering of women’s apparel. These sales declines were partially offset by increased sales to other customers in the chain and mass merchant distribution channels. The decline in the average selling price per unit was primarily due to the product/customer mix within the mass merchant distribution channel. Operating income declined from $17.3 million in fiscal 2003 to $11.6 million in fiscal 2004. The impact of the decline in net sales on operating income was partially offset by improved manufacturing capacity utilization. SG&A was relatively unchanged.

     Tommy Bahama Group

      The Tommy Bahama Group reported net sales of $369.1 million for fiscal 2004. Operating results of Tommy Bahama have been included since the date of acquisition and represent the 50 weeks ending May 28, 2004. Sales were comprised of wholesale shipments to upscale department and specialty stores and retail sales through company-owned retail stores and retail/restaurant compounds. Licensing income product categories primarily include home furnishings, swimwear, shoes, neckwear and watches. At May 28, 2004, Tommy Bahama Group’s operations include 42 retail stores (including four outlets and seven retail/restaurant compounds). The Tommy Bahama Group reported operating income of $50.6 million, which includes $6.6 million in amortization of intangible assets due to acquisition accounting rules.

     Corporate and Other

      The Corporate and Other operating loss increased $7.3 million from $9.8 million in fiscal 2003 to $17.1 million in fiscal 2004. The increase in the operating loss was due to increased LIFO inventory accounting charges of $5.9 million and increased employment costs of $1.8 million. The operating loss in fiscal 2003 included $1.1 million of acquisition due diligence costs. The due diligence costs relate to Tommy Bahama initial negotiations that had been discontinued at that time.

Fiscal 2003 Compared to Fiscal 2002

     Total Company

      Net sales for fiscal 2003 were $764.6 million, an increase of 12.9% from net sales of $677.3 million in fiscal 2002. The increase was due to a 24.3% increase in the number of units shipped offset by a 9.1% decline in the average selling price per unit. The increase in unit sales extended to all operating segments and was primarily due to growth in mass merchant and chain store channels of distribution, and included the rollout of Lands’ End apparel into selected Sears stores. The decline in the average selling price per unit was due to a shift in product mix towards a higher proportion of lower priced products as a result of the increase in shipments to the mass merchant distribution channel and continued year-to-year deflation in apparel prices.

      Cost of goods sold for fiscal 2003 was $604.9 million, or 79.1% of net sales, compared to $544 million or 80.3% of net sales in fiscal 2002. The relative decline in cost of goods sold was due to the continuation of more cost-effective sourcing and improved manufacturing efficiencies. We were able to obtain product at a lower cost per unit while also satisfying quality standards and time constraints. Reductions in manufacturing capacity in Mexico and the Caribbean Basin and increased sales enabled us to more efficiently utilize our remaining capacity, which helped lower our manufacturing cost per unit.

      SG&A increased $10.7 million or 9.4% from $113.6 million in fiscal 2002 to $124.3 million in fiscal 2003. As a percentage of net sales, SG&A declined from 16.8% in the prior year to 16.3% in the current year. SG&A, in fiscal 2003, included incentive compensation costs of $10.2 million compared to $2.2 million in the prior year, $2.6 million of costs to close the Izod Club Golf operations, which are detailed more fully in the Menswear Group segment discussion below, and $1.1 million of acquisition due diligence costs. The due diligence costs relate to earlier negotiations with the Tommy Bahama Group (which were discontinued at that time). Included in SG&A in fiscal 2002 were $2.4 million in losses from the sales of pre-petition Kmart receivables, approximately $1 million of financing costs reflected as SG&A expense for our accounts receivable securitization facility.

      Amortization of intangible assets declined from $2.1 million in fiscal 2002 to $77,000 in fiscal 2003. Fiscal 2002 included a charge of approximately $2 million related to goodwill amortization. With the adoption of SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”) in fiscal 2003, goodwill ceased to be amortized.

      Interest expense increased from $0.2 million in fiscal 2002 to $1.9 million in fiscal 2003. In the prior year, approximately $1 million of financing costs for our trade receivable securitization facility was reflected as SG&A expense rather than interest expense. Fiscal 2003 interest expense includes acquisition interest expense of $1.8 million, of which $1 million related to a bridge financing commitment in connection with the acquisition of the Tommy Bahama Group. The bridge financing commitment was established to provide contingent financing in the event the placement of the senior notes was delayed. The bridge financing commitment was terminated upon successful completion of the senior notes offering. Costs incurred relating to this arrangement during the fourth quarter were reflected as additional interest expense.

      The effective tax rate was approximately 39.2% for fiscal 2003 and 38.8% for fiscal 2002. Variations in the rate are primarily attributable to the relative distribution of pre-tax earnings among the various taxing jurisdictions in which we operate.

Segment Results

     Menswear Group

      The Menswear Group reported a net sales increase of 7.7% from $423.1 million in fiscal 2002 to $455.5 million in fiscal 2003. The increase resulted from a unit sales increase of 16.0% partially offset by a 7.2% decline in the average selling price per unit. The unit sales increase was primarily due to growth in the mass merchant and chain store channels of distribution and included the rollout of Lands’ End apparel into selected Sears stores, partially offset by a decline in shipments of golf products. The decline in the average selling price per unit was primarily due to a shift in product mix towards a higher proportion of lower priced products as a result of the increase in shipments to the mass merchant distribution channel and continued year-to-year deflation in apparel prices. Operating income increased from $16 million in fiscal 2002 to $27.8 million in fiscal 2003. The improvement in operating income was due to the increased sales volume, increased manufacturing efficiency and lower markdowns.

      During fiscal 2002, we closed the Izod Club Golf’s European operation. Total costs incurred during the second quarter to close the European operation were approximately $1.3 million. Of the total costs incurred, approximately $0.8 million related to inventory markdowns and were recognized as additional cost of goods sold, and $0.5 million related primarily to severance costs and an increase in the allowance for doubtful accounts, which was recognized as additional SG&A. Substantially all of the costs were settled prior to year-end. Net sales for the European operation were $1.2 million in fiscal 2002 and $0.5 million in fiscal 2003.

      During the year, we announced our decision to close our Izod Club Golf’s United States operation in fiscal 2004 upon completion of shipping the fall 2003 season. Total costs incurred during the fourth quarter related to the closure were approximately $3 million. Of the total costs incurred, approximately $0.9 million related to additional inventory markdowns associated with the closure, approximately $1.7 million related to a license termination fee which will be paid in four equal quarterly installments during calendar 2004, with the remaining $0.4 million related to severance and other miscellaneous costs. The costs associated with the inventory markdowns were recognized as additional cost of goods sold while all other costs incurred were recognized as additional SG&A expense. At May 30, 2003, substantially all of the amounts related to the severance had been paid, while the remaining amounts related to inventory markdowns and the termination fee will be reduced as the related inventory is sold and license fees are paid during the 2004 and 2005 fiscal years. Net sales for the United States operation were $24.5 million in fiscal 2002 and $18.1 million in fiscal 2003.

     Womenswear Group

      The Womenswear Group reported a sales increase of 21.7% from $253.7 million in fiscal 2002 to $308.8 million in fiscal 2003. The increase in net sales was due to a 29.3% increase in unit sales volume, partially offset by a 7.1% decline in the average selling price per unit. The increase in unit volume came primarily in the mass merchant distribution channel. The decline in the average selling price per unit was partially due to product mix within the mass merchant distribution channel and partially due to the continued deflation in apparel prices. Operating income increased 81.6% from $9.5 million in fiscal 2002 to $17.3 million in fiscal 2003. The increase in operating income was primarily due to the increased sales volume and increased leveraging of SG&A.

     Corporate and Other

      The Corporate and Other decline in operating income was primarily due to higher accrued incentive compensation costs due to improved financial performance of $3.3 million and acquisition due diligence costs of $1.1 million partially offset by LIFO accounting adjustments of $0.3 million. The LIFO adjustment is net of a $0.5 million charge which related to the LIFO accounting treatment of inventory markdowns taken in excess of the inventory’s LIFO cost associated with the decision to close our Izod Club Golf’s United States operation. Total inventory markdowns in excess of LIFO costs were $1.4 million. In fiscal 2002, Corporate and Other included $1 million of financing costs under our accounts receivable securitization facility and a reclassification of bad debt expense resulting in an increase in bad debt expense under Corporate and Other of approximately $1.4 million.

Liquidity and Capital Resources

     Financing Arrangements

      On May 16, 2003, we completed a $200 million private placement of senior unsecured notes to finance the acquisition of Tommy Bahama. The notes bear interest at 8.875%, have an 8-year life and were sold at a discount of 0.713%, or $1.4 million, to yield an effective interest rate of 9.0%. Interest is payable semi-annually with the principal amount due at maturity on June 1, 2011. The notes are guaranteed by all existing and future direct and indirect domestic wholly owned restricted subsidiaries of Oxford Industries, Inc. The senior notes indenture restricts our ability to incur additional indebtedness or liens, to enter into lease or hedging arrangements, to make investments and acquisitions, to sell assets, to pay dividends and to pay amounts due under the earnout agreement with the selling shareholders of the Tommy Bahama Group. The indenture also requires us to maintain a minimum consolidated fixed charge coverage ratio which is defined as the sum of consolidated net income, consolidated interest expense and non-cash charges to consolidated interest expense, calculated as applicable on a pro forma basis. We are in compliance with these covenants as of May 28, 2004.

      On June 13, 2003, we entered into a $275 million senior secured revolving credit facility (senior revolver) with a syndicate of twelve financial institutions. The bank syndicate holds a security interest in substantially all of our United States assets. All domestic subsidiaries of the Company are a party to the credit agreement. The facility has a five-year term and bears interest, at our option, at rates determined from time to time based upon (1) the higher of the federal funds rate or the applicable prime rate plus a spread or (2) LIBOR plus a spread. Borrowing spreads and letter of credit fees are based upon a pricing grid which is tied to a fixed charge coverage ratio, defined as the ratio of earnings before interest, taxes, amortization and depreciation minus cash taxes and capital expenditures to the sum of scheduled principal payments, interest expense, cash earnout payments and cash dividends, calculated as applicable on a pro forma basis. The borrowing spread over the applicable prime rate can vary from 0.0% to 1.00% and the borrowing spread over LIBOR can vary from 1.25% to 2.50%. As of May 28, 2004, the interest rate on borrowings under the facility was 4.5% (based on prime of 4.0% plus a spread of 0.5%).

      Borrowings under the senior revolver are subject to a borrowing base calculation based on our accounts receivable, inventories and real property and may be used for working capital, the issuance of letters of credit up to $175 million and general corporate purposes. The credit agreement restricts our ability to incur additional indebtedness or liens, to enter into lease or hedging arrangements, to make investments and acquisitions, to make capital expenditures, to sell assets, to pay dividends and to pay amounts due under the earnout agreement with the selling shareholders of the Tommy Bahama Group. The credit agreement also requires us to maintain a minimum ratio of earnings before interest, taxes, depreciation and amortization to total indebtedness, as well as a minimum fixed charge coverage ratio as described above. Failure to comply with the provisions of our credit agreement and indenture could result in an acceleration of the indebtedness and a demand for immediate repayment by our lenders. We are in compliance with these covenants as of May 28, 2004 (see next paragraph for amendment and restatement of senior facility). At May 28, 2004, gross collateral availability under the senior revolver totaled $245.5 million, against which approximately $99.5 million in letters of credit and no direct borrowings were outstanding.

      In conjunction with our acquisition of Ben Sherman Limited on July 30, 2004, the senior revolver was amended and restated on July 28, 2004 and increased to $280 million with a syndicate of eight financial institutions. The maturity date was extended to July 28, 2009. Under the amended senior revolver, borrowing spreads and letter of credit fees are based upon a pricing grid, which is tied to a ratio of our total debt to our earnings before interest, taxes, depreciation and amortization (EBITDA), calculated as applicable on a pro forma basis. The credit agreement also requires us to maintain certain financial ratios including the ratio of total debt to EBITDA, the ratio of senior debt to EBITDA, a fixed charge coverage ratio and an interest coverage ratio. Our borrowings under the amended senior revolver are no longer subject to a borrowing base calculation based on our accounts receivable, inventories and real property. A portion of the deferred financing fees will be written off in the first quarter of fiscal 2005 as a result of amending and restating the senior revolver.

      On July 30, 2004, our Ben Sherman subsidiary entered into a £12 million senior secured revolving credit facility to provide for seasonal working capital requirements and general corporate purposes. The facility is secured by substantially all of the United Kingdom assets of Ben Sherman and bears interest at the lender’s prime or base rate plus 1.20%. The facility is repayable on demand and requires the borrower to maintain certain financial ratios including a minimum interest coverage ratio, a minimum asset coverage ratio and a minimum level of earnings before interest, taxes and intangible asset amortization.

     Operating Activities

      The cash flow from operating activities is primarily due to net earnings and changes in working capital. Changes in working capital are primarily monitored by analysis of the investment in accounts receivable and inventories and by the amount of accounts payable. During fiscal 2004, we generated cash from operating activities of $62.9 million primarily from net earnings and noncash charges and a slight decrease in working capital after giving effect to the acquisition of the Tommy Bahama Group. Working capital changes included decreased inventories, increased trade payables and increased accrued expenses offset by increased accounts receivable. The inventory decline occurred in our pre-acquisition businesses. Trade payables increased primarily due to extended payment terms on letter of credit purchasing commitments with suppliers for finished goods. The increase in accrued expenses was primarily due to accrued interest on the senior notes. The accounts receivable increase was due to the increase in sales in the fourth quarter.

      In fiscal 2003, we generated cash from operating activities of $27.6 million, primarily from net earnings, increased trade payables and increased accrued expenses, offset by increased accounts receivable and inventories. The increase in trade payables was primarily due to the increase in inventories. The increase in accrued expenses was primarily due to increased incentive compensation costs. The accounts receivable increase was due to a slight increase in sales in the fourth quarter and a slight increase in day’s sales outstanding over the prior year. The inventory increase was due to inventory required to support increased core replenishment programs.

     Investing Activities

      During fiscal 2004, investing activities used $32.1 million in cash and principally represented the acquisition of the Tommy Bahama Group net of the reduction in restricted proceeds from the sale of the senior unsecured notes. Capital expenditures of $14.1 million were primarily related to new Tommy Bahama retail stores, computer equipment and software.

      In fiscal 2003, investing activities used $206.1 million in cash. The increase in restricted cash in fiscal 2003 represents the net proceeds from the senior unsecured notes plus accrued interest contained in the escrow account for the acquisition of the Tommy Bahama Group. Capital expenditures were $2.1 million.

Financing Activities

      During fiscal 2004, financing activities used $7.4 million in cash. This represents the amount of payments for long-term debt, payments for debt issuance costs and payments for dividends partially offset by proceeds from the issuance of common stock upon the exercise of employee stock options.

      In fiscal 2003, financing activities generated $185 million in cash. This represents the net proceeds from the sale of the senior unsecured notes partially offset by payments for long-term debt, debt issuance costs and dividends.

Critical Accounting Policies

      The discussion and analysis of our financial condition and results of operations are based upon our Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the U. S. The preparation of these financial statements requires us to make estimates and judgements that affect the reported amounts of assets, liabilities, revenues, and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to bad debts, inventories, intangible assets, income taxes, contingencies and litigation and certain other accrued expenses. We base our estimates on historical experience and on various other assumptions that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      Financial Reporting Release No. 60, which was released by the Securities and Exchange Commission, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. The detailed Summary of Significant Accounting Policies is included in the Notes to Consolidated Financial Statements incorporated by reference to our Form 10-K filed on August 11, 2004. The following is a brief discussion of the more significant accounting policies and methods we use.

Revenue Recognition and Accounts Receivable

      We consider revenue realized or realizable and earned when the following criteria are met:

•	persuasive evidence of an agreement exists,

•	delivery has occurred,

•	our price to the buyer is fixed and determinable, and

•	collectibility is reasonably assured.

      Sales are recorded net of discounts, as well as provisions for estimated returns and allowances. We estimate returns and allowances on an ongoing basis considering historical and current trends and projected seasonal results. We record these costs as a reduction to net revenue. Our historical estimates of these sales reductions have not differed materially from actual results. For accounts receivable, we estimate the net collectibility, considering both historical and anticipated trends of trade discounts and co-op advertising deductions taken by our customers, allowances we provide to our retail customers for a variety of reasons, and the possibility of non-collection due to the financial position of our customers. Credit losses are charged to SG&A.

Inventories

      For segment reporting, inventory is carried at the lower of FIFO cost or market. For wholesale inventory, we estimate the amount of goods that we will not be able to sell in the normal course of business and write down the value of these goods to the recovery value expected to be realized through off-price channels yielding a normal gross margin when shipped. For Tommy Bahama retail inventory, we provide an allowance for shrinkage and goods expected to be sold below cost. If we incorrectly anticipate these trends or unexpected events occur, the results of operations could be materially affected. For consolidated financial reporting, significant portions of our inventory are valued at the lower of LIFO cost or market. LIFO inventory calculations are made on a legal entity basis, which do not correspond to our segment definitions. Therefore, LIFO inventory accounting adjustments are not allocated to the operating segments. As part of our LIFO accounting, markdowns for inventory valued at LIFO cost are deferred until the period in which the goods are sold. However, in non-routine circumstances, such as discontinuance of a product line, markdowns below the allocated LIFO reserve are not deferred. Both the LIFO reserve and the markdown deferral are reflected in Corporate and Other.

Goodwill

      The evaluation of the recoverability of goodwill under SFAS 142 requires valuations of each applicable underlying business using fair value techniques and market comparable. These valuations can be significantly affected by estimates of future performance and discount rates over a relatively long period of time, market price valuation multiples and transactions in related markets. These estimates will likely change over time. Goodwill is required to be evaluated annually, or more frequently if events or changes in circumstances indicate that the carrying amount may exceed fair value. If this review indicates an impairment of goodwill balances, the amount of impairment will be recorded immediately and reported as a component of current operations. The business valuation reviews required by SFAS 142 were performed as of the end of the first quarter and indicated that no reduction of the carrying value of goodwill for our business units was required.

Intangible Assets Other than Goodwill

      Intangible assets with finite lives are amortized while intangible assets with indefinite useful lives are not amortized, but tested at least annually for impairment. The valuation of the recoverability of indefinite lived intangibles can be significantly impacted by estimates of future cash flows and discount rates over a relatively long period of time, which will likely change over time. Intangible assets whose useful lives are finite are amortized over their useful lives using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise realized.

Legal and Tax Contingencies

      We are involved in tax and legal proceedings, claims and litigation arising in the ordinary course of business. We periodically assess our liabilities and contingencies in connection with these matters, based upon the latest information available. For those matters where it is probable that we have incurred a loss and the loss or range of loss can be reasonably estimated, we have recorded reserves in the consolidated financial statements. In other instances, because of the uncertainties related to both the probable outcome and amount or range of loss, we are unable to make a reasonable estimate of a liability, if any. As additional information becomes available, we adjust our assessment and estimates of such liabilities accordingly.

Cost of Goods Sold

      We include in cost of goods sold all manufacturing and sourcing costs and expenses incurred prior to receipt of finished goods at our distribution facilities. These costs principally include product cost, inbound freight charges, purchasing costs, internal transfer costs, as well as insurance, duty, brokers’ fees and consolidators’ fees. Our gross margins may not be directly comparable to those of our competitors, as income statement classifications of certain expenses may vary by company.

Selling, General and Administrative Expenses

      We include in SG&A, costs incurred subsequent to the receipt of finished goods at our distribution facilities, such as the cost of warehousing, picking, packing, shipping and handling goods for delivery to customers. In addition, SG&A includes product design costs, selling costs, royalty costs, advertising, promoting and marketing expenses and general and administrative expenses.

Distribution Network Costs, Including Shipping and Handling

      Distribution network costs, including shipping and handling, are included as a component of SG&A. Revenues received from customers for shipping and handling are included in net revenue.

Advertising

      All costs associated with advertising, promoting and marketing of our products are expensed during the periods when the activities take place. Costs associated with cooperative advertising programs under which we agree to share costs of customers’ advertising and promotion expenditures are expensed when the related revenues are recognized. Advertising, promotion and marketing expenses are included in SG&A.

Seasonality

      Although our various product lines are sold on a year-round basis, the demand for specific products or styles may be highly seasonal. For example, the demand for golf and Tommy Bahama products is higher in the spring and summer seasons. Products are sold prior to each of our retail selling seasons, including spring, summer, fall and holiday. As the timing of product shipments and other events affecting the retail business may vary, results for any particular quarter may not be indicative of results for the full year. The percentage of net sales distribution by quarter for fiscal 2004 were 22%, 23%, 25% and 30%, and the net earnings by quarter for fiscal 2004 were 17%, 17%, 24% and 42%.

New Accounting Statements

      Variable Interest Entities: In December 2002, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 requires that a variable interest entity be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. We determined that we had no interests in variable interest entities. Accordingly, the adoption of FIN 46 did not have a material impact on our financial position, results of operations or liquidity.

Subsequent Events

      On July 30, 2004, we acquired Ben Sherman Limited, which we will operate as part of our Menswear Group. Ben Sherman is a London-based designer, distributor and marketer of branded sportswear, accessories, and footwear. The purchase price for Ben Sherman was £80 million, or approximately $145 million, plus associated expenses. The acquisition was financed with cash on hand and borrowings under our new revolving credit facility.

      In conjunction with the acquisition of Ben Sherman, our senior revolver was amended and restated on July 28, 2004 and increased to $280 million with a syndicate of eight financial institutions. The maturity date was extended to July 28, 2009.

      On July 30, 2004, our Ben Sherman subsidiary entered into a £12 million senior secured revolving credit facility to provide for seasonal working capital requirements and general corporate purposes.

Future Liquidity and Capital Resources

      Cash flow from operations is our primary source of liquidity. Our projected capital expenditures for fiscal 2005 are approximately $21 million. We anticipate that cash flows from operations supplemented with our amended and restated senior secured credit facility will be sufficient to fund our future liquidity requirements for fiscal 2005.

      The following table summarizes our contractual cash obligations, as of May 28, 2004, by future period (see Notes “G,” “H,” and “O” of “Notes to Consolidated Financial Statements” incorporated by reference to our Form 10-K filed on August 11, 2004):

	Payments due by Period

	Less than			After
Contractual Obligations	1 year	1-3 years	3-5 years	5 years	Total

	($ in thousands)
Capital leases	$98	$48	$6	$—	$152
Long-term debt	—	—	—	198,760	198,760
Operating leases	17,370	33,093	31,638	54,084	136,185
Minimum royalty	7,424	7,061	—	—	14,485
Letters of credit	99,450	—	—	—	99,450
Contingent purchase price	4,898	25,000	37,500	—	67,398

Total	$129,240	$65,202	$69,144	$252,844	$516,430

      We have no off-balance sheet arrangements.

Forward Outlook

      We anticipate fiscal 2005 sales in the range of $1.285 billion to $1.325 billion and earnings per diluted share in the range of $2.70 to $2.85. For the first quarter, we anticipate sales in the range of $275 million to $285 million and earnings per diluted share in the range of $0.37 to $0.39. For the second quarter, we anticipate sales in the range of $305 million to $315 million and earnings per diluted share in the range of $0.48 to $0.52. For the second half, we anticipate sales in the range of $705 million to $725 million and diluted earnings per common share of between $1.85 to $1.95.

Additional Information

      For additional information concerning our operations, cash flows, liquidity and capital resources, this analysis should be read in conjunction with the Consolidated Financial Statements and the Notes to Consolidated Financial Statements incorporated by reference to our Form 10-K filed on August 11, 2004.

Quantitative and Qualitative Disclosures About Market Risk.

     Interest Rate Risk

      Interest rate risk is managed through the maintenance of a portfolio of variable and fixed rate debt composed of short and long-term instruments. The objective is to maintain a cost-effective mix that management deems appropriate. We do not engage in hedging activities with respect to such risk.

      We finance our capital needs through available cash, operating cash flow, letters of credit and bank revolving credit facilities.

      At May 28, 2004, we had no variable rate debt. Our average variable rate borrowings for the twelve months ending May 28, 2004 were $10 million, with an average interest rate of 3.8%. If the twelve-month average interest rate increased by 10%, our interest expense would have changed by $38 thousand.

     Trade Policy Risk

      Under the terms of bilateral agreements between most of the major apparel exporting countries and the United States, the importation of most categories of our products is subject to quotas limiting the quantity of such products that may be imported into the United States. Utilization of these quotas is typically controlled at origin by an export license or visa system administered by the exporting country and is monitored and enforced by United States Customs and Border Protection at the time of importation. Since we own or directly control only a small portion of the quota we need, we rely on our suppliers and vendors to secure the visas or licenses required to ship our products. If our suppliers and vendors fail to secure the necessary visas or licenses as agreed with us, our supply chain could be disrupted.

      If an exporting country fails to properly administer its quota and issues visas or export licenses in excess of the quantity permitted under the terms of its bilateral agreement with the United States, the goods covered by such export license or visa could be denied entry into the United States. Such a denial could disrupt our supply chain.

      Since the quotas under the bilateral agreements described above are country-specific, the United States has established detailed country of origin criteria that a product must meet to be eligible to use a particular country’s quota. If we, or our vendors or suppliers fail to comply with these country of origin requirements or fail to be able to document our compliance with such requirements, our products may be denied entry into the United States. Such a denial could disrupt our supply chain.

      The 1994 Agreement on Textiles and Clothing among World Trade Organization (“WTO”) countries mandates the elimination of textile and apparel product quotas for WTO countries, including the United States, on January 1, 2005. As a result, there will be changes in the international textile and apparel trade, which may significantly impact our sourcing patterns, could disrupt our supply chain and could put us at a disadvantage to our competitors.

      Some of the impact of quota elimination may begin in the latter part of calendar 2004. Historically, exporting countries have been permitted under the terms of their bilateral agreements with the United States to borrow a limited amount of quota from the following year. Since there will be no quota in 2005, none is available for this type of borrowing in 2004. The unavailability of this type of quota borrowing could lead to quota shortages in the latter part of calendar 2004, which could cause disruption in our supply chain.

      In addition, notwithstanding quota elimination, under the terms of China’s WTO accession agreement, the United States and other WTO members may re-impose quotas on specific categories of products in the event it is determined that imports from China have surged and are threatening to create a market disruption for such categories of products (so called “safeguard quota”). China is a major source of production for us, and the re-imposition of safeguard quotas on China following the elimination of the existing quota regime on January 1, 2005 could cause disruption in our supply chain.

      Furthermore, under long-standing statutory authority applicable to imported goods in general, the United States may unilaterally impose additional duties: (i) when imported merchandise is sold at less than fair value and causes material injury, or threatens to cause material injury, to the domestic industry producing a comparable product (generally known as “anti-dumping” duties); or (ii) when foreign producers receive certain types of governmental subsidies, and when the importation of their subsidized goods causes material injury, or threatens to cause material injury, to the domestic industry producing a comparable product (generally known as “countervailing” duties). The imposition of anti-dumping or countervailing duties on products we import would increase the cost of those products to us. We may not be able to pass any such cost increase on to our customers.

      There are numerous free trade agreements pending, including the United States-Central American Free Trade Agreement that, if adopted, could put us as a disadvantage to some of our competitors.

     Foreign Currency Risk

      We receive United States dollars for substantially all of our product sales. Substantially all inventory purchases from contract manufacturers throughout the world are also denominated in United States dollars; however, purchase prices for our products may be impacted by fluctuations in the exchange rate between the United States dollar and the local currencies of the contract manufacturers, which may have the effect of increasing our cost of goods sold in the future. During the last three fiscal years, exchange rate fluctuations have not had a material impact on our inventory costs; however, due to the number of currencies involved and the fact that not all foreign currencies react in the same manner against the

United States dollar, we cannot quantify in any meaningful way the potential effect of such fluctuations on future income.

      We did not engage in hedging activities in fiscal 2004, 2003 or 2002 with respect to such exchange rate risk. These foreign currency risks are similar to those experienced by our competitors.

      In connection with the acquisition of Ben Sherman, we entered into foreign exchange forward contracts to fix the currency exchange rate between the dollar and the pound sterling from the agreement date until the closing and funding of the acquisition. The contracts totaled £76 million at an average exchange rate of $1.8118 per £1.00.

     Commodity Price Risk

      We are subject to commodity price risk arising from price fluctuations in the market prices of sourced garments or the various raw materials components of our manufactured products. We are subject to commodity price risk to the extent that any fluctuations in the market prices of our purchased garments and raw materials are not reflected by adjustments in selling prices of our products or if such adjustments significantly trail changes in these costs. We neither enter into significant long-term sales contracts nor significant long-term purchase contracts. We do not engage in hedging activities with respect to such risk.

     Inflation Risk

      While the consumer price index has consistently indicated deflation in apparel prices from May 1998 through May 2003, this trend appears to be moderating within the last few months. While this deflationary trend has not affected the Tommy Bahama products, it has impacted our other businesses as evidenced by the declining average selling price per unit. Inflation/deflation risks are managed by each business unit through selective price increases when possible, productivity improvements and cost containment initiatives.

BUSINESS

      Oxford Industries, Inc. was founded in 1942. We are a producer and marketer of branded and private label apparel for men, women and children. We provide retailers and consumers with a wide variety of apparel products and services to suit their individual needs.

      Our brands include the following:

Tommy Bahama®	Oxford GolfTM
Indigo Palms®	Cattleman®
Island Soft®	Cumberland Outfitters®
Ben Sherman®	Ely®

      We also hold exclusive licenses to produce and sell certain product categories under the following brands:

Tommy Hilfiger®	Dockers®
Nautica®	Cubavera®
Oscar de la Renta®	Havanera®
Geoffrey Beene®	Evisu®
Slates®

      Tommy Hilfiger is licensed to us for men’s and women’s golf apparel, as well as men’s dress shirts. Nautica, Geoffrey Beene, Slates, Dockers, Cubavera, Havanera and Oscar de la Renta are all licensed for men’s tailored clothing. Evisu is licensed for men’s and women’s apparel and footwear.

      Our customers are found in every major channel of distribution including:

National chains	Department stores
Specialty catalogs	Specialty stores
Mass merchants	Internet retailers

      Where we sell product under the same brand name to two or more customers, whether the brand is owned by us or a third party, we consider such sales to be “branded” sales. For example, we sell Tommy Bahama brand apparel to Nordstrom’s, Saks Fifth Avenue and many other customers. Where we sell product under a brand name exclusively to one customer, whether the brand is owned by us, the customer or a third party, we consider such sales to be “private label” sales. For example, we sell Mossimo® product only to Target Stores and consider such sales to be private label.

      Our business is operated through the following segments:

Segment	Description of the Business

Menswear Group	Produces branded and private label dress shirts, sport shirts, dress slacks, casual slacks, suits, sportscoats, suit separates, walkshorts, golf apparel, jeans, swimwear, footwear and headwear.
Womenswear Group	Produces private label women’s sportswear separates, coordinated sportswear, outerwear, dresses and swimwear.
Tommy Bahama Group	Produces lifestyle branded casual attire, operates retail stores and restaurants, and licenses its brands for accessories, footwear, furniture, and other products.

See Note “N” of “Notes to Consolidated Financial Statements” (incorporated by reference to our Form 10-K filed on August 11, 2004) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more details on each of our segments.

      On June 13, 2003, we acquired all of the outstanding capital stock of Viewpoint International, Inc., which we operate as the Tommy Bahama Group. The purchase price for the Tommy Bahama Group consists of $240 million in cash, $10 million in our Common Stock and up to $75 million in contingent payments that are subject to the Tommy Bahama Group achieving certain performance targets. The $75 million in contingent payments may include, at the option of the selling stockholders during the first two years, up to $12.5 million in our Common Stock valued at $12.88 per share (see Note “O” of “Notes to Consolidated Financial Statements” incorporated by reference to our Form 10-K filed on August 11, 2004). The transaction was financed by a $200 million private placement of senior notes completed on May 16, 2003 and a $275 million senior secured revolving credit facility closed on June 13, 2003.

      On July 30, 2004, we acquired Ben Sherman Limited (“Ben Sherman”), which we operate as part of our Menswear Group. Ben Sherman is a London-based designer, distributor and marketer of branded sportswear, accessories, and footwear. The purchase price for Ben Sherman was £80 million, or approximately $145 million, plus associated expenses. The acquisition was financed with cash on hand and borrowings under our revolving credit facility. Founded in 1963, Ben Sherman has a long heritage as a modern, young men’s shirt brand that has evolved into an irreverent lifestyle brand for youthful thinking men and women.

      In conjunction with the acquisition of Ben Sherman, our senior revolver was amended and restated on July 28, 2004 and increased to $280 million with a syndicate of eight financial institutions. The maturity date was extended to July 28, 2009.

      We effected a two-for-one stock split in the form of a 100% stock dividend, payable December 1, 2003, to shareholders of record on November 17, 2003. Shareholders received one additional share of our common stock for each share of common stock held on the record date.

      We are a Georgia corporation and our principal executive offices are located at 222 Piedmont Avenue, NE, Atlanta, Georgia 30308. Our telephone number is (404) 659-2424. Our website address is www.oxfordinc.com. Information on our website does not constitute part of this report.

      Our fiscal year ends on the Friday nearest May 31st. References to our fiscal years represent the following:

Represents the
Fiscal Year	52 Weeks Ended

2004	May 28, 2004
2003	May 30, 2003
2002	May 31, 2002

Sales and Marketing

      We sold our products to more than 8,000 active customers in fiscal 2004, fiscal 2003 and fiscal 2002. Our ten largest customers accounted for approximately 63%, 80%, and 72% of our net sales in fiscal 2004, fiscal 2003 and fiscal 2002, respectively. Our 50 largest customers accounted for 75%, 94% and 91% of our net sales in fiscal 2004, fiscal 2003 and fiscal 2002, respectively. The percentage of our net sales for our three largest customers in fiscal 2004, fiscal 2003 and fiscal 2002 are as follows:

Customer	Fiscal 2004	Fiscal 2003	Fiscal 2002

Target Corporation	19%	22%	19%
Wal-Mart Stores, Inc.	11%	15%	13%
Sears Roebuck & Co.*	8%	16%	12%

*	On June 17, 2002, Sears Roebuck & Co. acquired Lands’ End Inc., one of our major customers. All sales percentages have been recalculated to reflect the combination of these two customers.

      We believe that our long-standing relationships with all of our major customers, including Target, Wal-Mart and Sears, are good.

      We employ a sales force consisting of salaried and commissioned sales employees and independent commissioned sales representatives. We maintain apparel sales offices and showrooms in various locations, including Atlanta, New York, Hong Kong, Seattle and London. We also work with independent contractor sales representatives who maintain their own showrooms. Approximately 70% of our net sales in fiscal 2004 were generated by our salaried executives. The rest of our net sales are generated by independent contractor sales representatives. Substantially all net sales for fiscal 2004, fiscal 2003 and fiscal 2002 were to customers located within the United States.

      Several of our product lines are designed and manufactured in anticipation of orders for sale to department and specialty stores and certain specialty chain and mail order customers. We make commitments for fabric and production in connection with these lines. In the case of imports, these commitments can be up to several months prior to the receipt of firm orders from customers. These lines include both popular and better price merchandise sold under brand and designer names or customers’ private labels. If orders do not materialize, we may incur expense to terminate our fabric and production commitments. This applies to branded and private label merchandise.

      We work closely with many customers in the national chain and mass merchant tiers of distribution to develop product programs and secure orders prior to the commencement of production. The large volume orders typical in these tiers of distribution enable us to take advantage of relative efficiencies in planning raw materials purchasing and utilization of production facilities. These programs generally relate to private label merchandise.

      As is customary in our industry, we carry necessary levels of inventory to meet anticipated delivery requirements of our customers. Also, as is customary in our industry, we extend credit terms to our customers, the majority of which range from 30 to 60 days.

Manufacturing, Raw Materials, Sources of Supply and Logistics

Manufacturing and Raw Materials

      We manufacture our products in our owned manufacturing facilities, through our joint venture partners and by sourcing these products from third party producers. In fiscal 2004, we manufactured approximately 11% of our products in our owned offshore manufacturing facilities and we sourced approximately 86% from our offshore joint ventures and third party producers with the balance being from domestic sources. We use numerous independent manufacturers, principally in Latin America and Asia, for the production and finishing of our garments. We typically conduct business with our producers on an order-by-order basis. Our manufacturing facilities, joint ventures and third party producers perform cutting, sewing and related operations to produce finished apparel products to the specifications and quality standards approved by us in advance. We inspect fabric and finished goods throughout the manufacturing process as part of our quality control program to ensure that consumers receive products that meet our high standards.

      The use of third party producers enables us to reduce working capital relating to work-in-process inventories. In order to place orders and monitor production, we maintain buying offices in Hong Kong and Singapore. We monitor production in our offshore manufacturing locations by sending employees from our Hong Kong and Singapore offices, sending employees from the United States, employing local nationals and using unaffiliated buying agents. In any given offshore location, we may use one or more of these methods of monitoring production.

      We are able to maintain a stable, efficient and flexible manufacturing network by having sufficient owned manufacturing facilities and contract facilities for which we are the primary or only customer and have substantial control of the facility’s capacity to cover our core, ongoing production needs. This core manufacturing capacity is supplemented by an extensive network of contract manufacturers for which we are not the primary customer. This second tier of manufacturing capacity enables us to handle short term increases in demand for production created by the seasonality of our business in certain products or large unexpected orders, products that require manufacturing capabilities not present in our core manufacturing such as leather or down-filled jackets and other manufacturing demand that cannot be met by our core capacity.

      Package purchases are purchases which include both raw materials and cut and sew labor. We do not take ownership of package purchases until the goods are shipped. Cut-Make-Trim (CMT) contract purchases are purchases in which we supply the raw materials and purchase cut and sew labor from third party producers. In CMT purchases, we retain ownership of the raw materials throughout the manufacturing and finishing process. For fiscal 2004, package purchases represented 77% of sourced units and CMT purchases represented 23% of sourced units. These manufacturing and finishing facilities are assessed no less than once per year.

      We require all third party producers who manufacture or finish products for us to abide by a stringent code of conduct that sets guidelines for employment practices such as wages and benefits, working hours, health and safety, working age and disciplinary practices, and for environmental, ethical and legal matters. We regularly assess manufacturing and finishing facilities to ensure that they are complying with our code of conduct. Our program includes periodic on-site facility inspections and continuous improvement activities. We also hire independent monitors to supplement our efforts. For information regarding long-lived assets, see Note “N” to “Consolidated Financial Statements” incorporated by reference to our Form 10-K filed on August 11, 2004.

Sources of Supply

      Our products are manufactured from cotton, linen, wool, silk, other natural fibers, synthetics and blends of these materials. The majority of the materials used in our manufacturing operations are purchased in the form of woven or knitted finished fabrics directly from numerous offshore fabric mills or from intermediary firms that purchase unfinished or “gray” fabric from mills and then re-sell such fabric after dyeing and finishing it. In addition, many of our buttons, zippers, thread and other trim items are also purchased from offshore suppliers. We do not have long-term raw materials contracts with any of our principal suppliers.

      We regard our access to offshore sources of raw materials, finished goods and outside production as adequate for our needs. We are not dependent on any single source or third party producer. No single supplier or third party producer accounts for a material portion of our purchases or business. Alternative competitive sources are available, and we do not anticipate significant difficulty in meeting our supply and outside production requirements. There are occasions, however, where we are unable to take customer orders on short notice because of the minimum lead time required to produce a garment that is acceptable to the customer with respect to cost, quantity, quality and service. We are unable to quantify the value of potential orders declined due to the inability to meet the required lead time. We believe that our required lead times are competitive by industry standards.

Logistics

      We operate eight dedicated distribution centers in the United States and we also outsource distribution activities to third party logistics providers. Distribution center activities include receiving finished goods from our plants and contractors, inspecting those products and shipping them to our customers. We continually explore opportunities in all of our regions to improve efficiencies in both our in-bound and out-bound logistics activities.

Intellectual Property

Brands

      We position our apparel collections under six primary brands: Tommy Bahama, Indigo Palms, Island Soft, Ben Sherman, Oxford Golf and Ely & Walker.

Tommy Bahama

      Tommy Bahama is an aspirational lifestyle brand that defines elegant tropical living with men’s and women’s sportswear, swimwear, accessories and a complete home furnishings collection.

Indigo Palms

      Indigo Palms is a collection of denim related sportswear that’s infused with an island attitude. Appealing to a modern, sophisticated, quality conscious customer, Indigo Palms offers the finest fabrics, treatments and styling in a luxurious yet casual collection for men and women.

Island Soft

      Island Soft takes a sophisticated, more fashion-minded approach to sportswear. This upscale men’s collection offers a more dressed up alternative, featuring a group of innovative jacket/blazer hybrids, as well as trousers, shirts, sweaters and outerwear.

Ben Sherman

      The Ben Sherman collection was established in 1963. It targets 19 to 35-year-old men and women. The Ben Sherman collection has a long heritage as a modern, young men’s shirt brand that has evolved into its current irreverent global lifestyle for youthful-thinking men and women.

Oxford Golf

      The Oxford Golf line was launched in the Fall of 2003 by the Menswear Group. It appeals to a sophisticated golf apparel customer with a taste for high quality, attention to detail and beautiful styling.

Ely & Walker brands

      Brands in this line include Ely, Cattleman, Ely Casuals®, and Cumberland Outfitters, which are targeted toward a western-style shirt and sportswear consumer.

Licenses

      We have the right to use trademarks under license and design agreements with the trademarks’ owners. Principal trademarks we have the right to use are:

•	Tommy Hilfiger for men’s dress shirts and men’s and women’s golf apparel;

•	Nautica for men’s tailored suits, sportcoats and dress slacks;

•	Oscar de la Renta for men’s tailored suits, sportcoats, vests, and dress and casual slacks;

•	Geoffrey Beene for men’s tailored suits, sportcoats, vests and dress slacks;

•	Slates and Dockers for men’s tailored sportcoats and suit separates;

•	Cubavera and Havanera for men’s Latin-inspired tailored clothing; and

•	Evisu for men’s and women’s apparel and footwear.

      Although we are not dependent on any single license or design agreement, we believe our license and design agreements in the aggregate are of significant value to our business.

      The above mentioned license and design agreements will expire at various dates through our fiscal 2012 year. Many of our licensing agreements are eligible for renewal to extend the licenses through various dates from our fiscal 2004 through 2009 years.

      As shown in the table below, we offer numerous products through license arrangements with companies to use our Tommy Bahama trademark. The licenses below expire at various dates and in some cases may be renewed or extended by the licensee at their options as long as they have met certain obligations and goals provided in our agreement.

Product Category	Licensee

Women’s handbags and small leather goods	Accessory Design Holdings, Inc.
Men’s and women’s watches	Advance Watch Company, Ltd.
Men’s and women’s eyewear	Altair Eyewear, Inc.
Women’s swimwear	Apparel Ventures, Inc.
Sailing yachts	Beneteau USA Inc.
Outdoor furniture	Brown Jordan International, Inc.
Ceiling fans	Emerson Air Comfort Products, a division of Emerson Electric Co.
Men’s and women’s fragrance	Gemini Cosmetics, Inc.
Indoor furniture	Lexington Furniture Industries, Inc.
Men’s and women’s neckwear	Paradise Neckwear Company, LLC
Men’s and women’s shoes, belts and socks	Paradise Shoe Company, LLC
Bed linens and accessories	Sferra Bros. Ltd.
Rugs	Shaw Industries, Inc.

Trademarks

      We own trademarks, which are very important to our business. Our trademarks are subject to registrations and pending applications throughout the world for use on a variety of items of apparel, apparel-related products, home furnishings and beauty products, as well as in connection with retail services. We continue to expand our worldwide usage and registration of related trademarks. In general, trademarks remain valid and enforceable as long as the marks are used in connection with the products and services and the required registration renewals are filed. We regard the license to use the trademarks and our other proprietary rights in and to the trademarks as valuable assets in marketing our products and, on a worldwide basis, continuously seek to protect them against infringement. As a result of the appeal of our trademarks, our products have been the object of counterfeiting. We have an enforcement program to control the sale of counterfeit products in the United States and in major markets abroad.

      In markets outside of the United States, our rights to some or all of our trademarks may not be clearly established. We may experience conflicts with various third parties which have acquired ownership rights in certain trademarks, which may impede our use and registration of our principal trademarks in international markets. While such conflicts are common and may arise again from time to time as we continue our international expansion, we intend on resolving such conflicts through both legal action and negotiated settlements with third-party owners of the conflicting trademarks.

Seasonal Aspects of Business and Order Backlog

Seasonal Aspects of Business

      Although our various product lines are sold on a year-round basis, the demand for specific products or styles may be highly seasonal. For example, the demand for golf and Tommy Bahama products is higher in the spring and summer seasons. Products are sold prior to each of our retail selling seasons, including spring, summer, fall and holiday. As the timing of product shipments and other events affecting the retail business may vary, results for any particular quarter may not be indicative of results for the full year. The percentage of net sales distribution by quarter for fiscal 2004 were 22%, 23%, 25% and 30%, and the net earnings by quarter for fiscal 2004 were 17%, 17%, 24% and 42%.

Order Backlog

      As of May 28, 2004 and May 30, 2003, we had booked orders amounting to $241.5 million and $124.8 million, respectively, substantially all of which will be or were shipped within six months after each such date. These numbers represent only store orders on hand and do not include private-label contract balances. The excluded private-label contract balances are the portion of our private-label customers’ seasonal commitments for which we have not yet received a specific purchase order that includes exact quantities and shipping dates. Once we receive a specific purchase order, the dollar value of such order is included in our booked orders. A significant portion of our business consists of at-once EDI “Quick Response” programs with large retailers. Replenishment shipments under these programs generally possess such an abbreviated order life as to exclude them from the order backlog completely. We therefore do not believe that this backlog information is indicative of sales to be expected for the following year.

Competition

      We sell our products in a highly competitive domestic market in which numerous United States-based and foreign manufacturers compete. No single manufacturer or small group of manufacturers dominates the apparel industry. We believe we are one of the largest designers, manufacturers, marketers and wholesalers of consumer apparel products in the United States, but there are other apparel firms with greater sales and financial resources.

      Competition within the apparel industry is based upon styling, marketing, price, quality, customer service and, with respect to branded and designer product lines, consumer recognition and preference. We believe we compete effectively with other members of the industry with regard to all of these factors. Successful competition in styling and marketing is related to our ability to foresee changes and trends in fashion and consumer preference and to present appealing product programs to our customers. Successful competition in price, quality and customer service is related to our ability to maintain efficiency in production, sourcing and distribution. Successful competition with respect to branded and designer product lines is related to the high consumer recognition and loyalty that our owned and licensed brands enjoy.

      Substantially all of the apparel sold by us and our principal competitors is produced outside the United States. Most of the apparel sold by us and some of our competitors is sold to customers on a landed, duty-paid basis after it is imported into the United States. Some of our private label competitors sell apparel to their customers, many of whom are also our customers, on a direct basis in which the customer takes ownership in the country of production. In this direct sourcing scenario, the customer handles the in-bound logistics and customs clearance. Direct sourcing presents a competitive challenge to us in our private label business as our customers purchase apparel directly from the third party producers instead of from us. We are not able to quantify the impact that direct sourcing has had on our net sales or margins, but as many of our major customers purchase an increasing percentage of their apparel on a direct basis the opportunities to sell on a delivered, duty paid basis are reduced.

      We believe that the relative price advantage to retailers of direct sourcing is offset, to some extent, by several factors. First, our ownership or joint venture participation in, or long-term relationships with, foreign facilities enables us to offer the retailers better and more consistent quality, better adherence to delivery schedules and a more reliable flow of more accurate information than that which is available to them from many of the facilities that offer them direct sourcing. In addition, we believe the services we provide in the areas of product development and design and supply chain management offset, to some extent, the relative price advantage of direct sourcing. We continue to upgrade and streamline our supply chain management technology and information systems, which we believe will enable us to continue to effectively compete against the direct sourcing alternative. In addition, in recent years we have successfully transitioned some of our business to a direct sales basis. Direct sales represented approximately 4% of our net sales in fiscal 2004.

      We believe that choosing the most competitive countries for the production of our products is critical to our competitiveness. The most competitive location to produce or source a particular product depends on a variety of factors. These factors include availability of globally competitive fabric and other raw materials, labor and manufacturing costs, ability to meet quality standards, required lead times, logistics and the impact of international trade rules and trade preference agreements and legislation on apparel exports from that country to the United States.

Trade Regulation

      International trade agreements, trade preference arrangements and trade legislation are important because most apparel imports into the United States are highly restricted. There are two key types of restrictions. First, there are duties levied on the value of imported apparel. The duty rates on the cotton and wool product categories that cover the majority of our products range from 15 to 20%. Silk products represent a major portion of our Tommy Bahama line and are generally subject to duty rates less than 5%. Second, the United States has implemented restrictive quotas on the importation of many classifications of textiles and apparel products from most of the major apparel-producing countries, including most of the countries where we produce apparel and including the cotton and wool product categories that cover the majority of our products. These quota restraints place numerical limits on the quantity of garments that may be imported into the United States in a given year on a by country and by product category basis. The effect of these quotas is to limit the amount of apparel that can be sourced in the countries that offer the most competitive fabrics and most competitive apparel manufacturing. As a result, a substantial portion of cotton and wool apparel imported into the United States is sourced from countries that would not be the most competitive producers in the absence of quotas. Silk products are not subject to quota restraints.

      Through December of 1994, these restraints were controlled pursuant to the Multi-Fiber Arrangement, or the MFA, an international textile trade agreement to which the United States was a party. During the Uruguay Round of the General Agreement of Tariffs and Trade, the United States and other countries negotiated a successor agreement to the MFA known as the Agreement on Textiles and Clothing, or the ATC, which became effective on January 1, 1995.

      The ATC requires that importing countries gradually phase out over a ten-year period approximately half of the restrictive quotas on the importation of textiles and apparel products that were in place on December 31, 1994. The remaining quotas are to be eliminated on January 1, 2005. However, the ATC gives importing countries, such as the United States, significant discretion in determining when during the ten-year period quotas on particular products from particular countries will be eliminated. The United States has kept quotas on most of the products produced by us for the entire ten-year period. All quotas among World Trade Organization (“WTO”) member countries are scheduled to be eliminated on January 1, 2005.

      When the ATC is fully implemented on January 1, 2005, the competitiveness of many countries as apparel sourcing locations will change significantly. Currently, we believe that the presence of quotas imposes a non-market restriction on where apparel is sourced and prevents a substantial portion of apparel destined for the United States market from being sourced in the countries that offer the most competitive fabric and the most competitive apparel garment manufacturing. We believe that generally the most competitive fabrics and apparel manufacturing, absent the non-market restrictions created by quotas, are in Asia and the Indian sub-continent. Consequently, we believe that the elimination of quotas will result in reduced apparel sourcing in the western hemisphere and increased apparel sourcing in Asia and the Indian sub-continent. The market forces that are likely to shift apparel sourcing out of the western hemisphere upon the elimination of quotas may be partially offset by the reduced or zero duty rates offered by free trade agreements and trade preference programs applicable to Israel, Jordan and various countries in Sub-Saharan Africa, the Caribbean Basin and Latin America. In addition, under the terms of China’s WTO accession agreement, the United States and other importing countries are permitted under certain circumstances to re-impose quotas on China after January 1, 2005. To the extent countries in Latin America and the Caribbean Basin lose competitiveness, we may reduce the number of owned and contract facilities that we use in that region.

      Currently, there are various free trade agreements and trade preference legislation that provide apparel importers including us with relief from duties and quotas. These include, but are not limited to, the United States-Caribbean Basin Trade Partnership Act, the African Growth and Opportunity Act, the North American Free Trade Agreement, the Israel Free Trade Agreement and the Andean Trade Promotion and Drug Eradication Agreement. The proposed United States-Central American Free Trade Agreement, Chile Free Trade Agreement, Dominican Republic Free Trade Agreement and Free Trade of the Americas Agreement may also affect our manufacturing and sourcing agreements in the future to the extent any of them are implemented. We believe that by selecting the locations where we produce or source our products based in part on trade regulations, we are effective and will continue to be effective in using various trade preference agreements and legislation to our competitive advantage.

      We believe that with respect to most of our production, we will continue to be able to source from the most competitive countries because of the flexibility of our manufacturing and sourcing base. This flexibility is provided by the fact that while we have long-term relationships with many of our contract manufacturers, we do not have long-term contractual commitments to them and are able to move our production to alternative locations if competitive market forces so dictate. In addition, it would be relatively inexpensive for us to shut down one or more of our owned factories if such action is required to meet the competitive demands of the marketplace. The relative ease with which we can exit our currently owned and contract manufacturing facilities, if necessary, provides us with the ability to shift our production relatively quickly as different countries become more productive.

Properties

      Our principal executive officers are located at 222 Piedmont Avenue, N.E. in Atlanta, Georgia.

      Our manufacturing, distribution and administrative functions are conducted in both leased and owned facilities. We have:

•	13 distribution centers;

•	9 manufacturing facilities;

•	13 administrative offices; and

•	8 other facilities that combine distribution, manufacturing and administrative offices.

      We also lease space for our restaurants, retail and outlet stores, showrooms, warehouses and office space in various domestic and international locations.

      The leases for our non-retail or restaurant facilities provide for aggregate annual rentals of approximately $7.9 million in fiscal 2004. We anticipate that we will be able to extend those leases to the extent that they expire in the near future on terms satisfactory to us or, if necessary, locate substitute facilities on acceptable terms.

      As of May 28, 2004, the Company operated 42 retail stores or retail stores and restaurants, which provide for aggregate annual rentals of approximately $13 million. We anticipate that we will be able to extend those leases to the extent that they expire in the near future on satisfactory terms or relocate to desirable locations.

Legal Proceedings

      From time to time, we are a party to litigation arising in the ordinary course of business. We are not currently a party to any litigation that we believe could reasonably be expected to have a material adverse effect on our financial position, results of operations or cash flows.

      The Greenville, Georgia facility for Menswear Group, was found to have a boiler drainage sump that contained a hazardous waste, perchloroethylene. On July 20, 1994, Oxford entered into a consent order with the Georgia Environmental Protection Department, or EPD.

      In December of 2001, the EPD visited the Greenville, Georgia facility to assess the site to see if the necessary baseline cleanup indicators had been met. The final report from the Hazardous Waste Management Branch of the EPD states that the Greenville, Georgia facility meets the required environmental indicators to make the determination that the groundwater contamination is controlled at this facility. Oxford must continue to monitor the facility every three (3) years. Oxford and the EPD have agreed to conduct sampling tests every three years of the monitoring wells located on the site. Oxford has provided a Groundwater Monitoring Plan to the EPD and the EPD has approved this plan.

      Since 1994 Oxford has continued to comply with the conditions of the consent order.

      Amounts incurred with respect to this matter since inception are immaterial and were charged to operations.

Employees

      As of May 28, 2004, we employed 8,439 persons, of whom 3,088 were employed in the United States. Approximately 67% of our employees were hourly and incentive paid production workers. We believe our employee relations are excellent.

MANAGEMENT

      The executive officers and directors of Oxford Industries, Inc. are as follows:

Name	Age	Positions Held

J. Hicks Lanier*	64	Chairman of the Board, Chief Executive Officer and Director
Cecil D. Conlee (1)(3)(4)	68	Director
Tom Gallagher	56	Director
J. Reese Lanier, Sr.*	61	Director
Clarence B. Rogers, Jr.(3)	74	Director
Robert E. Shaw(1)(2)	73	Director
Clarence H. Smith(3)	52	Director
Helen Ballard Weeks(1)	50	Director
E. Jenner Wood III	53	Director
Ben B. Blount, Jr.	65	Executive Vice President, Chief Financial Officer and Director
S. Anthony Margolis	62	Group Vice President and Director
Knowlton J. O’Reilly	64	Group Vice President and Director
Michael J. Setola	46	President
Thomas C. Chubb III	40	Executive Vice President
L. Wayne Brantley	62	Group Vice President
R. Larry Johnson	65	Group Vice President
Frank Sahagian	52	Group Vice President
John A. Baumgartner	61	Senior Vice President
K. Scott Grassmyer	43	Senior Vice President and Controller
J. Reese Lanier, Jr.	39	Senior Vice President and Treasurer
Christine B. Cole	55	Vice President
Dominic C. Mazzone	35	Vice President, General Counsel and Secretary
Anne M. Shoemaker	45	Vice President

*	J. Hicks Lanier and J. Reese Lanier, Sr. are first cousins.

(1)	Member of the Nominating, Compensation and Governance Committee.

(2)	Chairman of the Nominating, Compensation and Governance Committee.

(3)	Member of the Audit Committee.

(4)	Chairman of the Audit Committee.

      J. Hicks Lanier has served as a director since 1969. He has been Chief Executive Officer of the Company since 1977 and Chairman since 1981. Mr. Lanier was President of the Company as well from 1977 until 2003. He is also a director of SunTrust Banks, Inc., Crawford & Company, West Point Stevens, Inc. and Genuine Parts Company.

      Cecil D. Conlee has served as a director since 1985. He has been chairman of CGR Advisors, a real estate advisory company, since 1990. Mr.

      Tom Gallagher has served as a director since 1991. He is Chief Executive Officer and President of Genuine Parts Company, a distributor of automotive replacement parts, industrial products, office supplies and electrical and electronic parts. He was appointed Chief Executive Officer in 2004 and President in 1990. He is also a director of Genuine Parts Company, STI Classic Funds and STI Classic Variable Trust.

      J. Reese Lanier, Sr. has served as a director since 1974. He has been self-employed in farming and related businesses for more than five years.

      Clarence B. Rogers, Jr. has served as a director since 1995. He was Chairman of the executive committee of Equifax Inc. from May 1999 until May 2000. Mr. Rogers was Chairman of the Board of Equifax Inc. from January 1996 until May 1999 and was Chairman and Chief Executive Officer of Equifax Inc. from October 1992 until December 1995. Mr. Rogers is currently a director of Datagistics Inc., and a Post Bankruptcy director of MCI.

      Robert E. Shaw has served as a director since 1991. Mr. Shaw is Chairman of the Board, Chief Executive Officer of Shaw Industries Group, Inc., a manufacturer and seller of carpeting to retailers and distributors, and has held this position since 1971.

      Clarence H. Smith has been a director since 2003. He is President and Chief Executive Officer of Haverty Furniture Companies, Inc., a home furnishings retailer, and has held this position since January 2003. He served as President and Chief Operating Officer of Haverty Furniture Companies, Inc. from 2002 to 2003, Chief Operating Officer from 2000 to 2002, and Senior Vice President, General Manager — Stores from 1996 to 2000. He is also a director of Haverty Furniture Companies, Inc.

      Helen Ballard Weeks has served as a director since 1998. Ms. Weeks founded Ballard Designs, Inc., a home furnishing catalog business, in 1983 and served as Chief Executive Officer until she retired in 2002.

      E. Jenner Wood III has served as a director since 1995. He became Chairman, President and Chief Executive Officer of SunTrust Bank, Central Group, in March 2001. Mr. Wood served as Executive Vice President of SunTrust Banks, Inc. from 1994 until 2001. SunTrust Banks, Inc. is a financial holding company that through its flagship subsidiary, SunTrust Bank, offers deposit, credit and trust and investment services. Mr. Wood is a director of Cotton States Life Insurance Co., Cotton States Mutual Insurance Co., Crawford & Company and Georgia Power Company.

      Ben B. Blount, Jr. has been our Executive Vice President and Chief Financial Officer since 1995. He was our Executive Vice President — planning and development from 1986 to 1995 and was our Group Vice President prior to that. Mr. Blount was President of Kayser Roth Apparel, an apparel manufacturer and marketer, from 1982 to 1986. On June 30, 2004, the Company announced that Mr. Blount will retire on October 4, 2004, at which time he will also resign from the Company’s Board of Directors.

      S. Anthony Margolis has served as a director since 2003. He has been our Group Vice President since 2003. Prior to joining the Company, Mr. Margolis had been the Chief Executive Officer and President of Viewpoint International, Inc. since 1992, which was acquired by the Company in June 2003.

      Knowlton J. O’Reilly has served as a director since 1987. He has been our Group Vice President since 1978.

      Michael J. Setola has served as President since 2003. Prior to joining the Company, Mr. Setola had been the Chairman and Chief Executive Officer of Salant Corporation since 1998.

      Thomas C. Chubb III was appointed as executive Vice President in 2004. From 1999 to 2004, he served as Vice President, General Counsel and Secretary.

      L. Wayne Brantley has served as Group Vice President since 1997.

      R. Larry Johnson has served as Group Vice President since 1997.

      Frank Sahagian has served as Group Vice President since 2002. From 2000 to 2002, he served as President of the Oxford Shirt Group. From 1994 to 2000, he served as President of the OxSport Group.

      John A. Baumgartner was appointed as Senior Vice President in 2004. From 1992 to 2004, he served as Vice President.

      K. Scott Grassmyer was appointed as Senior Vice President in 2004 and remains Controller. From 2003 to 2004, he served as Vice President and Controller. From 2002 to 2003, he served as Controller.

Prior to joining the Company, he served as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Duck Head Apparel Company, Inc., an apparel manufacturer, since 1999.

      J. Reese Lanier, Jr. was appointed as senior Vice President in 2004 and remains Treasurer. From 2003 to 2004, he served as Vice President and Treasurer. From 2000 to 2003, he served as Treasurer. From 1998 to 2000, he served as Director.

      Christine B. Cole was appointed as Vice President in 2004. Prior to joining the Company, Ms. Cole had been Vice President of Reed Business Information, Inc., a provider of information and communications for a diverse range of business sectors, since 1999.

      Dominic C. Mazzone was appointed as Vice President, General Counsel and Secretary in 2004. Prior to joining the Company, Mr. Mazzone had been Corporate Counsel at The Home Depot, Inc., a home improvement retailer, since 2002 and an attorney at the law firm of Alston & Bird LLP from 1997 to 2002.

      Anne M. Shoemaker was appointed as Vice President in 2004. From 1995 to 2004, she served as Director.

      All executive officers are elected annually by and serve at the discretion of the Board of Directors.

      The Directors are elected annually by the shareholders. The Directors are elected annually by the Shareholders. During the fiscal year ended May 28, 2004, the Boards of Directors met four times.

      The Nominating, Compensation and Governance Committee of the Board of Directors consists of Robert E. Shaw, (Chairman), Helen Ballard Weeks, and Cecil D. Conlee. None of the Members of the Nominating, Compensation and Governance Committee is an employee of Oxford Industries. The Nominating, Compensation and Governance Committee’s principal responsibilities consist of establishing the compensation for Oxford Industries, named executive officers and administering the Stock Option Plan. During the fiscal year ended May 28, 2004, the Compensation Committee held two meetings.

      The Audit Committee of the Board of Directors consists of Cecil D. Conlee, Chairman of the Audit Committee, Clarence B. Rogers, Jr. and Clarence H. Smith. None of the members of the Audit Committee is an employee of Oxford Industries. During the fiscal year ended May 28, 2004, the Audit Committee held five meetings, including meetings to review each of the quarterly earnings releases.

      The Executive Committee consists of Messrs. Ben B. Blount, Jr., J. Hicks Lanier (Chairman), Knowlton J. O’Reilly and Robert E. Shaw. The Executive Committee’s principal responsibility is to exercise the authority of the full board in managing the business and affairs of our Company. The Executive Committee did not meet in fiscal 2004.

      For fiscal 2004, directors who were not our employees received an annual retainer of $24,000 each year plus $1,250 for each Board and Committee meeting she or he attended. In addition, these directors were reimbursed for their out-of-pocket expenses in attending meetings. Directors who were not our employees and chaired Committees did not receive any additional compensation.

      On July 12, 2004, the Board of Directors approved an increase in the compensation of each director who is not our employee and chairs a Committee. Effective in fiscal 2005, each such director will receive an annual retainer of $30,000 each year plus $1,250 for each Board and Committee meeting she or he attends and reimbursement for any of her or his out-of-pocket expenses in attending meetings. Beginning in fiscal 2005, each director who is not our employee will receive half of her or his annual retainer in the form of restricted shares of our Common Stock, and may elect to receive part or all of her or his remaining annual retainer in the form of restricted shares of our Common Stock. The compensation for other directors who are not our employees will remain the same in fiscal 2005.

      We adopted a stock option plan for our non-employee directors, effective                     , under which                      shares of our Common Stock are reserved for issuance. Under the plan, each Director will automatically be granted annually, on the fifth day following the annual shareholders meeting, a fully vested option to purchase 2,000 shares of Common Stock, at an option price equal to the fair market value

Executive Compensation

      Summary Compensation Table. The table below sets forth certain information concerning the compensation earned during fiscal 2004, 2003 and 2002 by our Chief Executive Officer and our four other most highly compensated executive officers (collectively, the “named executive officers”).

Summary Compensation Table

					Long-Term
					Compensation
					Awards
			Annual Compensation
					Stock Options	All Other
Name and Principal Position	Year		Salary ($)	Bonus ($)	(# shares)(1)	Compensation ($)(2)

J. Hicks Lanier	2004		581,154	709,734	13,000	54,563
Chairman of the Board &	2003		505,052	736,950	10,000	57,861
Chief Executive Officer	2002		471,976	25,000	10,000	26,344

S. Anthony Margolis	2004	(3)	1,035,697	741,942	None	12,000
Group Vice President	2003		N/A	N/A	N/A	N/A
	2002		N/A	N/A	N/A	N/A

Ben B. Blount, Jr.	2004		427,173	275,000	None	35,064
Executive Vice President	2003		419,750	300,000	10,000	31,280
& Chief Financial Officer	2002		394,788	14,887	10,000	22,071

Michael J. Setola	2004	(4)	382,846	350,000	None	None
President	2003		N/A	N/A	N/A	N/A
	2002		N/A	N/A	N/A	N/A

Knowlton J. O’Reilly	2004		470,770	180,000	13,000	9,507
Group Vice President	2003		450,480	300,000	10,000	6,744
	2002		403,559	None	10,000	5,925

(1)	Adjusted to reflect our two-for-one stock split on December 1, 2003.

(2)	All other compensation includes the following items in the amounts set forth besides each executive officer’s name on the table set forth below for fiscal 2004.

				Matching
			Matching	Contributions to our
			Contributions to	Non-Qualified Deferred
	Excess Group Life	Split Dollar Life	our 401(k)	Compensation Plan
Executive Officer	Insurance ($)	Insurance ($)	Plan ($)	($)

J. Hicks Lanier	7,524	471	4,130	42,438
S. Anthony Margolis	None	None	6,000	6,000
Ben B. Blount, Jr.	8,878	532	4,130	21,524
Michael J. Setola	None	None	None	None
Knowlton J. O’Reilly	9,036	471	None	None

(3)	Mr. Margolis’ 2004 compensation is prorated for 50 weeks in fiscal 2004.

(4)	Mr. Setola’s 2004 compensation is prorated for 28 weeks in fiscal 2004.

Option Grants Table

      The table below shows information relating to the options granted during fiscal 2004 to each named executive officer.

Options/ SAR Grants in Last Fiscal Year

Individual Grants

		Percent of
	Number of Shares	Total Options	Exercise of
	Underlying Options	Granted to	Base Price		Grant Date Present
Name	Granted (#)(1)	Employees	($/SH)	Expiration Date	Value(2)

J. Hicks Lanier	13,000	2.82	26.44	August 18, 2013	$150,410 ($11.57/SH	)
S. Anthony Margolis	0	0	N/A	N/A	N/A
Ben B. Blount, Jr.	0	0	N/A	N/A	N/A
Michael J. Setola	40,000	8.68	32.15	November 13, 2013	$566,800 ($14.17/SH	)
Knowlton J. O’Reilly	13,000	2.82	26.44	August 18, 2013	$150,410 ($11.57/SH	)

(1)	Adjusted to reflect our two-for-one stock split on December 1, 2003.

(2)	“Grant Date Present Value” represents the estimated present value of the stock options measured at the date of grant using the Black-Scholes option pricing model with the following assumptions:

•	For stock options expiring on August 18, 2013: risk-free interest rate of 4.913%; dividend yield of 1.59%; volatility factor of 0.3461 and an expected option life of ten years; and

•	For stock options expiring on November 13, 2013: risk-free interest rate of 4.577%; dividend yield of 1.31%; volatility factor of 0.3525 and an expected option life of ten years.

Aggregated Options Table

      The table below shows information with respect to options exercised during fiscal 2004 and options held at the end of fiscal 2004 by each named executive officer. All options are options to purchase our Common Stock.

Aggregated Option/ SAR Exercises in Last Fiscal Year and

Fiscal Year-End Option/ SAR Values

			Number of Shares
			Underlying Unexercised	Value(2) of Unexercised
			Options at Fiscal Year-	In-the-Money Options at
	Shares Acquired on	Value	End (#)	Fiscal Year-End ($)
Name	Exercise (#)(1)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable

J. Hicks Lanier	0	N/A	54,000/39,000	1,221,588/796,880
S. Anthony Margolis	0	N/A	0/0	0/0
Ben B. Blount, Jr.	20,000	140,137	34,000/26,000	848,150/666,100
Michael J. Setola	0	N/A	0/40,000	0/174,000
Knowlton J. O’Reilly	50,000	447,637	0/39,000	0/796,880

(1)	Adjusted to reflect our two-for-one stock split on December 1, 2003.

(2)	These amounts reflect the difference between:

•	the fair market value of the shares of our Common Stock underlying the options held by each officer based on an average of the “high” and “low” per share of our Common Stock of $36.50 on May 28, 2004 as reported on the NYSE, and

•	the aggregate exercise price of such options.

Equity Compensation Plan Information

      The table below shows information as of May 28, 2004 with respect the shares of our Common Stock that may be issued under our existing equity compensation plans, consisting of the 1997 Stock Option Plan and the 1997 Restricted Stock Plan.

(c)
Number of
	(a)	(b)	Securities
	Number of	Weighted-	Remaining Available
	Securities to be	Average Exercise	for Future Issuance
	Issued Upon	Price of	Under Equity
	Exercise of	Outstanding	Compensation Plans
	Outstanding	Options,	(Excluding
	Options, Warrants	Warrants and	Securities Reflected
Plan Category	and Rights	Rights	in Column (a))

Equity compensation plans approved by security holders	1,003,920	$19	1,547,776 (1)
Equity compensation plans not approved by security holders	0	0	0

Total	1,003,920	$19	1,547,776

(1)	Includes shares available for issuance under the 1997 Restricted Stock Plan.

Nominating, Compensation and Governance Committee Interlocks and Insider Participation

      Ms. Helen B. Weeks and Messrs. Cecil D. Conlee and Robert E. Shaw served on the Nominating, Compensation and Governance Committee of the Board during fiscal 2004. None of them are current or former officers or employees of our company or any subsidiary or have any other direct or indirect relationship with our company or any other entity that could reasonably be expected to influence their actions as members of the Nominating, Compensation and Governance Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      SunTrust Banks, Inc. and its subsidiaries (“SunTrust”) are principal shareholders of the Company (see “Beneficial Ownership of Common Stock — Principal Shareholders” above). Mr. J. Hicks Lanier is on the Board of Directors of SunTrust and its Audit Committee. Mr. E. Jenner Wood III was Chairman, President and Chief Executive Officer of SunTrust Bank, Central Group, at the end of fiscal 2004.

      In fiscal 2004, we established a $275 million syndicated credit facility under which subsidiaries of SunTrust served as agent and lender. As of May 28, 2004, we had no direct borrowings and $99.5 million outstanding under the credit facility. In fiscal 2004, the services provided and interest and fees paid to SunTrust in connection with such services are set forth below.

Service	Fees and Interest

Agent for credit facility	$4,749,190
Cash management and senior notes related services	$82,000
Trustee for deferred compensation plan and industrial revenue bonds	$8,000
Stock transfer services	$9,600

      Our aggregate payments to SunTrust and its subsidiaries for these services, together with all of the other services described above in this section, did not exceed 1% of our gross revenues during fiscal 2004 or 1% of SunTrust Banks’ gross revenues during its fiscal year ended December 31, 2003.

PRINCIPAL SHAREHOLDERS

      The table below sets forth certain information, as of August 16, 2004, regarding the beneficial ownership of shares of our common stock by:

•	our directors;

•	our chief executive officer and four most highly compensated officers other than our chief executive officer;

•	owners of 5% or more of our common stock; and

•	our directors and executive officers as a group. Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them.

Unless otherwise indicated, the address for each stockholder on this table is c/o Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308.

		Percent of
	Shares Beneficially	Outstanding
Name of Beneficial Owner	Owned	Common Stock(1)

Apex Capital, LLC(2)	1,065,000	6.5%
SunTrust Banks, Inc.(3)	1,027,283	6.3%
Columbia Wanger Asset Management, L.P.(4)	1,065,600	6.5%
John A. Baumgartner(5)	7,574	*
Ben B. Blount, Jr.(6)	55,900	*
L. Wayne Brantley(7)	13,600	*
Thomas C. Chubb III(8)	16,470	*
Chris B. Cole	0	*
Cecil D. Conlee	6,500	*
Tom Gallagher	4,000	*
K. Scott Grassmyer(9)	2,600	*
R. Larry Johnson	36,070	*
J. Hicks Lanier(10)	1,980,947	12.1%
J. Reese Lanier, Sr.(11)	624,560	3.8%
J. Reese Lanier, Jr.(12)	76,298	*
S. Anthony Margolis(13)	121,884	*
Dominic C. Mazzone	0	*
Knowlton J. O’Reilly(14)	25,062	*
Clarence B. Rogers, Jr.	2,000	*
Frank Sahagian(9)	7,400	*
Michael J. Setola	0	*
Robert E. Shaw	2,000	*
Anne M. Shoemaker(15)	2,344	*
Clarence H. Smith	400	*
Helen B. Weeks	0	*
E. Jenner Wood, III	1,000	*
All directors and executive officers as a group (23 persons)	2,986,609	18.2%

*	Less than 1%

(1)	Based on an aggregate of 16,428,048 shares of our Common Stock which represents (i) 16,248,678 shares of our Common Stock issued and outstanding as of August 16, 2004 and (ii) 179,370 shares of our Common Stock (which represents the number of shares of Common Stock issuable upon exercise of outstanding stock options that are or will become exercisable on or prior to October 15, 2004 for each individual in this table).

(2)	The shares shown as beneficially owned by Apex Capital, LLC (“Apex”) include (i) 1,065,000 shares with respect to which Apex and Sanford J. Colen (“Colen”) have shared voting power and shared investment power and (ii) 14,000 shares held of record by Colen of which he has sole voting power and sole investment power. Its address is 25 Orinda Way, Suite 300, Orinda, CA 94563. This information was as of December 31, 2003 and was obtained from a Schedule 13G filed as of February 17, 2004.

(3)	The shares reported are held by SunTrust Banks, Inc. and its subsidiaries in various fiduciary and agency capacities and include (i) 706,023 shares with respect to which they have sole voting power, (ii) 855,569 shares with respect to which they have sole investment power and (iii) 171,714 shares with respect to which they have shared investment power. Its address is 303 Peachtree Street, Suite 1500, Atlanta, GA 30308. This information was as of December 31, 2003 and was obtained from a Schedule 13G filed as of February 13, 2004.

(4)	The shares reported are held by Columbia Wanger Asset Management, L.P. and its general partner in various fiduciary and agency capacities. Wanger Asset Management, L.P. has shared voting and investment power over the reported shares. Its address is 227 West Monroe Street, Suite 3000, Chicago, IL 60606. This information was as of December 31, 2003 and was obtained from a Schedule 13G filed as of February 10, 2004.

(5)	Of this amount, Mr. Baumgartner has sole voting and investment power with respect to 2,174 shares, and 5,400 shares representing exercisable options.

(6)	Of this amount, Mr. Blount has sole voting and investment power with respect to 9,900 shares, and 46,000 shares representing exercisable options.

(7)	Of this amount, Mr. Brantley has sole voting and investment power with respect to 2,000 shares, and 13,600 shares representing exercisable options.

(8)	Of this amount, Mr. Chubb has sole voting and investment power with respect to 2,000 shares, and 14,470 shares representing exercisable options.

(9)	These shares are all in the form of exercisable options.

(10)	Of this amount, Mr. Lanier has sole voting and investment power with respect to 453,475 shares, sole voting and investment power with respect to 675,328 shares held by a charitable foundation of which Mr. Lanier is a trustee, sole voting and investment power with respect to 783,544 shares held by various trusts, and 68,600 shares of exercisable options.

(11)	Of this amount, Mr. Lanier has sole voting and investment power with respect to 551,378 shares, and sole voting and investment power with respect to 73,182 held by trust.

(12)	Of this amount, Mr. Lanier has sole voting and investment power with respect to 53,232 shares, sole voting and investment power with respect to 18,666 shares held by trust, and 4,400 shares representing exercisable options.

(13)	Of this amount, Mr. Margolis has sole voting and investment power with respect to 108,592 shares, and 13,292 shares held by trust.

(14)	Of this amount, Mr. O’Reilly has sole voting and investment power with respect to 10,462 shares, and 14,600 shares representing exercisable options.

(15)	Of this amount, Ms. Shoemaker has sole voting and investment power with respect to 44 shares, and 2,300 shares representing exercisable options.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      We sold the old notes on May 16, 2003, pursuant to a purchase agreement, dated as of May 6, 2003, among us, certain Guarantors listed therein and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and each of the other Initial Purchasers named therein, who we refer to in this prospectus as the initial purchasers. The initial purchaser subsequently sold the old notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance on Rule 144A and to non-U.S. persons located outside the U.S. under Regulation S under the Securities Act.

      As a condition to the initial sale of the old notes, we, the Guarantors and the initial purchasers entered into a registration rights agreement dated as of May 16, 2003. Pursuant to the registration rights agreement, we agreed to:

•	file a registration statement under the Securities Act with respect to the new notes with the SEC;

•	use our reasonable best efforts to cause the registration statement to become effective under the Securities Act; and

•	use our reasonable best efforts to keep the exchange offer open for at least 30 calendar days after the date notice thereof is mailed to the holders of the old notes (or longer if required by applicable law) and to consummate the exchange offer on or before September 30, 2004.

      We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with the letter of transmittal, to all the beneficial holders known to us. For each old note validly tendered to us pursuant to the exchange offer and not validly withdrawn, the holder will receive a new note having a principal amount equal to that of the tendered old note. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement.

      The term “holder” with respect to the exchange offer means any person in whose name old notes are registered on the trustee’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, which we refer to as the Depositary or DTC, who desires to deliver the old note by book-entry transfer at DTC.

Resale of the New Notes

      We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth below under “— Procedures for Tendering Old Notes.” However, if you intend to participate in a distribution of the new notes, are a broker-dealer that acquired the old notes from us in the initial offering with an intent to distribute those notes and not as a result of market-making activities or are an “affiliate” of us as defined in Rule 405 of the Securities Act, you will not be eligible to participate in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your notes.

      We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers similar to ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat it in the same way it has treated other exchange offers in the past.

      A broker-dealer that has acquired old notes as a result of market-making or other trading activities has to deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offer. This prospectus may be used by such broker-dealer to resell any of its new notes. We will send this prospectus to any broker-dealer that requests copies for a period of up to 180 days after the consummation of the exchange offer, or for such longer period as provided by the registration rights agreement. See “Plan of Distribution” for more information regarding broker-dealers.

      The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws.

      The exchange offer is not subject to any federal or state regulatory requirements other than securities laws.

Terms of the Exchange Offer

      General. Based on the terms and conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not validly withdrawn on or before the expiration date.

      Subject to the minimum denomination requirements of the new notes, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes validly tendered pursuant to the exchange offer and not validly withdrawn on or before the expiration date. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.

      The form and terms of the new notes are the same as the form and terms of the old notes except that:

•	the new notes will be registered under the Securities Act and, therefore, the new notes will not bear legends restricting the transfer of the new notes; and

•	holders of the new notes will not be entitled to any of the exchange offer provisions under the registration rights agreement, which rights will terminate upon the consummation of the exchange offer, or to the additional interest provisions of the registration rights agreement.

      The new notes of a particular series will evidence the same indebtedness as the old notes, and will be issued under, and be entitled to the benefits of, the same indenture that governs the old notes. As a result, both the new notes and the old notes will be treated as a single series of debt securities under the indenture. The exchange offer does not depend on any minimum aggregate principal amount of old notes being tendered for exchange.

      As of the date of this prospectus, $200,000,000 in aggregate principal amount of the old notes is outstanding, all of which is registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on                     , 2004 as the record date for the exchange offer for purposes of determining the persons to whom we will initially mail this prospectus and the letter of transmittal. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer and all holders of old notes may tender their old notes.

      As a holder of old notes, you do not have any appraisal or dissenters’ rights or any other right to seek monetary damages in court under the Georgia Business Corporation Code or the indenture governing the notes as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and the related rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and interest on these notes will continue to accrue at a rate equal to 8 7/8% per year.

      We will be deemed to have accepted validly tendered old notes if and when we give oral or written notice of our acceptance to SunTrust Bank, which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purpose of receiving the new notes from us.

      If you validly tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses in connection with the exchange offer, other than certain applicable taxes described under “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

      The “expiration date” means 5:00 p.m., New York City time, on                     , 2004, unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer. We do not currently intend to extend the exchange offer. However, if we elect to extend the tender offer on one or more occasions, we will not extend the exchange offer for more than an aggregate of 30 days.

      In order to extend the exchange offer, we will:

•	notify the exchange agent of any extension by oral or written communication; and

•	issue a press release or other public announcement, which will report the approximate number of old notes tendered, before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      During any extension of the exchange offer, all old notes previously validly tendered and not validly withdrawn will remain subject to the exchange offer.

      We reserve the right:

•	to delay accepting any old notes;

•	to amend the terms of the exchange offer in compliance with the provisions of the Exchange Act;

•	to extend the exchange offer; or

•	if, in the opinion of our counsel, the consummation of the exchange offer would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice to the exchange agent.

      Any delay in acceptance, extension, termination, or amendment will be followed as soon as practicable by a press release or other public announcement. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of time that we will determine in compliance with the Exchange Act, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would have otherwise expired.

      In all cases, issuance of the new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal or a book-entry confirmation with an agent’s message, in each case, with all other required documents. However, we reserve the right to waive any conditions of the exchange offer which we, in our reasonable discretion, determine are not satisfied or any defects or irregularities in the tender of old notes. If we do not accept any tendered old notes for any reason set forth in the terms and conditions of the exchange offer or if you submit old notes for a greater principal amount than you want to exchange, we will return the unaccepted or non-exchanged old notes to you, or substitute old notes evidencing the unaccepted or non-exchanged portion, as appropriate. See “— Return of Old Notes.” We will deliver new notes issued in exchange for old notes validly tendered and accepted for exchange, and we will return any old notes not accepted for exchange for any reason, to the applicable tendering holder promptly.

Procedures for Tendering Old Notes

      If you wish to tender old notes you must:

•	complete and sign the letter of transmittal or send a timely confirmation of a book-entry transfer of old notes to the exchange agent;

•	have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal; and

•	mail or deliver the required documents to the exchange agent at its address set forth in the letter of transmittal for receipt on or before the expiration date.

      In addition, either:

•	certificates for old notes must be received by the exchange agent along with the letter of transmittal;

•	a timely confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent on or before the expiration date; or

•	you must comply with the procedures described below under “— Guaranteed Delivery Procedures.”

      If you do not validly withdraw your tender of old notes on or before the expiration date, it will indicate an agreement between you and our company that you have agreed to tender the old notes, in accordance with the terms and conditions in the letter of transmittal.

      The method of delivery of old notes, the letter of transmittal, and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure delivery to the exchange agent on or before the expiration date. Do not send any letter of transmittal or old notes to us. You may request that your broker, dealer, commercial bank, trust company, or other nominee effect delivery of your old notes for you.

      If you beneficially own the old notes and you hold those old notes through a broker, dealer, commercial bank, trust company, or other nominee and you want to tender your old notes, you should contact that nominee promptly and instruct it to tender your old notes on your behalf.

      Generally, an eligible institution must guarantee signatures on a letter of transmittal unless:

•	you tender your old notes as the registered holder (a registered holder means any participant in DTC whose name appears on a security listing as the owner of old notes) and the new notes issued in exchange for your old notes are to be issued in your name and delivered to you at your registered address appearing on the security register for the old notes; or

•	you tender your old notes for the account of an eligible institution.

      An “eligible institution” means:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution” as defined by Rule 17Ad-15 under the Exchange Act.

In each instance, the eligible institution must be a member of one of the signature guarantee programs identified in the letter of transmittal in order to guarantee signatures on a letter of transmittal.

      If the new notes or unexchanged old notes are to be delivered to an address other than that of the registered holder appearing on the security register for the old notes, an eligible institution must guarantee the signature on the letter of transmittal.

      Tendered old notes will be deemed to have been received as of the date when:

•	the exchange agent receives a properly completed and signed letter of transmittal accompanied by the tendered old notes or a confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC with an agent’s message; or

•	the exchange agent receives a notice of guaranteed delivery from an eligible institution.

      Issuances of new notes in exchange for old notes tendered pursuant to a notice of guaranteed delivery or letter to similar effect by an eligible institution will be made only against submission of a duly signed letter of transmittal, and any other required documents, and deposit of the tendered old notes, or confirmation of a book-entry transfer of such old notes into the exchange agent’s account at DTC pursuant to the book-entry procedures described below.

      We will make the final determination regarding all questions relating to the validity, form, eligibility, including time of receipt of tenders and withdrawals of tendered old notes, and our determination will be final and binding on all parties.

      We reserve the absolute right to reject any and all old notes improperly tendered. We will not accept any old notes if our acceptance of them would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities, or conditions of tender as to any particular old note. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of old notes on or before the expiration date. Although we intend to notify holders of defects or irregularities in connection with tenders of old notes, neither we, the exchange agent, nor anyone else will incur any liability for failure to give that notice. Tenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived. All conditions of the exchange offer will be satisfied or waived prior to the expiration of the exchange offer. We will not waive any condition of the exchange offer with respect to any noteholder unless we waive such condition for all noteholders.

      We have no current plan to acquire, or to file a registration statement to permit resales of any old notes that are not validly tendered pursuant to the exchange offer. However, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by law, we also reserve the right to purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

      Pursuant to the letter of transmittal, if you elect to tender old notes in exchange for new notes, you must exchange, assign, and transfer the old notes to us and irrevocably constitute and appoint the exchange agent as your true and lawful agent and attorney-in-fact with respect to the tendered old notes, with full power of substitution, among other things, to cause the old notes to be assigned, transferred, and exchanged. By executing the letter of transmittal, you make the representations and warranties set forth below to us. By executing the letter of transmittal you also promise, on our request, to execute and deliver any additional documents that we consider necessary to complete the exchange of old notes for new notes as described in the letter of transmittal.

      Under existing interpretations of the SEC contained in several no-action letters to third parties, we believe that the new notes will be freely transferable by the holders after the exchange offer without further registration under the Securities Act; provided, however, that each holder who wishes to exchange its old notes for new notes will be required to represent:

•	that the holder has full power and authority to tender, exchange, assign, and transfer the old notes tendered;

•	that we will acquire good title to the old notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements, or other obligations relating to their sale or transfer, and not subject to any adverse claim when we accept the old notes;

•	that the holder is acquiring the new notes in the ordinary course of your business;

•	that the holder is not participating in and does not intend to participate in a distribution of the new notes;

•	that the holder has no arrangement or understanding with any person to participate in the distribution of the new notes;

•	that the holder is not an “affiliate,” as defined in Rule 405 under the Securities Act, of us; and

•	that if the holder is a broker-dealer and it will receive new notes for its own account in exchange for old notes that it acquired as a result of market-making activities or other trading activities, it will deliver a prospectus in connection with any resale of the new notes.

      If you cannot make any of these representations, you will not be eligible to participate in the exchange offer, you should not rely on the interpretations of the staff of the SEC in connection with the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your notes.

      Participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in deciding whether to participate in the exchange offer.

Return of Old Notes

      If any old notes are not accepted for any reason described in this prospectus, or if old notes are validly withdrawn or are submitted for a greater principal amount than you want to exchange, the exchange agent will return the unaccepted, withdrawn, or non-exchanged old notes to you or, in the case of old notes tendered by book-entry transfer, into an account for your benefit at DTC, unless otherwise provided in the letter of transmittal. The old notes will be credited to an account maintained with DTC promptly.

Book Entry Transfer

      The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. To validly tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Transfer Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that (1) DTC has received an express acknowledgment from the participant in DTC tendering the old notes that the participant has received, (2) the participant agrees to be bound by the terms of the letter of transmittal, and (3) we may enforce this agreement against the participant.

      A tender of old notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal with any required signature guarantees and any other required documents are transmitted to and received by the exchange agent at its address set forth in the letter of transmittal for receipt on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

      If you wish to tender your old notes and (1) your old notes are not immediately available so that you can meet the expiration date deadline, (2) you cannot deliver your old notes or other required documents to the exchange agent on or before the expiration date, or (3) the procedure for book-entry transfer cannot be completed on or before the expiration date, you may nonetheless participate in the exchange offer if:

•	you tender your notes through an eligible institution;

•	on or before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by mail or hand delivery, showing the name and address of the holder, the name(s) in which the old notes are registered, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes tendered; the notice of guaranteed delivery must state that the tender is being made by the notice of guaranteed delivery and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the old notes, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other required documents, will be delivered by the eligible institution to the exchange agent; and

•	the properly executed letter of transmittal, as well as the certificate(s) representing all tendered old notes, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

      Unless old notes are tendered by the above-described method and deposited with the exchange agent within the time period set forth above, we may, at our option, reject the tender. The exchange agent will send you a notice of guaranteed delivery upon your request if you want to tender your old notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders of Old Notes

      You may withdraw your tender of old notes at any time on or before the expiration date.

      To withdraw old notes tendered in the exchange offer, the exchange agent must receive a written notice of withdrawal at its address set forth below on or before the expiration date. Any notice of withdrawal must:

•	specify the name of the person having deposited the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes;

•	contain a statement that the holder is withdrawing the election to have the old notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal used to tender the old notes; and

•	specify the name in which any old notes are to be registered, if different from that of the registered holder of the old notes and, unless the old notes were tendered for the account of an eligible institution, the signatures on the notice of withdrawal must be guaranteed by an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC.

      We will make the final determination on all questions regarding the validity, form, eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any old notes validly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued in exchange unless the old notes so withdrawn are validly tendered again. Properly withdrawn old notes may be tendered again by following one of the procedures described above under “— Procedures for Tendering Old Notes” at any time on or before the expiration date. Any old notes that are not accepted for exchange will be returned at no cost to the holder or, in the case of old notes tendered by book-entry transfer, into an account for your benefit at DTC pursuant to the book-entry transfer procedures described above, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

Additional Obligations

      We may be required, under certain circumstances, to file a shelf registration statement. See “Registration Rights.” In any event, we are under a continuing obligation, for a period of up to 180 days after the consummation of the exchange offer, or such longer period as provided by the registration rights agreement, to keep the registration statement of which this prospectus is a part effective and to provide copies of the latest version of this prospectus to any broker-dealer that requests copies for use in a resale, subject to our ability to suspend the use of such prospectus under certain conditions as described in the registration rights agreement and as described below under “Registration Rights.”

Conditions of the Exchange Offer

      Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we may terminate the exchange offer before acceptance of the old notes if in our reasonable judgment:

•	the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with or complete the exchange offer or any material adverse development has occurred with respect to us; or

•	we have not obtained any governmental approval which we deem necessary for the consummation of the exchange offer.

      If we, in our reasonable discretion, determine that any of the above conditions is not satisfied, we may:

•	refuse to accept any old notes and return all tendered old notes to the tendering holders;

•	extend the exchange offer and retain all old notes tendered on or before the expiration date, subject to the holders’ right to withdraw the tender of the old notes; or

•	waive any unsatisfied conditions regarding the exchange offer and accept all properly tendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of time that we will determine, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would have otherwise expired.

      All conditions to the exchange offer will be satisfied or waived prior to the expiration of the exchange offer. We will not waive any conditions of the exchange offer with respect to any noteholder unless we waive such condition for all noteholders.

      If we fail to consummate the exchange offer or file, have declared effective or keep effective a shelf registration statement within time periods specified by the registration rights agreement, we may be required to pay additional interest in respect of the old notes. See “Registration Rights.”

Exchange Agent

      We have appointed SunTrust Bank as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent at the following addresses:

By Overnight Courier: SunTrust Bank 25 Park Place, N.E. 24th Floor Atlanta, Georgia 30303 Attention: Muriel Shaw	By Regular Mail or Hand: SunTrust Bank 25 Park Place, N.E. 24th Floor Atlanta, Georgia 30303 Attention: Muriel Shaw (if by mail, registered or certified recommended)	By Facsimile: 404-588-7335 To Confirm by Telephone: 404-588-7067

Fees and Expenses

      We will pay all expenses incurred in connection with the performance of our obligations in the exchange offer, including registration fees, fees and expenses of the exchange agent, the transfer agent and registrar, and printing costs, among others.

      We will also bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone, or in person by our officers and regular employees or by officers and employees of our affiliates. No additional compensation will be paid to any officers and employees who engage in soliciting tenders.

      We have not retained any dealer-manager or other soliciting agent for the exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for related, reasonable out-of-pocket expenses, including reasonable fees and expenses of its counsel. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, the letter of transmittal and related documents.

      We will pay all transfer taxes, if any, applicable to the exchange of the old notes. If, however, new notes, or old notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person tendering the notes. If you do not submit satisfactory evidence of payment of those taxes or exemption from payment of those taxes with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

Consequences of Failure to Exchange

      Old notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	to us or to any of our subsidiaries;

•	inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act;

•	inside the United States to an institutional accredited investor that, before the transfer, furnishes to the trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the old notes, the form of which you can obtain from the trustee and an opinion of counsel acceptable to us and the trustee that the transfer complies with the Securities Act;

•	outside the United States in compliance with Rule 904 under the Securities Act;

•	pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available;

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel, if we so request; or

•	pursuant to an effective registration statement under the Securities Act.

      The liquidity of the old notes could be adversely affected by the exchange offer. See “Risk Factors — An active trading market for the notes may not develop, which could make it difficult to resell your notes at their fair market value or at all.” Following consummation of the exchange offer, we will not be required to register under the Securities Act any old notes that remain outstanding except in the limited circumstances in which we are obligated to file a shelf registration statement for certain holders of old notes not eligible to participate in the exchange offer pursuant to the registration rights agreement. Interest on any old notes not tendered or otherwise accepted for exchange in the exchange offer will continue to accrue at a rate equal to 8 7/8% per year.

Accounting Treatment

      For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes over the remaining term of the notes.

DESCRIPTION OF CREDIT FACILITY

      On June 13, 2003, we entered into a $275 million senior secured revolving credit facility (senior revolver) with a syndicate of twelve financial institutions, which had a five year term and bears interest, at our option, at rates determined from time to time based upon (1) the higher of the federal funds rate or the applicable prime rate plus a spread or (2) London Interbank Offered Rate (“LIBOR”) plus a spread. Borrowings under the senior revolver were subject to a borrowing base calculation based on our accounts receivable, inventories and real property. The senior revolver also required us to maintain a minimum ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to total indebtedness, as well as a minimum fixed charge coverage ratio.

      In conjunction with our acquisition of Ben Sherman Limited on July 30, 2004, the senior revolver was amended and restated on July 28, 2004 and increased to $280 million with a syndicate of eight financial institutions. The maturity date was extended to July 28, 2009. Under the amended senior revolver, borrowing spreads and letter of credit fees are based upon a pricing grid, which is tied to a ratio of our total debt to our EBITDA, calculated as applicable on a pro forma basis. The credit agreement also requires us to maintain certain financial ratios including the ratio of total debt to EBITDA, the ratio of senior debt to EBITDA, a fixed charge coverage ratio and an interest coverage ratio. Our borrowings under the amended senior revolver are no longer subject to a borrowing base calculation based on our accounts receivable, inventories and real property.

      Borrowings under the amended senior revolver are secured by a first priority lien on substantially all of our tangible and intangible assets and a pledge of all of the capital stock of our domestic subsidiaries as well as 65% of the stock of our foreign subsidiaries. In addition, all of our domestic subsidiaries are guarantors, and future domestic subsidiaries must become guarantors, of the amended senior revolver. In the event of a default under the senior secured revolving credit facility, the lenders under the senior secured revolving credit facility could foreclose on the assets and capital stock pledged to them.

DESCRIPTION OF THE NEW NOTES

General

      The form and terms of the new notes and the old notes are substantially identical, except that the transfer restrictions, interest rate increase provisions and exchange offer provisions applicable to the old notes do not apply to the new notes. References in this section to the “notes” are references to both the old notes and the new notes.

      The old notes were and the new notes will be issued under an indenture, dated as of May 16, 2003, among our company, the Guarantors and SunTrust Bank, as trustee. Upon the issuance of the new notes, the indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

      The following summary of the material provisions of the indenture does not purport to be complete. You should read the indenture, including the definitions of certain terms contained therein and those terms made part of the indenture by reference to the Trust Indenture Act, in its entirety, for provisions that may be important to you. You can obtain a copy of the indenture by following the directions set forth under the heading “Where You Can Find More Information.” You can find the definitions of certain capitalized terms used in the following summary under “— Certain Definitions.” For purposes of this “Description of the New Notes,” references to “our company,” “we,” “our” and “us” refer solely to Oxford Industries, Inc. and not any of its subsidiaries.

      Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of our company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the trustee except that, at our option, payment of interest may be made by check mailed to the address of the holders as such address appears in the note register.

      The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

      The notes will be our unsecured senior obligations, initially limited to $200 million aggregate principal amount, and will mature on June 1, 2011. We may issue additional notes from time to time after this offering, subject to the covenant described below under the caption “— Certain Covenants — Limitation on Indebtedness.” The notes and any additional notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The notes will bear interest at the rate per annum of 8 7/8% from May 16, 2003, or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the June 15 or December 15 immediately preceding the interest payment date on December 1 and June 1 of each year, commencing December 1, 2004. We will pay interest on overdue principal at 1% per annum in excess of such rate, and we will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

      The interest rate on the old notes is subject to increase in certain circumstances if we and the Guarantors do not file a registration statement relating to the exchange offer or if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied.

Optional Redemption

      At any time prior to June 1, 2007, Oxford may redeem all or a portion of the notes, on not less than 30 nor more than 60 days’ prior notice, in amounts of $1,000 or an integral multiple thereof, at a price equal to the greater of:

•	100% of the aggregate principal amount of the notes to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, and

•	as determined by an Independent Investment Banker, the sum of the present values of 104.438% of the principal of the notes being redeemed plus scheduled payments of interest (not including any portion of such payments of interest accrued as of the date of redemption) from the date of redemption to June 1, 2007 discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points, together with accrued and unpaid interest, if any, to the date of redemption.

      For purposes of calculating the redemption price, the following terms have the meanings set forth below:

      “Adjusted Treasury Rate” means the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of the principal amount) equal to the Comparable Treasury Price for the redemption date, calculated in accordance with standard market practice.

      “Comparable Treasury Issue” means the U.S. treasury security selected by an Independent Investment Banker that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes (assuming the notes matured on June 1, 2007).

      “Comparable Treasury Price” means either (1) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (2) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all quotations obtained.

      “Independent Investment Banker” means one of the Reference Treasury Dealers that Oxford appoints.

      “Reference Treasury Dealer” means each of Merrill Lynch (and its successors) and any other nationally recognized investment banking firm that is a primary U.S. government securities dealer specified from time to time by Oxford.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 p.m., New York time, on the third business day preceding the redemption date.

      On or after June 1, 2007, Oxford may redeem all or a portion of the notes, on not less than 30 nor more than 60 days’ prior notice, in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning June 1 of the years indicated below:

Redemption
Year	Price

2007	104.438%
2008	102.219%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to the redemption date.

      In addition, at any time prior to June 1, 2006, Oxford, at its option, may use the net proceeds of one or more Equity Offerings to redeem up to an aggregate of 35% of the aggregate principal amount of notes originally issued under the indenture at a redemption price equal to 108.875% of the aggregate principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to the redemption date; provided that this redemption provision shall not be applicable with respect to any transaction that results in a Change of Control. At least 65% of the initial aggregate principal amount of notes must remain outstanding immediately after the occurrence of such redemption. In order to effect this redemption, Oxford must mail a notice of redemption no later than 60 days after the closing of the related Equity Offering and must complete such redemption within 90 days of the closing of the Equity Offering.

      If less than all of the notes are to be redeemed, the trustee shall select the notes to be redeemed in compliance with the requirements of the principal national security exchange, if any, on which the notes are listed, or if the notes are not listed, on a pro rata basis, by lot or by any other method the Trustee shall deem fair and reasonable. Notes redeemed in part must be redeemed only in integral multiples of $1,000.

Sinking Fund

      The notes are not entitled to the benefit of any sinking fund.

Ranking

      The notes are senior unsecured obligations of Oxford and:

•	rank equally with all other existing and future unsecured senior indebtedness of Oxford;

•	rank senior to all existing and future subordinated indebtedness of Oxford;

•	effectively rank junior to secured indebtedness of Oxford and the Guarantors to the extent of the value of the assets securing such indebtedness, including indebtedness under the Credit Agreement, which will be secured by a first priority lien on specified assets of Oxford and the Guarantors as described under “Description of Credit Facility;” and

•	effectively rank junior to all indebtedness and any other liabilities, including trade payables, of Oxford’s non-Guarantor Subsidiaries.

      As of May 28, 2004,

•	Oxford and the Guarantors had no secured indebtedness outstanding (excluding $99.5 million of outstanding secured letters of credit);

•	Oxford and the Guarantors had $198.8 million of unsecured senior indebtedness outstanding;

•	Oxford’s non-Guarantor Subsidiaries had $21.0 million of indebtedness and other liabilities, including trade payables, outstanding.

      These amounts do not include $146.0 million that Oxford had available for borrowing under the Credit Agreement, all of which would be senior secured indebtedness. The Indebtedness evidenced by each Guarantee (including the payment of principal of, premium, if any, and interest on the notes) will be unsecured, will rank pari passu in right of payment with all other Senior Indebtedness of such Guarantor and will rank senior in right of payment to all Subordinated Indebtedness of such Guarantor.

Guarantees

      Payment of the notes will be guaranteed by the Guarantors jointly and severally, absolutely, fully and unconditionally, on an unsecured senior basis. All of the existing and future direct and indirect domestic Wholly Owned Restricted Subsidiaries of Oxford that are obligors under the Credit Agreement will guarantee the notes. Oxford’s Foreign Subsidiaries will not guarantee the notes. In addition, if any Restricted Subsidiary of Oxford becomes a guarantor or obligor in respect of any Material Indebtedness of Oxford or any of the Restricted Subsidiaries, Oxford shall cause such Restricted Subsidiary to enter into a supplemental indenture pursuant to which such Restricted Subsidiary shall agree to guarantee Oxford’s obligations under the notes jointly and severally with any other such Restricted Subsidiary, absolutely, fully and unconditionally, on a senior basis.

      If Oxford defaults in payment of the principal of, premium, if any, or interest on the notes, each of the Guarantors will be absolutely, fully, unconditionally, jointly and severally obligated to pay the principal of, premium, if any, and interest on the notes.

      The obligations of each Guarantor under its Guarantee are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law.

      Notwithstanding the foregoing, in certain circumstances a Guarantee of a Guarantor may be released pursuant to the provisions of subsection (b) under “— Certain Covenants — Limitation on Issuances of Guarantees of Indebtedness.” Oxford also may, at any time at its option, cause any Restricted Subsidiary to become a Guarantor.

Purchase of Notes Upon a Change of Control

      If a Change of Control occurs, each holder of notes will have the right to require Oxford to purchase all or any part (in integral multiples of $1,000) of such holder’s notes pursuant to a Change of Control offer. In the Change of Control offer, Oxford will offer to purchase all of the notes, at a purchase price in cash in an amount equal to 101% of the principal amount of such notes, plus accrued and unpaid interest, if any, to the date of purchase (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

      Within 30 days of any Change of Control or, at Oxford’s option, prior to such Change of Control but after it is publicly announced, Oxford must notify the Trustee and give written notice of the Change of Control to each holder of notes, by first-class mail, postage prepaid, at his address appearing in the security register. The notice must state, among other things,

•	that a Change of Control has occurred or will occur and the date of such event;

•	the purchase price and the purchase date which shall be fixed by Oxford on a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; provided that the purchase date may not occur prior to the Change of Control;

•	that any note not tendered will continue to accrue interest;

•	that, unless Oxford defaults in the payment of the Change of Control purchase price, any notes accepted for payment pursuant to the Change of Control offer shall cease to accrue interest after the Change of Control purchase date; and

•	other procedures that a holder of notes must follow to accept a Change of Control offer or to withdraw acceptance of the Change of Control offer.

      If a Change of Control offer is made, Oxford may not have available funds sufficient to pay the Change of Control Purchase Price for all of the notes that might be delivered by holders of the notes seeking to accept the Change of Control offer. The failure of Oxford to make or consummate the Change of Control offer or pay the Change of Control purchase price when due will give the Trustee and the holders of the notes the rights described under “— Events of Default.”

      In addition to the obligations of Oxford under the indenture with respect to the notes in the event of a Change of Control, Oxford’s Credit Agreement also contains an event of default upon a Change of Control as defined therein. Upon such a default, the lenders under the Credit Agreement could elect to declare any amounts outstanding under the Credit Agreement immediately due and payable.

      The definition of Change of Control includes the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of Oxford and its subsidiaries. The term “all or substantially all” as used in the definition of “Change of Control” has not been interpreted under New York law (which is the governing law of the indenture) to represent a specific quantitative test. Therefore, if holders of the notes elected to exercise their rights under the indenture and Oxford elected to contest such election, it is not clear how a court interpreting New York law would interpret the phrase.

      The existence of a holder’s right to require Oxford to repurchase such holder’s notes upon a Change of Control may deter a third party from acquiring Oxford in a transaction which constitutes a Change of Control.

      The provisions of the indenture may not afford holders of the notes the right to require Oxford to repurchase the notes in the event of a highly leveraged transaction or certain reorganization, restructuring, merger or other similar transactions (including, in certain circumstances, an acquisition of Oxford by management or its affiliates) involving Oxford that may adversely affect holders of the notes, if such transaction is not a transaction defined as a Change of Control.

      Oxford will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control offer.

      Oxford will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements described in the indenture applicable to a Change of Control offer made by Oxford and purchases all notes validly tendered and not withdrawn under such Change of Control offer.

Certain Covenants

      The indenture contains, among others, the following covenants:

Limitation on Indebtedness. (a) Oxford will not, and will not cause or permit any of its Restricted Subsidiaries to, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for, contingently or otherwise (collectively, “incur”), any Indebtedness (including any Acquired Indebtedness), unless such Indebtedness is incurred by Oxford or any Guarantor or constitutes Acquired Indebtedness of Oxford or a Restricted Subsidiary and, in each case, Oxford’s Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which consolidated financial statements are available immediately preceding the incurrence of such Indebtedness taken as one period is at least equal to or greater than 2.25:1.

(b) Notwithstanding the foregoing, Oxford and, to the extent specifically set forth below, the Restricted Subsidiaries may incur the following (collectively, the “Permitted Indebtedness”):

(1) Indebtedness of Oxford (and guarantees by Restricted Subsidiaries of such Indebtedness) under a Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the greater of:

(a) $275 million, less, without duplication, any permanent repayment thereof or permanent reduction in commitments thereunder from the proceeds of one or more asset sales which are used to repay a Credit Facility pursuant to clause (b)(i) of “— Limitation on Sale of Assets”; or

(b) (i) 85% of accounts receivable of Oxford and its Restricted Subsidiaries (excluding any Receivables and Related Assets sold, conveyed or otherwise transferred to a Securitization Entity in connection with a Qualified Securitization Transaction) as of the end of the most recently ended fiscal quarter for which consolidated financial statements are available, plus (ii) 60% of inventory of Oxford and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter for which consolidated financial statements are available;

(2) Indebtedness pursuant to (a) the notes (excluding any additional notes) and any Guarantee of the notes, and (b) any exchange notes issued in exchange for the notes pursuant to the registration rights agreement and any Guarantee of the exchange notes;

(3) Indebtedness under any of the Acquisition Agreements and Indebtedness of Viewpoint and its Subsidiaries existing on the date of the Acquisition after giving effect to the Acquisition (including any Indebtedness assumed by Oxford or any of its Restricted Subsidiaries pursuant to the Acquisition Agreements);

(4) Indebtedness of Oxford or any Restricted Subsidiary outstanding on the date of the indenture other than Indebtedness referred to in clause (1) or (2) of this definition of “Permitted Indebtedness;”

(5) Indebtedness of Oxford owing to a Restricted Subsidiary;

•	provided that any Indebtedness of Oxford owing to a Restricted Subsidiary that is not a Guarantor incurred after the Issue Date is unsecured and is subordinated in right of payment to the notes;

•	provided, further, that any disposition or transfer of any such Indebtedness to a person (other than to a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by Oxford or other obligor not permitted by this clause (5);

(6) Indebtedness of a Restricted Subsidiary owing to Oxford or another Restricted Subsidiary; provided, that any disposition or transfer of any such Indebtedness to a person (other than a disposition or transfer to Oxford or a Restricted Subsidiary or a person that becomes a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (6);

(7) guarantees of any Restricted Subsidiary of Indebtedness of Oxford or any of its Restricted Subsidiaries which are permitted to be incurred under the indenture, provided that such guarantees are made in accordance with the provisions of “— Limitation on Issuances of Guarantees of Indebtedness”;

(8) Indebtedness of Oxford or any Restricted Subsidiary pursuant to any:

(a) Interest Rate Agreements,

(b) Currency Hedging Agreements, and

(c) Commodity Price Protection Agreements;

(9) Indebtedness of Oxford or any Restricted Subsidiary represented by Capital Lease Obligations or Purchase Money Obligations or other Indebtedness in connection with the acquisition or development of real or personal, movable or immovable, property, in each case incurred or assumed for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property used in the business of Oxford or such Restricted Subsidiary, in an aggregate principal amount not to exceed $10 million outstanding at any one time;

(10) Indebtedness incurred by a Securitization Entity in connection with a Qualified Securitization Transaction that is Non-recourse Indebtedness with respect to Oxford and its Restricted Subsidiaries; provided, however, that in the event such Securitization Entity ceases to qualify as a Securitization Entity or such Indebtedness ceases to constitute such Non-recourse Indebtedness, such Indebtedness will be deemed, in each case, to be incurred at such time;

(11) Indebtedness of Oxford or any of its Restricted Subsidiaries in connection with surety, performance, appeal or similar bonds, completion guarantees or similar instruments entered into in the ordinary course of business or from letters of credit or other obligations in respect of self-insurance and workers’ compensation obligations or similar arrangements; provided that, in each case contemplated by this clause (11), upon the drawing of such instrument, such obligations are reimbursed within 30 days following such drawing;

(12) Indebtedness of Foreign Subsidiaries in the aggregate principal amount of $10 million outstanding at any one time;

(13) Indebtedness arising under the Earn-Out Agreement and Indebtedness incurred to finance payments due or becoming due thereunder in an amount not to exceed (a) up to $6.25 million per year in respect of each Earn-Out Year and (b) the Cumulative Additional Earn-Out Payment, less, in each case, the amount of cash paid in respect of each Earn-Out Year (excluding cash received upon the incurrence of Indebtedness pursuant to this clause (13) in respect of such year);

(14) Indebtedness of Oxford or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts such amount need not be inadvertent) drawn against insufficient funds in the ordinary course of business; provided however, that such Indebtedness is extinguished within three business days of receipt by Oxford or any Restricted Subsidiary of notice of such insufficient funds;

(15) Indebtedness of Oxford or any Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited to defease the notes as described below under “— Defeasance or Covenant Defeasance of Indenture”;

(16) Indebtedness of Oxford or any Restricted Subsidiary arising from agreements for indemnification or purchase price adjustment obligations or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of Oxford or a Restricted Subsidiary pursuant to such an agreement, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or properties;

(17) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a “refinancing”) of any Indebtedness incurred pursuant to paragraph (a) of this section and clauses (2), (3), (4) and (13) of this paragraph (b) of this definition of “Permitted Indebtedness,” including any successive refinancings so long as Indebtedness of Oxford or a Guarantor may only be refinanced with Indebtedness of Oxford or a Guarantor and the aggregate principal amount of Indebtedness refinanced is not increased by such refinancing except by an amount equal to the lesser of (a) the stated amount of any premium or other payment contractually required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (b) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of Oxford incurred in connection with such refinancing and (1) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is made subordinated to the notes at least to the same extent as the Indebtedness being refinanced and (2) in the case of Pari Passu Indebtedness or Subordinated Indebtedness, as the case may be, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness; and

(18) Indebtedness of Oxford or any Restricted Subsidiary in addition to that described in clauses (1) through (17) above, and any refinancings of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness shall not exceed $10 million outstanding at any one time.

      For purposes of determining compliance with this “Limitation on Indebtedness” covenant;

•	in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness, or is permitted to be incurred pursuant to clause (a) of this covenant, Oxford will be permitted to classify such item of Indebtedness on the date of its incurrence, or subject to the following bullet, later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; and

•	Indebtedness under the Credit Agreement which is in existence or available on or prior to the date of the consummation of the Acquisition, and any renewals, extensions, substitutions, refundings, refinancings or replacements thereof, will be deemed to have been incurred on such date under clause (1) of the definition of “Permitted Indebtedness” above, and Oxford will not be permitted to reclassify any portion of such Indebtedness thereafter.

      Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

      Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on any Redeemable Capital Stock or Preferred Stock in the form of additional shares of the same class of Redeemable Capital Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof as accrued is included in Consolidated Fixed Charge Coverage Ratio of Oxford.

      For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

      For purposes of determining compliance with this covenant, the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall not be double counted.

      The amount of Indebtedness issued at a price less than the amount of the liability thereof shall be determined in accordance with GAAP.

      Limitation on Restricted Payments. (a) Oxford will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly (each a “Restricted Payment”):

(1) declare or pay any dividend on, or make any distribution to holders of, any shares of Oxford’s Capital Stock (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

(2) purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, shares of Oxford’s Capital Stock or any Capital Stock of any Subsidiary of Oxford (other than Capital Stock of any Restricted Subsidiary of Oxford);

(3) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clause (5) or (6) of the definition of “Permitted Indebtedness” or (y) the purchase, repurchase or other acquisition of such Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition), or make any cash payment pursuant to the Earn-Out Agreement;

(4) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any person (other than (a) dividends or distributions payable solely in shares of Capital

Stock of such Restricted Subsidiary or in options, warrants or other rights to acquire shares of such Capital Stock, (b) to Oxford or any of its Restricted Subsidiaries or (c) dividends or distributions made by a Restricted Subsidiary on a pro rata basis to all stockholders of such Restricted Subsidiary); or

(5) make any Investment (other than any Permitted Investments);

(the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the assets proposed to be transferred), unless

(1) at the time of and after giving effect to such proposed Restricted Payment, no Default or Event of Default shall have occurred and be continuing;

(2) at the time of and after giving effect to such Restricted Payment, Oxford could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under paragraph (a) of “— Limitation on Indebtedness”; and

(3) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments (other than any Permitted Payment except for (i) Permitted Payments pursuant to clause (8)(b) of paragraph (b) of this covenant and (ii) Permitted Payments in respect of the Cumulative Additional Earn-Out Payment in excess of 50% of the maximum amount that could be paid in respect of the Cumulative Additional Earn-Out Payment pursuant to clause (8)(a) of paragraph (b) of this covenant) declared (with respect to dividends) or made after the date of the indenture and all Designation Amounts does not exceed the sum of:

(A) 50% of the aggregate Consolidated Net Income of Oxford accrued on a cumulative basis during the period beginning on the first day of Oxford’s fiscal quarter in which the notes are originally issued and ending on the last day of Oxford’s last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

(B) 100% of the aggregate Net Cash Proceeds received after the date of the indenture by Oxford either (1) as capital contributions in the form of nonredeemable equity to Oxford or (2) from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of Oxford or any options, warrants or rights to purchase such Qualified Capital Stock of Oxford, plus 100% of the Fair Market Value as of the date of issuance of any Qualified Capital Stock issued by Oxford as consideration for the purchase by Oxford or any of its Restricted Subsidiaries (including by means of a merger, consolidation or other business combination permitted under the indenture) of any assets or properties of, or a majority of the Voting Stock of, any person whose primary business is, a Permitted Business (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in clause (2) or (3) of paragraph (b) below) (excluding the Net Cash Proceeds from the issuance of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from Oxford or any Subsidiary until and to the extent such borrowing is repaid);

(C) 100% of the aggregate Net Cash Proceeds received after the date of the indenture by Oxford (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of Oxford (excluding the Net Cash Proceeds from the exercise of any options, warrants or rights to purchase Qualified Capital Stock financed, directly or indirectly, using funds borrowed from Oxford or any Subsidiary until and to the extent such borrowing is repaid);

(D) 100% of the aggregate Net Cash Proceeds received after the date of the indenture by Oxford from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of Oxford or its Restricted Subsidiaries into or for Qualified Capital Stock of Oxford plus, to the extent such debt securities or Redeemable Capital Stock so converted or exchanged were issued after the date of the indenture, the aggregate of Net Cash Proceeds from their original issuance

(excluding the Net Cash Proceeds from the conversion or exchange of debt securities or Redeemable Capital Stock financed, directly or indirectly, using funds borrowed from Oxford or any Subsidiary until and to the extent such borrowing is repaid);

(E) (a) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the date of the indenture, an amount (to the extent not included in Consolidated Net Income) equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment and net of taxes, and (b) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary (as long as the designation of such Subsidiary as an Unrestricted Subsidiary was deemed a Restricted Payment), the Fair Market Value of Oxford’s interest in such Subsidiary as of the date of such designation, provided that such amount shall not in any case exceed the amount of the Restricted Payment deemed made at the time the Subsidiary was designated as an Unrestricted Subsidiary;

(F) any amount which previously qualified as a Restricted Payment on account of any guarantee entered into by Oxford or any Restricted Subsidiary; provided that such guarantee has not been called upon and the obligation arising under such guarantee no longer exists; and

(G) $5 million.

      (b) The foregoing provisions shall not prohibit the following Restricted Payments (each a “Permitted Payment”):

(1) the payment of any dividend or redemption of any Capital Stock within 60 days after the date of declaration thereof or call for redemption, if at such date of declaration or call for redemption such payment or redemption was permitted by the provisions of paragraph (a) of this covenant (the declaration of such payment will be deemed a Restricted Payment under paragraph (a) of this covenant as of the date of declaration, and the payment itself will be deemed to have been paid on such date of declaration and will not also be deemed a Restricted Payment under paragraph (a) of this covenant);

(2) the repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of Oxford in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of, Qualified Capital Stock of Oxford; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this covenant;

(3) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary) of any Qualified Capital Stock of Oxford, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this covenant;

(4) the repurchase, redemption, defeasance, retirement, or acquisition for value of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a “refinancing”) in exchange for, or out of the Net Cash Proceeds of, the substantially concurrent issuance of new Subordinated Indebtedness of Oxford, provided that any such new Subordinated Indebtedness

(a) shall be in a principal amount that does not exceed the principal amount so refinanced, plus the amount of premium or other payment reasonably determined as necessary to refinance the Indebtedness, plus the amount of expenses of Oxford incurred in connection with such refinancing;

(b) has an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Stated Maturity of the Subordinated Indebtedness being refinanced;

(c) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Subordinated Indebtedness being refinanced; and

(d) is expressly subordinated in right of payment to the notes at least to the same extent as the Subordinated Indebtedness to be refinanced;

(5) the repurchase of Capital Stock deemed to occur upon (a) exercise of stock options to the extent that shares of such Capital Stock represent a portion of the exercise price of such options and (b) the withholding of a portion of the Capital Stock granted or awarded to an employee to pay taxes associated therewith;

(6) the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Capital Stock of Oxford;

(7) the repurchase, redemption, or other acquisition or retirement for value of Redeemable Capital Stock of Oxford made by exchange for, or out of the proceeds of the sale of, Redeemable Capital Stock;

(8) so long as no default or event of default exists or would occur, cash payments made pursuant to the Earn-Out Agreement in an amount equal to (a) (x) up to $6.25 million per year in respect of each Earn-Out Year and (y) the Cumulative Additional Earn-Out Payment, plus (b) up to $6.25 million per year in respect of each Earn-Out Year, if on the date of such payment pursuant to this clause (b) Oxford’s Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which consolidated financial statements are available immediately preceding such Earn-Out Agreement payment taken as one period is at least equal to or greater than 3:1 (to the extent any portion of any payment made pursuant to the Earn-Out Agreement in respect of any Earn-Out Year is paid in cash, such amount so paid in cash shall be deemed to be paid first pursuant to clause (a) up to the amounts permitted thereby and then pursuant to clause (b));

(9) so long as no default or event of default exists or would occur, the repurchase, redemption, or other acquisition or retirement for value of any shares of Capital Stock of Oxford from employees, former employees, directors or former directors of Oxford or any Restricted Subsidiary or their authorized representatives upon the death, disability or termination of employment of such employees, former employees, directors or former directors, in an amount of up to $5 million in the aggregate during the term of the notes; and

(10) so long as no default or event of default exists or would occur, payments or distributions to stockholders pursuant to appraisal rights required under applicable law in connection with any consolidation, merger or transfer of assets, including the Acquisition, that complies with the covenant described under “— Consolidation, Merger, Sale of Assets.”

      For clarity purposes, (1) any cash Earn-Out Agreement payments made pursuant to clause (8)(b) of paragraph (b) of this covenant shall be Restricted Payments and shall reduce the amount that would otherwise be available for Restricted Payments under paragraph (a) of this covenant, and (2) all payments made pursuant to clauses (1) through (8)(a), (9) and (10) of this paragraph (b) shall not reduce the amount that would otherwise be available for Restricted Payments under paragraph (a) of this covenant.

      Limitation on Transactions with Affiliates. Oxford will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of Oxford (other than Oxford or a Restricted Subsidiary, including any person that becomes a Restricted Subsidiary as a result of such transaction) unless:

(1) such transaction or series of related transactions is on terms that are no less favorable to Oxford or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm’s-length dealings with an unrelated third party,

(2) with respect to any transaction or series of related transactions involving aggregate value in excess of $2.5 million, Oxford delivers an officers’ certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (1) above, and

(3) with respect to any transaction or series of related transactions involving aggregate value in excess of $10 million, either

(a) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the board of directors of Oxford, or in the event there is only one Disinterested Director, by such Disinterested Director, or

(b) Oxford delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert stating that the transaction or series of related transactions is fair to Oxford or such Restricted Subsidiary from a financial point of view;

provided, however, that this provision shall not apply to:

(i) directors’ fees, consulting fees, employee salaries, bonuses or employment agreements, incentive arrangements, compensation or employee benefit arrangements with any officer, director or employee of Oxford or a Subsidiary of Oxford, including under any stock option or stock incentive plans, customary indemnification arrangements with officers, directors or employees of Oxford or a Subsidiary of Oxford, in each case entered into in the ordinary course of business;

(ii) any Restricted Payments or Permitted Payments made in compliance with the “— Limitation on Restricted Payments” covenant above;

(iii) any Qualified Securitization Transaction;

(iv) any issuance or sale of Qualified Capital Stock of Oxford to Affiliates;

(v) transactions among Oxford and/or any Restricted Subsidiary (other than a Securitization Entity) and/or any Related Business Entity;

(vi) loans or advances to employees or consultants of Oxford in the ordinary course of business for bona fide business purposes of Oxford and its Restricted Subsidiaries (including travel, entertainment and moving expenses) made in compliance with applicable law;

(vii) transactions pursuant to any of the Acquisition Agreements or agreements of Viewpoint and its Subsidiaries in effect on the date the Acquisition is consummated; and

(viii) any transactions undertaken pursuant to any agreements in existence on the Issue Date or the date the Acquisition is consummated in the case of Viewpoint and its Subsidiaries (as in effect on the Issue Date or the date the Acquisition is consummated in the case of Viewpoint and its Subsidiaries) and any renewals, replacements or modifications of such contracts (pursuant to new transactions or otherwise) on terms no less favorable in any material respect to the holders of the notes than those in effect on the Issue Date or the date the Acquisition is consummated in the case of Viewpoint and its Subsidiaries;

      Limitation on Liens. Oxford will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or incur any Lien of any kind (other than Permitted Liens) securing Indebtedness of Oxford or any Restricted Subsidiary unless the notes (or a Guarantee in the case of Liens of a Guarantor) are directly secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the notes shall have with respect to such Subordinated Indebtedness) the Indebtedness secured by such Lien.

      Notwithstanding the foregoing, any Lien securing the notes granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release by the holders of the Indebtedness described above of their Lien on the property or assets of Oxford or any Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness) securing such Indebtedness, or upon any sale, exchange or transfer to any person not an Affiliate of Oxford of the property or assets subject to such Lien, or of all of the Capital Stock held by Oxford or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary that owns the property or assets subject to such Lien.

      Limitation on Sale of Assets. (a) Oxford will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (1) at least 75% of the consideration from such Asset Sale is received in cash, Cash Equivalents or Replacement Assets and (2) Oxford or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale.

      For purposes of Section (a)(1) of this covenant, the following will be deemed to be cash:

(A) the amount of any liabilities (other than Subordinated Indebtedness) of Oxford or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which Oxford and the Restricted Subsidiaries are fully and unconditionally released (excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale and contingent liabilities);

(B) the amount of any notes, securities or other similar obligations received by Oxford or any Restricted Subsidiary from such transferee that is converted, sold or exchanged within 90 days of the related Asset Sale by Oxford or the Restricted Subsidiaries into cash in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange; and

(C) the amount of any Designated Non-cash Consideration received by Oxford or any of its Restricted Subsidiaries in the Asset Sale; provided that the aggregate of such Designated Noncash Consideration received in connection with Asset Sales (and still held) shall not exceed $5 million at any one time (with the Fair Market Value in each case being measured at the time received and without giving effect to subsequent changes in value).

      (b) All or a portion of the Net Cash Proceeds of any Asset Sale may be applied by Oxford or a Restricted Subsidiary, to the extent Oxford or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness under the Credit Agreement or any Credit Facility):

(i) to repay permanently any Indebtedness under the Credit Agreement or any other Credit Facility or Indebtedness of any non-Guarantor with respect to the proceeds from the sale of assets of any non-Guarantor then outstanding as required by the terms thereof (and in the case of any such Indebtedness under the Credit Agreement or any other Credit Facility, effect a permanent reduction in the availability under the Credit Agreement or any other Credit Facility);

(ii) to repay or repurchase any secured Indebtedness;

(iii) to repay or repurchase, within one year of its final Stated Maturity, any Indebtedness with a final Stated Maturity that is prior to the final Stated Maturity of the notes;

(iv) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, a Permitted Business;

(v) to make a capital expenditure; or

(vi) to invest the Net Cash Proceeds (or enter into a legally binding agreement to invest) in Replacement Assets.

      Pending the final application of any such Net Cash Proceeds, Oxford may temporarily reduce Indebtedness or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the indenture. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, Oxford shall, within 90 days of such termination or within 365 days of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clauses (i) through (vi) above (without regard to the parenthetical contained in clause (vi)). The amount of such Net Cash Proceeds not used or invested in accordance with the preceding clauses (i) through (vi) within 365 days of the Asset Sale constitutes “Excess Proceeds.”

      (c) When the aggregate amount of Excess Proceeds exceeds $15 million or more, Oxford will apply the Excess Proceeds to the repayment of the notes, and at Oxford’s option, any other Pari Passu Indebtedness outstanding with similar provisions requiring Oxford to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows:

(A) Oxford will make an offer to purchase (an “Offer”) from all holders of the notes in accordance with the procedures set forth in the indenture in the maximum principal amount (expressed as a multiple of $1,000) of notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the notes, and the denominator of which is the sum of the outstanding principal amount (or accreted value in the case of Indebtedness issued with original issue discount) of the notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all notes tendered) and

(B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness (or accreted value in the case of Indebtedness issued with original issue discount), Oxford will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount (the “Pari Passu Debt Amount”) equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event will Oxford be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount (or accreted value) of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness.

The offer price for the notes will be payable in cash in an amount equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date (the “Offer Date”) such Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the indenture. To the extent that the aggregate Offered Price of the notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, Oxford may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the indenture. If the aggregate principal amount of notes and Pari Passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased on a pro rata basis. Upon the completion of the Offer and the completion of any Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

      (d) If Oxford becomes obligated to make an Offer pursuant to clause (c) above, the notes and the Pari Passu Indebtedness shall be purchased by Oxford, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Offer is given to holders, or such later date as may be necessary for Oxford to comply with the requirements under the Exchange Act.

      (e) The indenture will provide that Oxford will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.

      Limitation on Issuances of Guarantees of Indebtedness. (a) Oxford will not cause or permit any Restricted Subsidiary (which is not a Guarantor), directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Material Indebtedness (other than Acquired Indebtedness) of Oxford or any other Restricted Subsidiary (other than any Permitted Indebtedness which may be incurred by a Restricted Subsidiary which is not a Guarantor) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee of the notes on the same terms as the guarantee of such Indebtedness except that:

(A) such guarantee need not be secured unless required pursuant to “— Limitation on Liens” and

(B) if such Indebtedness is by its terms expressly subordinated to the notes, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary’s Guarantee of the notes at least to the same extent as such Indebtedness is subordinated to the notes.

      (b) Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it (and all Liens securing the same) shall be automatically and unconditionally released and discharged upon:

(1) any sale, exchange, transfer or disposition, to any person not a Subsidiary of Oxford, of all of Oxford’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (including by way of merger or consolidation), or the designation of such Restricted Subsidiary as an Unrestricted Subsidiary, which transaction is in compliance with the terms of the indenture,

(2) the merger or dissolution of a Guarantor into Oxford or another Guarantor or the transfer or sale of all or substantially all of the assets of a Guarantor to Oxford or another Guarantor, or

(3) the release by the holders of the Indebtedness of Oxford or such other Restricted Subsidiary described in clause (a) above of their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at such time as (A) no other Indebtedness of Oxford (other than the notes) or any other Restricted Subsidiary has been guaranteed by such Restricted Subsidiary, or (B) the holders of all such other Indebtedness which is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness).

      Limitation on Subsidiary Preferred Stock. (a) Oxford will not permit any Restricted Subsidiary of Oxford to issue, sell or transfer any Preferred Stock of such Restricted Subsidiary, except for (1) Preferred Stock issued or sold to, held by or transferred to Oxford or a Restricted Subsidiary, and (2) Preferred Stock issued by a person prior to the time (A) such person becomes a Restricted Subsidiary, (B) such person consolidates or merges with or into Oxford or a Restricted Subsidiary or (C) a Restricted Subsidiary consolidates or merges with or into such person; provided that such Preferred Stock was not issued or incurred by such person in anticipation of the type of transaction contemplated by subclause (A), (B) or (C). This clause (a) shall not apply upon the acquisition by a third party of all the outstanding Preferred Stock of such Restricted Subsidiary in accordance with the terms of the indenture.

      (b) Oxford will not permit any person (other than Oxford or a Restricted Subsidiary) to acquire Preferred Stock of any Restricted Subsidiary from Oxford or any Restricted Subsidiary, except upon the acquisition of all the outstanding Preferred Stock of such Restricted Subsidiary in accordance with the terms of the indenture.

      Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. (a) Oxford will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock,

(2) pay any Indebtedness owed to Oxford or any other Restricted Subsidiary,

(3) make any Investment in Oxford or any other Restricted Subsidiary, or

(4) transfer any of its properties or assets to Oxford or any other Restricted Subsidiary.

      (b) However, paragraph (a) will not prohibit any:

(1) encumbrance or restriction pursuant to an agreement or instrument (including the Credit Agreement, the notes, the indenture and the Guarantees) in effect on the date of the indenture (or in respect of the Credit Agreement on the date of the Credit Agreement);

(2) encumbrance or restriction with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of Oxford on the date of the indenture, in existence at the time such person becomes a Restricted Subsidiary of Oxford and not incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary, provided that such encumbrances and restrictions are not applicable to Oxford or any Restricted Subsidiary or the properties or assets of Oxford or any Restricted Subsidiary other than such Subsidiary which is becoming a Restricted Subsidiary;

(3) encumbrance or restriction pursuant to any agreement governing any Indebtedness represented by Capital Lease Obligations or Purchase Money Obligations permitted to be incurred under the provisions of the covenant described above under the caption “— Limitation on Indebtedness” or otherwise existing as a result of the Acquisition;

(4) encumbrance or restriction contained in any Acquired Indebtedness (including Acquired Indebtedness incurred in connection with the Acquisition) or other agreement of any person or related to assets acquired (whether by merger, consolidation or otherwise) by Oxford or any Restricted Subsidiaries, so long as such encumbrance or restriction (A) was not entered into in contemplation of the acquisition, merger or consolidation transaction, and (B) is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, so long as the agreement containing such restriction does not violate any other provision of the indenture;

(5) encumbrance or restriction existing under applicable law or any requirement of any regulatory body;

(6) in the case of clause (4) of paragraph (a) above, Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(7) customary non-assignment provisions in leases, licenses or contracts;

(8) customary restrictions contained in (A) asset sale agreements permitted to be incurred under the provisions of the covenant described above under the caption “— Limitation on Sale of Assets” that limit the transfer of such assets pending the closing of such sale and (B) any other agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) customary restrictions imposed by the terms of shareholders’, partnership or joint venture agreements entered into in the ordinary course of business in connection with a joint venture arrangement which is permitted pursuant to clause (8) of the definition of Permitted Investment; provided, however, that such restrictions do not apply to any Restricted Subsidiaries other than the applicable company, partnership or joint venture;

(10) restrictions contained in Indebtedness of Foreign Subsidiaries permitted to be incurred under clause (12) of the definition of Permitted Indebtedness, so long as such restrictions or encumbrances are customary for Indebtedness of the type incurred;

(11) encumbrance or restriction with respect to a Securitization Entity in connection with a Qualified Securitization Transaction; provided, however, that such encumbrances and restrictions are customarily required by the institutional sponsor or arranger of such Qualified Securitization Transaction in similar types of documents relating to the purchase of similar receivables in connection with the financing thereof;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) encumbrance or restriction under any of the Acquisition Agreements;

(14) encumbrance or restriction under any agreement that amends, extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1) through (13), or in this clause (14), provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

      Limitation on Unrestricted Subsidiaries. Oxford may designate after the Issue Date any Subsidiary as an “Unrestricted Subsidiary” under the indenture only if:

(a) no Default shall have occurred and be continuing at the time of or after giving effect to such designation;

(b) Oxford would be permitted to make an Investment (other than a Permitted Investment) at the time of designation (assuming the effectiveness of such designation) pursuant to paragraph (a) of “Limitation on Restricted Payments” above in an amount (the “Designation Amount”) equal to the Fair Market Value of Oxford’s interest in such Subsidiary;

(c) such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of Oxford which is not simultaneously being designated an Unrestricted Subsidiary;

(d) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Non-Recourse Indebtedness, provided that an Unrestricted Subsidiary may provide a Guarantee for the notes; and

(e) such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with Oxford or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Oxford or such Restricted Subsidiary than those that might be obtained at the time from persons who are not Affiliates of Oxford or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary from and after the date of designation shall be deemed a Restricted Payment.

      In the event of any such designation, Oxford shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant “— Limitation on Restricted Payments” for all purposes of the indenture in the Designation Amount.

      The indenture will also provide that Oxford shall not and shall not cause or permit any Restricted Subsidiary to at any time provide credit support for, guarantee, be directly or indirectly liable for or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) (other than Permitted Investments in Unrestricted Subsidiaries).

      For purposes of the foregoing, the designation of a Subsidiary of Oxford as an Unrestricted Subsidiary shall be deemed to be the designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries. Unless so designated as an Unrestricted Subsidiary, any person that becomes a Subsidiary of Oxford will be classified as a Restricted Subsidiary.

      Oxford may revoke any designation of a Subsidiary as an Unrestricted Subsidiary if:

(a) no Default shall have occurred and be continuing at the time of and after giving effect to such revocation;

(b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the indenture; and

(c) unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be Permitted Indebtedness), (x) if prior to such revocation Oxford could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “— Limitation on Indebtedness,” immediately after giving effect to such proposed revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the revocation, Oxford could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “— Limitation on Indebtedness” or (y) if prior to such revocation Oxford could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “— Limitation on Indebtedness,” Oxford’s Consolidated Fixed Charge Coverage Ratio does not decline as a result of such revocation.

      All designations and revocations must be evidenced by a resolution of the board of directors of Oxford delivered to the Trustee certifying compliance with the foregoing provisions.

      Provision of Financial Statements. Whether or not Oxford is subject to Section 13(a) or 15(d) of the Exchange Act, Oxford will, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents which Oxford would have been required to file with the SEC pursuant to Section 13(a) or 15(d) if Oxford were so subject, such documents to be filed with the SEC on or prior to the date (the “Required Filing Date”) by which Oxford would have been required so to file such documents if Oxford were so subject.

      Oxford will also in any event within 15 days of each Required Filing Date (a) file with the Trustee copies of the annual reports, quarterly reports and other documents which Oxford filed with the SEC or would have been required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act if Oxford were subject to either of such Sections and (b) if filing such reports and documents by Oxford with the SEC is not accepted by the SEC or is not permitted under the Exchange Act, transmit by mail to all holders of the notes, as their names and addresses appear in the security register, without cost to such holders, copies of such reports and documents.

      The indenture also provides that, so long as any of the notes remain outstanding, Oxford will make available to any prospective purchaser of notes or beneficial owner of notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as Oxford has either exchanged the notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such notes pursuant to an effective registration statement under the Securities Act.

      Additional Covenants. The indenture also contains covenants with respect to the following matters: (1) payment of principal, premium and interest; (2) maintenance of an office or agency in The City of New York; (3) arrangements regarding the handling of money held in trust; (4) maintenance of corporate existence; (5) payment of taxes and other claims; and (6) maintenance of properties.

Consolidation, Merger, Sale of Assets

      Oxford will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any person or group of persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions, if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of Oxford and its Restricted Subsidiaries on a consolidated basis to any other person or group of persons, unless at the time and after giving effect thereto

(1) either (a) Oxford will be the continuing corporation or (b) the person formed by or surviving such consolidation or merger or the person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of Oxford and its Restricted Subsidiaries on a Consolidated basis (the “Surviving Entity”) will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of Oxford under the old notes and the indenture and the registration rights agreement, as the case may be, and the old notes and the indenture and the registration rights agreement will remain in full force and effect as so supplemented (and any Guarantees will be confirmed as applying to such Surviving Entity’s obligations);

(2) after giving effect to such transaction, no Default or Event of Default exists;

(3) after giving effect to such transaction, Oxford (or the Surviving Entity if Oxford is not the continuing obligor under the indenture) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of “— Certain Covenants — Limitation on Indebtedness;”

(4) at the time of the transaction, each Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee shall apply to such person’s obligations under the indenture and the notes; and

(5) at the time of the transaction, Oxford or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

      Notwithstanding the foregoing, (1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to another Restricted Subsidiary and (2) Oxford may merge with an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing Oxford’s jurisdiction of organization to another state of the United States, provided that the surviving entity assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, Oxford’s obligation under the indenture and the registration rights agreement.

      Each Guarantor will not, and Oxford will not permit a Guarantor to, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other person (other than Oxford or any Guarantor) or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any person or group of persons (other than Oxford or any Guarantor) or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Guarantor and its Restricted Subsidiaries on a Consolidated basis to any other person or group of persons (other than Oxford or any Guarantor), unless at the time and after giving effect thereto:

(1) either (a) the Guarantor will be the continuing corporation in the case of a consolidation or merger involving the Guarantor or (b) the person formed by or surviving such consolidation or merger or the person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Guarantor and its Restricted Subsidiaries on a Consolidated basis (the “Surviving Guarantor Entity”) will be a corporation, limited liability company, limited liability partnership, partnership or trust duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee of the notes and the indenture and the registration rights agreement and such Guarantee, indenture and registration rights agreement will remain in full force and effect;

(2) after giving effect to such transaction, no Default or Event of Default exists; and

(3) at the time of the transaction such Guarantor or the Surviving Guarantor Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereof comply with the indenture and that all conditions precedent therein provided for relating to such transaction have been complied with; provided, however, that this paragraph shall not apply to any Guarantor whose Guarantee of the notes is unconditionally released and discharged in accordance with paragraph (b) under the provisions of “Certain Covenants — Limitation on Issuances of Guarantees of Indebtedness.”

      In the event of any transaction (other than a lease) described in and complying with the conditions listed in the two immediately preceding paragraphs in which Oxford or any Guarantor, as the case may be, is not the continuing corporation, the successor person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Oxford or such Guarantor, as the case may be, and Oxford or any Guarantor, as the case may be, would be discharged from all obligations and covenants under the indenture and the notes or its Guarantee, as the case may be, and the registration rights agreement.

      An assumption by any person of Oxford’s obligations under the notes and the indenture or of a Guarantor’s obligations under its Guarantee of the notes and the indenture might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default

      An Event of Default will occur under the indenture if:

(1) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

(2) there shall be a default in the payment of the principal of (or premium, if any, on) any note at its Maturity (upon acceleration, optional redemption, required repurchase or otherwise);

(3) (a) there shall be a default in the performance, or breach, of any covenant or agreement of Oxford or any Guarantor under the indenture or any Guarantee (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1), (2) or in clause (b), (c) or (d) of this clause (3)) and such default or breach shall continue for a period of 30 days with respect to defaults or breaches of the items set forth under “— Certain Covenants,” and 60 days in all other cases, in each case after written notice has been given, by certified mail, (1) to Oxford by the Trustee or (2) to Oxford and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes; (b) there shall be a default in the performance or breach of the provisions described in “— Consolidation, Merger, Sale of Assets;” (c) Oxford shall have failed to make or consummate an Offer in accordance with the provisions of “— Certain Covenants — Limitation on Sale of Assets;” or (d) Oxford shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of “Purchase of Notes Upon a Change of Control;”

(4) (a) any default in the payment of the principal or premium, if any, on any Indebtedness when due under any of the agreements, indentures or instruments under which Oxford, any Guarantor or any Restricted Subsidiary then has outstanding Indebtedness in excess of $15 million (“Material Indebtedness”) and such default shall have continued after giving effect to any applicable grace period and shall not have been cured or waived and, if not already matured at its final maturity in accordance with its terms, the holder of such Indebtedness shall have the right to accelerate such Indebtedness or (b) an event of default as defined in any of the agreements, indentures or instruments described in clause (a) of this clause (4) shall have occurred and the Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;

(5) any Guarantee of any Significant Subsidiary or any group of Restricted Subsidiaries which collectively (as of the latest audited consolidated financial statements for Oxford) would constitute a Significant Subsidiary shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor or Oxford not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the indenture and any such Guarantee;

(6) one or more final, non-appealable judgments or orders of any court or regulatory or administrative agency for the payment of money in excess of $15 million (net of any amounts to the extent that they are covered by insurance), either individually or in the aggregate, shall be rendered against Oxford, any Guarantor or any Subsidiary which has not been discharged, fully bonded or stayed for a period of 60 consecutive days;

(7) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Oxford or any Significant Subsidiary or any group of Restricted Subsidiaries which collectively (as of the latest audited consolidated financial statements for Oxford and its Restricted Subsidiaries) would constitute a Significant Subsidiary.

      If an Event of Default (other than as specified in clause (7) of the prior paragraph with respect to Oxford) shall occur and be continuing with respect to the indenture, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all notes to be due and payable immediately, by a notice in writing to Oxford (and to the Trustee if given by the holders of the notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause (7) of the prior paragraph with respect to Oxford occurs and is continuing, then all the notes shall automatically become and be due and payable immediately in an amount equal to the principal amount of the notes, together with accrued and unpaid interest, if any, to the date the notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings.

      After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of notes outstanding by written notice to Oxford and the Trustee, may rescind and annul such declaration and its consequences if:

(a) Oxford has paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest on all notes then outstanding, (3) the principal of, and premium, if any, on any notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; and

(b) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

      The holders of not less than a majority in aggregate principal amount of the notes outstanding may on behalf of the holders of all outstanding notes waive any past default under the indenture and its consequences, except a default (1) in the payment of the principal of, premium, if any, or interest on any note (which may only be waived with the consent of each holder of notes effected) or (2) in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each note affected by such modification or amendment.

      No holder of any of the notes has any right to institute any proceedings with respect to the indenture or any remedy thereunder, unless (a) such holder has previously given notice to the Trustee of a continuing Event of Default; (b) the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the indenture and the notes; (c) such holder or holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request; (d) the Trustee has failed to institute such proceeding within 15 days after receipt of such notice; and (e) the Trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding notes. Such limitations do not, however, apply to a suit instituted by a holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note.

      Oxford is required to notify the Trustee within five business days of the occurrence of any Default. Oxford is required to deliver to the Trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any Default has occurred. The Trustee is under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby.

      The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of Oxford or any Guarantor, if any, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, but if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

Modifications and Amendments

      Modifications and amendments of the indenture may be made by Oxford, each Guarantor, if any, and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on, or change to an earlier date any redemption date of, or waive a default in the payment of the principal of, premium, if any, or interest on, any such Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(2) amend, change or modify the obligation of Oxford to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with “Purchase of Notes Upon a Change of Control,” including amending, changing or modifying any definitions related thereto;

(3) reduce the percentage in principal amount of such outstanding notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the indenture;

(4) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding notes required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each such note affected thereby;

(5) amend or modify any of the provisions of the indenture in any manner which subordinates the notes issued thereunder in right of payment to any other Indebtedness of Oxford or which subordinates any Guarantee in right of payment to any other Indebtedness of the Guarantor issuing any such Guarantee;

(6) release any Guarantee except in compliance with the terms of the indenture; or

(7) amend or modify any of the provisions of the indenture relating to any Guarantee in any manner adverse to the holders of the notes, except for any release in compliance with the terms of the indenture.

      Notwithstanding the foregoing, without the consent of any holders of the notes, Oxford, any Guarantor, any other obligor under the notes and the Trustee may modify or amend the indenture:

(1) to evidence the succession of another person to Oxford or a Guarantor, and the assumption by any such successor of the covenants of Oxford or such Guarantor in the indenture and in the notes and in any Guarantee in accordance with “— Consolidation, Merger, Sale of Assets;”

(2) to add to the covenants of Oxford, any Guarantor or any other obligor upon the notes for the benefit of the holders of the notes or to surrender any right or power conferred upon Oxford or any Guarantor or any other obligor upon the notes, as applicable, in the indenture, in the notes or in any Guarantee;

(3) to cure any ambiguity, or to correct or supplement any provision in the indenture, the notes or any Guarantee which may be defective or inconsistent with any other provision in the indenture, the notes or any Guarantee or make any other provisions with respect to matters or questions arising under the indenture, the notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the notes in any material respect;

(4) to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(5) to add a Guarantor under the indenture;

(6) to evidence and provide the acceptance of the appointment of a successor Trustee under the indenture; or

(7) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the notes as additional security for the payment and performance of Oxford’s and any Guarantor’s obligations under the indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the indenture or otherwise.

      The holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain restrictive covenants and provisions of the indenture.

Defeasance or Covenant Defeasance of Indenture

      Oxford may, at its option and at any time, elect to have the obligations of Oxford, any Guarantor and any other obligor upon the notes discharged with respect to the outstanding notes (“defeasance”). Such defeasance means that Oxford, any such Guarantor and any other obligor under the indenture shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for

(1) the rights of holders of such outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due,

(2) Oxford’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trusts, duties and immunities of the Trustee, and

(4) the defeasance provisions of the indenture. In addition, Oxford may, at its option and at any time, elect to have the obligations of Oxford and any Guarantor released with respect to certain covenants that are described in the indenture (“covenant defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “— Events of Default” will no longer constitute an Event of Default with respect to the notes.

      In order to exercise either defeasance or covenant defeasance,

(a) Oxford must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in United States dollars, U.S. Government Obligations (as defined in the indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding notes on the Stated Maturity (or on any date after June 1, 2007 (such date being referred to as the “Defeasance Redemption Date”), if at or prior to electing either defeasance or covenant defeasance, Oxford has delivered to the Trustee an irrevocable notice to redeem all of the outstanding notes on the Defeasance Redemption Date);

(b) in the case of defeasance, Oxford shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) Oxford has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(c) in the case of covenant defeasance, Oxford shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (7) under the first paragraph under “— Events of Default” is concerned, at any time during the period ending on the 91st day after the date of deposit;

(e) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the indenture or any other material agreement or instrument to which Oxford, any Guarantor or any Restricted Subsidiary is a party or by which it is bound;

(f) Oxford will have delivered to the Trustee an opinion of independent counsel in the United States to the effect that (assuming no holder of the notes would be considered an insider of Oxford or any Guarantor under any applicable bankruptcy or insolvency law and assuming no intervening bankruptcy or insolvency of Oxford or any Guarantor between the date of deposit and the 91st day following the deposit) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(g) no event or condition shall exist that would prevent Oxford from making payments of the principal of, premium, if any, and interest on the notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and

(h) Oxford will have delivered to the Trustee an officers’ certificate and an opinion of independent counsel, each stating that all conditions precedent to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Concerning the Trustee

      SunTrust Bank will be the Trustee under the indenture and has been appointed by us as Registrar and Paying Agent with respect to the notes. The Trustee makes no representation or warranty, express or implied, as to the accuracy or sufficiency of any information contained in this prospectus, except for such information that specifically pertains to the Trustee itself or any information incorporated by reference.

      The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that if an Event of Default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.

Governing Law

      The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

      “Acquired Indebtedness” means, with respect to any specified person, Indebtedness of any other person (1) existing at the time such other person is consolidated or merged with or into, or became a Subsidiary of, such specified person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other person consolidating or merging with or into, or becoming a Subsidiary of, such specified person, or (2) assumed in connection with the acquisition of assets from such other person, in each case, other than Indebtedness incurred in connection with, or in contemplation of such acquisition, as the case may be. Notwithstanding the foregoing, Acquired Indebtedness shall not include Indebtedness of such other person that is extinguished, retired or repaid concurrently with such other person becoming a Restricted Subsidiary of, or at the time it is consolidated or merged with or into, such specified person.

      “Acquisition” means the consummation of the acquisition by Oxford of all of the outstanding capital stock of Viewpoint International, Inc. (“Viewpoint”).

      “Acquisition Agreements” means the Stock Purchase Agreement, Earn-Out Agreement, Escrow Agreement and Employment Agreements (each as defined in the Stock Purchase Agreement) and any other agreement entered into in connection with the transactions contemplated by the Stock Purchase Agreement.

      “Affiliate” means, with respect to any specified person: (1) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; (2) any other person that owns, directly or indirectly, 10% or more of any class or series of such specified person’s (or any of such person’s direct or indirect parent’s) Capital Stock or any officer or director of any such specified person or other person or, with respect to any natural person, any person having a relationship with such person by blood, marriage or adoption not more remote than first cousin; or (3) any other person 10% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified person. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

      “Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of:

(1) any Capital Stock of any Restricted Subsidiary;

(2) all or substantially all of the properties and assets of any division or line of business of Oxford or any Restricted Subsidiary; or

(3) any other properties or assets of Oxford or any Restricted Subsidiary other than in the ordinary course of business.

      For the purposes of this definition, the term “Asset Sale” shall not include any transfer of properties and assets

(A) that is governed by the provisions described under “Consolidation, Merger, Sale of Assets,”

(B) that is by Oxford to any Restricted Subsidiary or by any Restricted Subsidiary to Oxford or any Restricted Subsidiary in accordance with the terms of the indenture,

(C) that would be within the definition of a “Restricted Payment” under the “Limitation on Restricted Payments” covenant and would be permitted to be made as a Restricted Payment under such covenant,

(D) that is a disposition of Receivables and Related Assets in a Qualified Securitization Transaction for the Fair Market Value thereof including cash or Cash Equivalents in an amount at least equal to 75% of the Fair Market Value thereof,

(E) that are obsolete, damaged or worn out equipment or otherwise unsuitable for use in the ordinary course of business,

(F) that is the disposition of Capital Stock of an Unrestricted Subsidiary,

(G) that is the sale or other disposition of cash or Cash Equivalents,

(H) that is the issuance of Capital Stock by a Restricted Subsidiary to Oxford or to another Restricted Subsidiary (other than a Securitization Entity),

(I) that is the sale or disposition deemed to occur in connection with creating or granting any Liens pursuant to the provisions described under “— Certain Covenants — Limitation on Liens,”

(J) that is the transfer of assets in connection with the Investment in a Related Business Entity permitted by clause (8) of the definition of Permitted Investment, or

(K) the Fair Market Value of which in the aggregate does not exceed $1.5 million in any transaction or series of related transactions.

      “Average Life to Stated Maturity” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the product of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (2) the sum of all such principal payments.

      “Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law or foreign law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

      “Capital Lease Obligation” of any person means any obligation of such person and its Restricted Subsidiaries on a Consolidated basis under any capital lease of (or other agreement conveying the right to use) real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation.

      “Capital Stock” of any person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such person’s capital stock, other equity interests whether now outstanding or issued after the date of the indenture, partnership interests (whether general or limited), limited liability company interests, any other interest or participation that confers on a person that right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, including any Preferred Stock, and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

      “Cash Equivalents” means

(1) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof,

(2) deposits, certificates of deposit or acceptances of any financial institution that is a member of the Federal Reserve System and whose senior unsecured debt is rated at least “A-1” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), or at least “P-1” by Moody’s Investors Service, Inc. (“Moody’s”) or any respective successor agency,

(3) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of Oxford) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated at least “A-1” by S&P and at least “P-1” by Moody’s or any respective successor agency,

(4) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition,

(5) demand and time deposits with a domestic commercial bank that is a member of the Federal Reserve System that are FDIC insured, and

(6) money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (5).

      “Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of Oxford;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Oxford (together with any new directors whose election to such board or whose nomination for election by the stockholders of Oxford was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such board of directors then in office;

(3) Oxford consolidates with or merges with or into any person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its and its Restricted Subsidiaries’ assets to any person, or any person consolidates with or merges into or with Oxford, in any such event pursuant to a transaction in which the outstanding Voting Stock of Oxford is converted into or exchanged for cash, securities or other property, other than any such transaction where

(A) the outstanding Voting Stock of Oxford is converted into or exchanged for (1) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (2) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by Oxford as a Restricted Payment as described under “— Certain Covenants — Limitation on Restricted Payments” (and such amount shall be treated as a Restricted Payment subject to the provisions in the indenture described under “— Certain Covenants — Limitation on Restricted Payments”) and

(B) immediately after such transaction, no “person” or “group,” is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the surviving corporation; or

(4) Oxford is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “— Consolidation, Merger, Sale of Assets.”

      For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of Oxford will be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred.

      “Commodity Price Protection Agreement” means any forward contract, commodity swap, commodity option or other similar agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices and which do not increase the amount of Indebtedness or other obligations of Oxford or any Restricted Subsidiary outstanding other than as a result of fluctuations in commodity prices or by reason of fees, indemnities and compensation payable thereunder.

      “Common Stock” means Oxford’s common stock, $1 par value per share.

      “Company” means Oxford Industries, Inc., a corporation incorporated under the laws of Georgia, until a successor person shall have become such pursuant to the applicable provisions of the indenture, and thereafter “Company” shall mean such successor person.

      “Consolidated Fixed Charge Coverage Ratio” of any person means, for any period, the ratio of

(a) the sum of Consolidated Net Income (Loss), and in each case to the extent deducted in computing Consolidated Net Income (Loss) for such period, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges for such period, of such person all determined in accordance with GAAP, less all non-cash items increasing Consolidated Net Income for such period and less all cash payments during such period relating to non-cash charges that were added back to Consolidated Net Income in determining the Consolidated Fixed Charge Coverage Ratio in any prior period to

(b) the sum of Consolidated Interest Expense for such period after giving pro forma effect to

(1) the incurrence of the Indebtedness giving rise to the need to make such calculation and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such period;

(2) the incurrence, repayment or retirement of any other Indebtedness by Oxford and its Restricted Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

(3) in the case of Acquired Indebtedness or any acquisition occurring at the time of the incurrence of such Indebtedness, the related acquisition, assuming such acquisition had been consummated on the first day of such period; and

(4) any acquisition or disposition by Oxford and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such period, assuming such acquisition or disposition had been consummated on the first day of such period;

provided that

(1) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of such person, a fixed or floating rate of interest, shall be computed by applying at the option of such person either the fixed or floating rate;

(2) in making such computation, the Consolidated Interest Expense of such person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and

(3) whenever pro forma effect is to be given to an acquisition or disposition, such pro forma calculation will be determined in accordance with Article 11 of Regulation S-X under the Securities Act or any successor provision.

      “Consolidated Income Tax Expense” of any person means, for any period, the provision for federal, state, local and foreign income taxes of such person and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP.

      “Consolidated Interest Expense” of any person means, without duplication, for any period, the sum of

(a) the interest expense of such person and its Restricted Subsidiaries for such period, on a consolidated basis, including, without limitation,

(1) amortization of debt discount,

(2) the net cost (benefit) associated with Interest Rate Agreements (including amortization of discounts),

(3) the interest portion of any deferred payment obligation,

(4) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing, and

(5) accrued interest, plus

(b) (1) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period, and

(2) all capitalized interest of such person and its Restricted Subsidiaries, plus

(c) the interest expense under any Guaranteed Debt of such person and any Restricted Subsidiary to the extent not included under clause (a)(4) above, whether or not paid by such person or its Restricted Subsidiaries, plus

(d) dividend requirements of Oxford with respect to Redeemable Capital Stock and of any Restricted Subsidiary with respect to Preferred Stock (except, in either case, dividends payable solely in shares of Qualified Capital Stock of Oxford or such Restricted Subsidiary, as the case may be).

      “Consolidated Net Income (Loss)” of any person means, for any period, the Consolidated net income (or loss) of such person and its Restricted Subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication,

(1) all extraordinary gains or losses net of taxes (less all fees and expenses relating thereto),

(2) the portion of net income (or loss) of such person and its Restricted Subsidiaries on a consolidated basis allocable to minority interests in unconsolidated persons or Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such person or one of its consolidated Restricted Subsidiaries,

(3) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan,

(4) gains or losses, net of taxes (less all fees and expenses relating thereto), in respect of dispositions of assets other than in the ordinary course of business,

(5) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter, any agreement, or applicable law, except to the extent of the amount of dividends or other distributions actually paid to Oxford or any Restricted Subsidiary,

(6) any net gain or loss arising from the acquisition of any securities or extinguishment, under GAAP, of any Indebtedness of such person,

(7) any non-cash goodwill impairment charges incurred subsequent to the date of the indenture resulting from the application of SFAS No. 142,

(8) any non-cash charges incurred subsequent to the date of the indenture relating to the underfunded portion of any pension plan,

(9) any non-cash charges incurred subsequent to the date of the indenture resulting from the application of SFAS No. 123,

(10) all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness, or

(11) any non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards.

      “Consolidated Net Tangible Assets” of any person means, for any period, the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangibles, all as set forth on Oxford’s most recent consolidated balance sheet and computed in accordance with GAAP.

      “Consolidated Non-cash Charges” of any person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such person and its Restricted Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

      “Consolidation” means, with respect to any person, the consolidation of the accounts of such person and each of its subsidiaries if and to the extent the accounts of such person and each of its Subsidiaries would normally be consolidated with those of such person, all in accordance with GAAP. The term “Consolidated” shall have a similar meaning.

      “Credit Agreement” means the Credit Agreement, to be dated the date of the Acquisition, as amended, among Oxford and certain of its subsidiaries, as borrowers thereunder, Oxford’s subsidiaries which are guarantors thereof, certain lenders party thereto, and certain agents party thereto, together with the related documents, instruments and agreements executed in connection therewith (including, without limitation, any guarantees, notes and security documents), as such agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including increasing the amount available for borrowing thereunder and including refinancings with the same or different lenders or agents or any agreement extending the maturity of, or increasing the commitments to extend, Indebtedness or any commitment to extend such Indebtedness, and any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders).

      “Credit Facility” means, one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, letters of credit or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including without limitation any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders).

      “Cumulative Additional Earn-Out Payment” means up to $25 million that may be paid following the fourth Earn-Out Year in respect of cumulative performance during the four Earn-Out Years pursuant to the Earn-Out Agreement.

      “Currency Hedging Agreements” means foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values and that relate to (1) Indebtedness of Oxford or any Restricted Subsidiary and/or (2) obligations to purchase or sell assets or properties; provided, however, that such Currency Hedging Agreements do not increase the Indebtedness or other obligations of Oxford or any Restricted Subsidiary outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

      “Designated Non-cash Consideration” means the Fair Market Value, as set forth in an officer’s certificate, of non-cash consideration received by Oxford or any of its Restricted Subsidiaries in connection with an Asset Sale.

      “Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the board of directors of Oxford who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

      “Earn-Out Agreement” means the Earn-Out Agreement to be entered into in connection with the Stock Purchase Agreement.

      “Earn-Out Year” means each of Oxford’s fiscal years ending May 28, 2004, June 3, 2005, June 2, 2006 and June 1, 2007.

      “Equity Offering” means any public offering or private sale for cash of common stock (other than Redeemable Capital Stock) of Oxford (other than public offerings with respect to a registration statement on Form S-4 (or any successor form covering substantially the same transactions), Form S-8 (or any successor form covering substantially the same transactions) or otherwise relating to equity securities issuable under any employee benefit plan of Oxford).

      “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

      “Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the board of directors of Oxford acting in good faith.

      “Foreign Subsidiary” means any Restricted Subsidiary of Oxford that (x) is not organized under the laws of the United States of America or any State thereof or the District of Columbia, or (y) was organized under the laws of the United States of America or any State thereof or the District of Columbia that has no material assets other than Capital Stock of one or more foreign entities of the type described in clause (x) above and is not a guarantor of Indebtedness under the Credit Agreement.

      “Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

      “Guarantee” means the guarantee by any Guarantor of Oxford’s Indenture Obligations.

      “Guaranteed Debt” of any person means, without duplication, all Indebtedness of any other person referred to in the definition of Indebtedness below guaranteed directly or indirectly in any manner by such person, or in effect guaranteed directly or indirectly by such person through an agreement

(1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

(2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

(3) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

(4) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or to cause such debtor to achieve certain levels of financial performance, or

(5) otherwise to assure a creditor against loss;

provided that the term “guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

      “Guarantor” means any Subsidiary which is a guarantor of the notes, including any person that is required after the date of the indenture to execute a guarantee of the notes pursuant to the “Limitation on Liens” covenant or the “Limitation on Issuance of Guarantees of and Pledges for Indebtedness” covenant until a successor replaces such party pursuant to the applicable provisions of the indenture and, thereafter, shall mean such successor.

      “Indebtedness” means, with respect to any person, without duplication,

(1) all indebtedness of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities,

(2) all obligations of such person evidenced by bonds, notes, debentures or other similar instruments,

(3) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business,

(4) all obligations under Interest Rate Agreements, Currency Hedging Agreements or Commodity Price Protection Agreements of such person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such person at such time),

(5) all Capital Lease Obligations of such person,

(6) all Indebtedness referred to in clauses (1) through (5) above of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness,

(7) all Guaranteed Debt of such person,

(8) all Redeemable Capital Stock issued by such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends,

(9) all amounts outstanding and other obligations of such person in respect of a Qualified Securitization Transaction, and

(10) attributable debt with respect to sale and leaseback transactions.

For purposes hereof, the “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

      “Indenture Obligations” means the obligations of Oxford and any other obligor under the indenture or under the notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the indenture, the notes and the performance of all other obligations to the Trustee and the holders under the indenture and the notes, according to the respective terms thereof.

      “Interest Rate Agreements” means interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements or arrangements designed to protect against or manage exposure to fluctuations in interest rates in respect of Indebtedness of Oxford or any Restricted Subsidiary.

      “Investment” means, with respect to any person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investment” shall exclude direct or indirect advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on Oxford’s or any Restricted Subsidiary’s balance sheet, endorsements for collection or deposit arising in the ordinary course of business and extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. If Oxford or any Restricted Subsidiary of Oxford sells or otherwise disposes of any Capital Stock of any direct or indirect Subsidiary of Oxford such that, after giving effect to any such sale or disposition, such person is no longer a Subsidiary of Oxford (other than the sale of all of the outstanding Capital Stock of such Subsidiary), Oxford will be deemed to have made an Investment on the date of such sale or disposition equal to the Fair Market Value of Oxford’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in “— Certain Covenants — Limitation on Restricted Payments.”

      “Issue Date” means the original issue date of the notes under the indenture.

      “Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. A person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement.

      “Maturity” means, when used with respect to the notes, the date on which the principal of the notes becomes due and payable as therein provided or as provided in the indenture, whether at Stated Maturity, the Offer Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

      “Net Cash Proceeds” means

(a) with respect to any Asset Sale by any person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to Oxford or any Restricted Subsidiary) net of

(1) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

(2) provisions for all taxes payable as a result of such Asset Sale,

(3) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale,

(4) amounts required to be paid to any person (other than Oxford or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale,

(5) all distributions and other payments required to be made to non-majority interest holders in Subsidiaries as a result of such Asset Sale, and

(6) appropriate amounts to be provided by Oxford or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Oxford or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers’ certificate delivered to the Trustee and

(b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under “— Certain Covenants — Limitation on Restricted Payments,” the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to Oxford or any Restricted Subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

      “Non-recourse Indebtedness” means, with respect to any person, Indebtedness of such person as to which Oxford and any Restricted Subsidiary may not be directly or indirectly liable (by virtue of Oxford or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), and which, upon the occurrence of a default with respect to such Indebtedness, does not result in, or permit any holder of any Indebtedness of Oxford or any Restricted Subsidiary to declare, a default on such Indebtedness of Oxford or any Restricted Subsidiary or cause the payment of Indebtedness of Oxford or any Restricted Subsidiary to be accelerated or payable prior to its Stated Maturity.

      “Pari Passu Indebtedness” means (a) any Indebtedness of Oxford that is equal in right of payment to the notes and (b) with respect to any Guarantee, Indebtedness which ranks equal in right of payment to such Guarantee.

      “Permitted Business” means the business conducted by (a) Oxford and its Restricted Subsidiaries on the date of the indenture and (b) Viewpoint and its Subsidiaries on the date of the Acquisition, and, in each case, the business reasonably related, complementary or ancillary thereto, including reasonably related extensions or expansions thereof.

      “Permitted Investment” means

(1) Investments in Oxford or any Restricted Subsidiary (other than a Securitization Entity) or any person which, as a result of such Investment, (a) becomes a Restricted Subsidiary (other than a Securitization Entity) or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Oxford or any Restricted Subsidiary (other than a Securitization Entity);

(2) Indebtedness of Oxford or a Restricted Subsidiary described under clauses (4), (5), (6), (7) and (8) of the definition of “Permitted Indebtedness;”

(3) Investments in any of the notes;

(4) Investments in Cash Equivalents;

(5) Investments acquired by Oxford or any Restricted Subsidiary in connection with an Asset Sale permitted under “— Certain Covenants — Limitation on Sale of Assets” to the extent such Investments are non-cash proceeds as permitted under such covenant;

(6) Investments by Oxford or a Restricted Subsidiary in a Securitization Entity in connection with a Qualified Securitization Transaction, which Investment consists of a retained interest in transferred Receivables and Related Assets;

(7) (x) Investments in existence on the date of the indenture or acquired in connection with the Acquisition and (y) an Investment in any person to the extent such Investment replaces or refinances an Investment covered by clause (x) above or this clause (y) in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the Investment under clause (y) is on terms and conditions no less favorable to Oxford and its Restricted Subsidiaries taken as a whole than the Investment being replaced or refinanced;

(8) Investments in a Related Business Entity in the aggregate amount outstanding at any one time of up to 2.5% of Oxford’s Consolidated Net Tangible Assets;

(9) Investments in a person whose primary business is a Permitted Business acquired in exchange for the issuance of Capital Stock (other than Redeemable Capital Stock of Oxford or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary) or acquired with the net cash proceeds received by Oxford after the date of the indenture from the issuance and sale of Capital Stock (other than Redeemable Stock of Oxford or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary); provided that such Net Cash Proceeds are used to make such Investment within 30 days of the receipt thereof and the amount of all such Net Cash Proceeds will be excluded from clause (3)(B) of the first paragraph of the covenant described under “— Certain Covenants — Limitation on Restricted Payments;”

(10) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(11) loans or advances to employees of Oxford in the ordinary course of business for bona fide business purposes of Oxford and its Restricted Subsidiaries (including travel, entertainment and moving expenses) made in compliance with applicable law;

(12) any Investments received in good faith in settlement or compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; and

(13) other Investments in the aggregate amount outstanding at any one time of up to $10 million.

In connection with any assets or property contributed or transferred to any person as an Investment, such property and assets shall be equal to the Fair Market Value (as determined by Oxford’s Board of Directors) at the time of Investment.

      “Permitted Lien” means:

(a) any Lien existing as of the date of the indenture on Indebtedness existing on the date of the indenture;

(b) any Lien with respect to the Credit Agreement or any successor Credit Facility so long as the aggregate principal amount outstanding under the Credit Agreement or any successor Credit Facility does not exceed the principal amount which could be borrowed under clause (1) of the definition of Permitted Indebtedness; provided, however, that any Lien created in connection with any registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act shall be excluded from this clause (b);

(c) any Lien arising by reason of

(1) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(2) taxes not yet delinquent or which are being contested in good faith; (3) security for payment of workers’ compensation or other insurance;

(3) good faith deposits in connection with tenders, leases, contracts (other than contracts for the payment of money);

(4) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of Oxford or any Subsidiary or the value of such property for the purpose of such business;

(5) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds; or

(6) operation of law in favor of mechanics, carriers, warehousemen, landlords, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(d) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by Oxford or any Subsidiary;

(e) any Lien to secure the performance bids, trade contracts, leases (including, without limitation, statutory and common law landlord’s liens), statutory obligations, surety and appeal bonds, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of Oxford or any Subsidiary;

(f) any Lien securing Indebtedness permitted to be incurred under Interest Rate Agreements or otherwise incurred to hedge interest rate risk;

(g) any Lien securing Capital Lease Obligations or Purchase Money Obligations incurred in accordance with the indenture (including clause (9) of the definition of Permitted Indebtedness);

(h) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Oxford or any of its Restricted Subsidiaries;

(i) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(1) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Oxford in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law; and

(2) such deposit account is not intended by Oxford or any Restricted Subsidiary to provide collateral to the depository institution;

(j) Liens on property, assets or shares of stock of a person at the time such person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other person becoming a Restricted Subsidiary; provided further, that any such Lien may not extend to any other property owned by Oxford or any Restricted Subsidiary and assets fixed or appurtenant thereto;

(k) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Oxford or another Restricted Subsidiary (other than a Securitization Entity);

(l) Liens securing the notes and the Guarantees;

(m) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction;

(n) Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted to be incurred under clause (12) of the definition of Permitted Indebtedness;

(o) Liens incurred pursuant to the Acquisition Agreements;

(p) Liens pursuant to the escrow agreement for the benefit of the holders of the notes in connection with the Acquisition;

(q) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (n) so long as no additional collateral is granted as security thereby; and

(r) in addition to the items referred to in clauses (a) through (q) above, Liens of Oxford and its Restricted Subsidiaries on Indebtedness in an aggregate amount which, when take together with the aggregate amount of all other Liens on Indebtedness incurred pursuant to this clause (r) and then outstanding will not exceed 5% of Oxford’s Consolidated Net Tangible Assets at any one time outstanding.

      “Preferred Stock” means, with respect to any person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over the Capital Stock of any other class in such person.

      “Purchase Money Obligation” means any Indebtedness secured by a Lien on assets related to the business of Oxford and any additions and accessions thereto, which are purchased or constructed by Oxford at any time after the notes are issued; provided that

(1) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a “Purchase Money Security Agreement”) shall be entered into within 360 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom,

(2) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and

(3) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to Oxford of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

      “Qualified Capital Stock” of any person means any and all Capital Stock of such person other than Redeemable Capital Stock.

      “Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by Oxford or any Restricted Subsidiary pursuant to which (a) Oxford or any Restricted Subsidiary may sell, convey or otherwise transfer to a Securitization Entity its interests in Receivables and Related Assets and (b) such Securitization Entity transfers to any other person, or grants a security interest in, such Receivables and Related Assets, pursuant to a transaction customary in the industry which is used to achieve a transfer of financial assets under GAAP.

      “Receivables and Related Assets” means any account receivable (whether now existing or arising thereafter) of Oxford or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transaction involving accounts receivable.

      “Redeemable Capital Stock” means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable (at the option of the holders thereof), is or upon the happening of an event or passage of time would be, required to be redeemed (at the option of the holders thereof) prior to the final Stated Maturity of the principal of the notes (other than upon a change of control of or sale of assets by Oxford in circumstances where the holders of the notes would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

      “Related Business Entity” means

(1) any corporation at least 35% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by Oxford, or

(2) any other person in which Oxford, directly or indirectly, has at least 35% of the outstanding partnership, equity or other similar interests,

which, in the case of (1) or (2) above, conducts its principal business in a Permitted Business.

      “Replacement Assets” means properties or assets to replace the properties or assets that were the subject of an Asset Sale or in properties and assets that will be used in businesses of Oxford or its Restricted Subsidiaries, as the case may be, existing at the time such assets are sold or in Capital Stock of a person, the principal portion of whose assets consist of such property or assets.

      “Restricted Subsidiary” means any Subsidiary of Oxford that has not been designated by the board of directors of Oxford by a board resolution delivered to the Trustee as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under “— Certain Covenants — Limitation on Unrestricted Subsidiaries.”

      “Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

      “Securitization Entity” means a Wholly Owned Restricted Subsidiary (or another person in which Oxford or any Subsidiary of Oxford makes an Investment and to which Oxford or any Subsidiary of Oxford transfers Receivables and Related Assets) that, in the case of a Wholly Owned Restricted Subsidiary, engages in no activities other than in connection with the financing of Receivables and Related Assets and that is designated by the Board of Directors of Oxford (as provided below) as a Securitization Entity and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(1) is guaranteed by Oxford or any Restricted Subsidiary (excluding Guarantees (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(2) is recourse to or obligates Oxford or any Restricted Subsidiary (other than such Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or

(3) subjects any property or asset of Oxford or any Restricted Subsidiary (other than such Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither Oxford nor any Restricted Subsidiary (other than such Securitization Entity) has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Oxford or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of Oxford, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity;

(c) to which neither Oxford nor any Restricted Subsidiary (other than such Securitization Entity) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results; and

(d) such entity is a Qualified Special Purpose Entity in accordance with GAAP.

      Any designation of a Subsidiary as a Securitization Entity shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the board of directors of Oxford giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the preceding conditions and was permitted by the indenture. On the date of the indenture, Oxford Receivables Company is the only Securitization Entity.

      “Significant Subsidiary” means, at any time, any Restricted Subsidiary that qualifies at such time as a “significant subsidiary” within the meaning of Regulation S-X promulgated by the SEC (as in effect on the date of the indenture).

      “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Oxford or any Restricted Subsidiary that are reasonably customary in an accounts receivable securitization transaction.

      “Stated Maturity” means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

      “Stock Purchase Agreement” means the stock purchase agreement among Viewpoint, the stockholders of Viewpoint and Oxford entered into in connection with the Acquisition.

      “Subordinated Indebtedness” means Indebtedness of Oxford or a Guarantor subordinated in right of payment to the notes or a Guarantee, as the case may be.

      “Subsidiary” of a person means

(1) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such person or by one or more other Subsidiaries of such person, or by such person and one or more other Subsidiaries thereof, or

(2) any limited partnership of which such person or any Subsidiary of such person is a general partner, or

(3) any other person in which such person, or one or more other Subsidiaries of such person, or such person and one or more other Subsidiaries, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

      “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, or any successor statute.

      “Unrestricted Subsidiary” means any Subsidiary of Oxford (other than a Guarantor) designated as such pursuant to and in compliance with the covenant described under “— Certain Covenants — Limitation on Unrestricted Subsidiaries.”

      “Voting Stock” of a person means Capital Stock of such person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

      “Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary all the Capital Stock of which is owned by Oxford or another Wholly Owned Restricted Subsidiary (other than directors’ qualifying shares).

REGISTRATION RIGHTS

      As part of the sale of the old notes to the initial purchasers, we and the initial purchasers entered into a registration rights agreement dated May 16, 2003, which we refer to as the issue date, pursuant to which we agreed that we will, at our expense, for the benefit of the holders of the notes:

•	file a registration statement under the Securities Act with respect to the new notes with the SEC;

•	use our reasonable best efforts to cause the registration statement to become effective under the Securities Act; and

•	use our reasonable best efforts to keep the exchange offer open for at least 30 calendar days after the date notice thereof is mailed to the holders of the old notes (or longer if required by applicable law) and to consummate the exchange offer on or before September 30, 2004.

In the event that:

•	our offer to exchange the notes for publicly tradeable notes is not completed on or prior to September 30, 2004, or

•	a shelf registration statement is not declared effective on or prior to the 180th day following the date a shelf registration statement is required to be filed with the SEC,

additional interest will accrue on the principal amount of the notes at a rate of 2% per year from and including the date any such event occurs through the date on which such event is cured, at which point the additional interest will cease to accrue.

We will be required to file a shelf registration statement:

•	if any changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect our offer to exchange the notes for new notes,

•	if for any other reason our offer to exchange the notes is not consummated on or before September 30, 2004,

•	upon the request of any initial purchaser with respect to notes held by the initial purchaser that are not eligible to be exchanged for exchange notes in the exchange offer or which are exchanged in the exchange offer for notes that are not freely tradeable, or

•	if a holder of the notes is not permitted by applicable law to participate in the exchange offer or elects to participate in the exchange offer but does not receive fully tradable exchange notes pursuant to the exchange offer.

If any of these four events occurs, we will, at our cost:

•	as promptly as possible, but in no event after the latter of (a) September 30, 2004 and (b) 30 days after becoming required to do so as described above, file with the SEC a shelf registration statement covering resales of the notes,

•	use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act by the 180th day after the shelf registration statement is initially filed with the SEC, and

•	use our reasonable best efforts to keep effective the shelf registration statement until the earlier of (a) such date as all of the notes covered by the shelf registration statement have been sold pursuant to that registration statement or cease to be outstanding or (b) the date on which all of the notes held by persons that are not our affiliates may be resold without registration pursuant to Rule 144(k).

BOOK-ENTRY; DELIVERY AND FORM

The Global Notes

      The new notes will initially be represented by permanent global notes in fully registered form without interest coupons, which we refer to as global notes, and will be deposited with the trustee as a custodian for The Depositary Trust Company, or DTC, and registered in the name of a nominee of such depositary.

      We expect that pursuant to procedures established by DTC (i) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC, who we refer to as participants, or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

      So long as DTC, or its nominee, is the registered owner or holder of the new notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the new notes.

      Payments of the principal of, premium (if any) and interest (including additional interest) on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

      We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including additional interest) on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

      Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell new notes to persons in states which require physical delivery of the new notes, or to pledge such securities, such holder must transfer its interest in a global note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

      DTC has advised us that it will take any action permitted to be taken by a holder of new notes (including the presentation of new notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of new notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for certificated securities, which it will distribute to its participants.

      DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee under the indenture will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

      A beneficial interest in a global note may not be exchanged for a note in certificated form unless:

(1) DTC (a) notifies us that it is unwilling or unable to continue as Depositary for the global note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case we thereupon fail to appoint a successor Depositary within 90 days;

(2) We, at our option, notify the trustee in writing that it elects to cause the issuance of the new notes in certificated form; or

(3) There shall have occurred and be continuing an event of default or any event which after notice or lapse of time or both would be an event of default with respect to the new notes.

      In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).

MATERIAL UNITED STATES FEDERAL

INCOME TAX CONSEQUENCES

Exchange of Notes

      The exchange of old notes for new notes in the exchange offer will not constitute a taxable event to holders. Consequently,

•	no gain or loss will be recognized by a holder upon receipt of a new note,

•	the holding period of the new note will include the holding period of the old note, and

•	the adjusted tax basis of the new note will be the same as the adjusted tax basis of the old note immediately before the exchange.

      In any event, persons considering the exchange of old notes for new notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

      We and the Guarantors are not using any underwriters for this exchange offer.

      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker dealer in connection with resales of any new notes received in exchange for old notes acquired by the broker dealer as a result of market making or other trading activities. We will agree that, for a period of up to 180 days after the consummation of the exchange offer, or such longer period as provided by the registration rights agreement, we and the Guarantors will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, during this 180 day or such longer period, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

      We and the Guarantors will not receive any proceeds from any sale of new notes by broker dealers or any other persons. New notes received by broker dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over the counter market, in negotiated transactions, through the writing of options on the new notes, or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker dealer and/or the purchasers of any new notes. Any broker dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker dealer that participates in a distribution of new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit resulting from these resales of new notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of up to 180 days after the consummation of the exchange offer, or such longer period as provided by the registration rights agreement, we and the Guarantors will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We and the Guarantors have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes and the new notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      The validity of the new notes and the guarantee will be passed upon for us by King & Spalding LLP.

EXPERTS

      Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 28, 2004, as set forth in their report, which is incorporated by reference in this Prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      The registrant is incorporated under the laws of the State of Georgia. The articles of incorporation and bylaws of the registrant provide that the registrant shall indemnify its directors and officers to the fullest extent permitted by the Georgia Business Corporation Code.

      Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854, a court shall order a corporation to indemnify or give an advance for expenses to a director if such court determines the director is entitled to indemnification under Section 14-2-854 or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Business Corporation Code or was adjudged liable in a proceeding referred to in subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code.

      Section 14-2-852 of the Georgia Business Corporation Code provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

      Subsection (c) of Section 14-2-857 of the Georgia Business Corporation Code provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and may apply to a court under Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions. In addition, subsection (d) of Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

Article VI of the Bylaws of the Company provides that:

Each person who is now, has been, or who shall hereafter become a Director or officer of the Corporation, whether or not then in office, shall be indemnified by the Corporation against all costs and expenses reasonably incurred by or imposed upon him in connection with or resulting from any demand, action, suit or proceedings or threat thereof, to which he may be made a party as a result or by reason of his being or having been a Director or officer of the Corporation or of any other corporation which he serves as a Director or officer at the request of the Corporation, except in relation to matters as to which a recovery shall be had against him or penalty imposed upon him by reason of his having been finally adjudged in such action, suit or proceedings to have been derelict in the performance of his duties as such Director or officer. The foregoing right to indemnify shall include reimbursement of the amounts and expenses paid in settling any such demand, suit or proceedings or threat thereof when settling the same appears to the Board of Directors or the Executive Committee to be in the best interest of the Corporation, and shall not be exclusive of other rights to which such Director or officer may be entitled as a matter of law.

The Articles of Incorporation of the Company are silent as to indemnification, however the charter does contain provisions limiting the monetary liability of directors under certain circumstances. The provision reads:

No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of duty of care or other duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 14-2-154 of the Georgia Business Corporation Code; or (iv) for any transaction from which the director derived an improper personal benefit. If the Georgia Business Corporation Code is amended after approval of this Article by the corporation’s stockholders to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended. Neither the amendment or repeal of this Article nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article shall eliminate or adversely affect any right or protection of a director of the corporation existing immediately prior to such amendment, repeal or adoption.

      The Guarantors’ rights and obligations with respect to indemnification of its controlling persons, directors and officers are governed by the following provisions from its charter, bylaws and applicable state law:

      The Guarantors’ Restated and Amended Articles of Incorporation eliminate, to the fullest extent permitted by applicable law, the personal liability of directors to the Guarantors or its shareholders for monetary damages for breach of duty of care or any other duty owed to the Guarantors as a director. The Georgia Business Corporation Code currently provides that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of the Guarantors, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper personal benefit.

      Under Article VI of the Guarantors’ Bylaws, the Guarantors is required to indemnify its directors, officers, employees and agents or pay any judgment, settlement, penalty or fine, and against expenses (including attorney’s fees and expenses), incurred in connection with any action, suit or proceedings brought against such person because he was a director, officer, employee or agent of the Guarantors, without regard to any limitations in the Georgia Business Corporation Code; provided, however, that the Guarantors shall have no obligation to indemnify any such person in connection with any such proceeding if such person is adjudged liable to the Guarantors or is subjected to injunctive relief in favor of the Guarantors (a) for any appropriation, in violation of such person’s duties, of any business opportunity of the Guarantors, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which such person received an improper personal benefit. The Guarantors’ directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 21.	Exhibits and Financial Statement Schedules

      (a) Exhibits

Exhibit
Number			Description of Exhibit

3.1		—	Articles of Incorporation of the registrant (incorporated by reference to Exhibit 3(a) to the registrant’s Form 10-Q for the fiscal quarter ended August 29, 1997).
3.2		—	Bylaws of the registrant (incorporated by reference to Exhibit 3(b) to the registrant’s Form 10-K for the fiscal year ended May 28, 1999).
4.1		—	Indenture for the 8 7/8% Senior Notes due 2011, among the Guarantors, Oxford Industries, Inc. and SunTrust Bank, as Trustee (incorporated by reference to Exhibit 10(n) to the registrant’s Form 10-K for the fiscal year ended May 30, 2003).
4.2		—	Supplemental Indenture No. 1 to the Indenture for the 8 7/8% Senior Notes due 2011, among Oxford Industries, Inc., the Guarantors and SunTrust Bank, as Trustee (incorporated by reference to Exhibit 10(i) to the registrant’s form 10-K for the fiscal year ended May 28, 2004).
4.3		—	Supplemental Indenture No. 2 to the Indenture for the 8 7/8% Senior Notes due 2011, among Oxford Industries, Inc., the Guarantors and SunTrust Bank, as Trustee (incorporated by reference to Exhibit 10(j) to the registrant’s Form 10-K for the fiscal year ended May 28, 2004).
4.4		—	Form of new 8 7/8% Senior Notes due 2011 (incorporated by reference to Section 202(b) to Exhibit 4.1 hereto).
4.5		—	Registration Rights Agreement, dated as of May 16, 2003, among Oxford Industries, Inc., the Guarantors and SunTrust Bank, as trustee (incorporated by reference to Exhibit 2.3 to the registrant’s Form 8-K filed June 26, 2003).
5	.1*	—	Opinion of King & Spalding LLP.
5	.2*	—	Opinion of Womble Carlyle Sandridge & Rice, PLLC.
12	.1*	—	Computation of Ratio of Earnings to Fixed Charges.
23	.1*	—	Consent of King & Spalding LLP (included as part of Exhibit 5.1).
23	.2*	—	Consent of Ernst & Young LLP.
24	.1*	—	Power of Attorney (included in signature pages).
25	.1*	—	Statement of Eligibility of Trustee on Form T-1.
99	.1*	—	Form of Letter of Transmittal for old 8 7/8% Senior Notes due 2011.
99	.2*	—	Form of Notice of Guaranteed Delivery for old 8 7/8% Senior Notes due 2011.
99	.3*	—	Form of Instructions to Registered Holders and/or DTC Participant from Beneficial Owner.
99	.4*	—	Form of Letter to Registered Holders.

*	Filed herewith.

Item 22.	Undertakings

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 20th day of August, 2004.

OXFORD INDUSTRIES, INC.

By:	/s/ J. HICKS LANIER

Name: J. Hicks Lanier

Title:	Chairman, and Chief Executive Officer

THE GUARANTORS

By:	/s/ J. HICKS LANIER

Name: J. Hicks Lanier

Title:	Chairman and Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Hicks Lanier, Ben B. Blount, Jr., and Dominic C. Mazzone and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 20th day of August, 2004.

Signature	Title

/s/ J. HICKS LANIER J. Hicks Lanier	Chief Executive Officer and Director (Principal Executive Officer)

/s/ BEN B. BLOUNT, JR. Ben B. Blount, Jr.	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ K. SCOTT GRASSMYER K. Scott Grassmyer	Controller (Principal Accounting Officer)

/s/ HELEN B. WEEKS Helen B. Weeks	Director

Signature	Title

/s/ CECIL D. CONLEE Cecil D. Conlee	Director

/s/ THOMAS GALLAGHER Thomas Gallagher	Director

J. Reese Lanier	Director

/s/ S. ANTHONY MARGOLIS S. Anthony Margolis	Director

/s/ KNOWLTON J. O’REILLY Knowlton J. O’Reilly	Director

/s/ CLARENCE B. ROGERS, JR. Clarence B. Rogers, Jr.	Director

/s/ CLARENCE H. SMITH Clarence H. Smith	Director

/s/ ROBERT E. SHAW Robert E. Shaw	Director

/s/ E. JENNER WOOD III E. Jenner Wood III	Director

EXHIBIT INDEX

Exhibit
Number			Description of Exhibit

3.1		—	Articles of Incorporation of the registrant (incorporated by reference to Exhibit 3(a) to the registrant’s Form 10-Q for the fiscal quarter ended August 29, 1997).
3.2		—	Bylaws of the registrant (incorporated by reference to Exhibit 3(b) to the registrant’s Form 10-K for the fiscal year ended May 28, 1999).
4.1		—	Indenture for the 8 7/8% Senior Notes due 2011, among the Guarantors, Oxford Industries, Inc. and SunTrust Bank, as Trustee (incorporated by reference to Exhibit 10(n) to the registrant’s Form 10-K for the fiscal year ended May 30, 2003).
4.2		—	Supplemental Indenture No. 1 to the Indenture for the 8 7/8% Senior Notes due 2011, among Oxford Industries, Inc., the Guarantors and SunTrust Bank, as Trustee (incorporated by reference to Exhibit 10(i) to the registrant’s form 10-K for the fiscal year ended May 28, 2004).
4.3		—	Supplemental Indenture No. 2 to the Indenture for the 8 7/8% Senior Notes due 2011, among Oxford Industries, Inc., the Guarantors and SunTrust Bank, as Trustee (incorporated by reference to Exhibit 10(j) to the registrant’s Form 10-K for the fiscal year ended May 28, 2004).
4.4		—	Form of new 8 7/8% Senior Notes due 2011 (incorporated by reference to Section 202(b) to Exhibit 4.1 hereto).
4.5		—	Registration Rights Agreement, dated as of May 16, 2003, among Oxford Industries, Inc., the Guarantors and SunTrust Bank, as trustee (incorporated by reference to Exhibit 2.3 to the registrant’s Form 8-K filed June 26, 2003).
5	.1*	—	Opinion of King & Spalding LLP.
5	.2*	—	Opinion of Womble Carlyle Sandridge & Rice, PLLC.
12	.1*	—	Computation of Ratio of Earnings to Fixed Charges.
23	.1*	—	Consent of King & Spalding LLP (included as part of Exhibit 5.1).
23	.2*	—	Consent of Ernst & Young LLP.
24	.1*	—	Power of Attorney (included in signature pages).
25	.1*	—	Statement of Eligibility of Trustee on Form T-1.
99	.1*	—	Form of Letter of Transmittal for old 8 7/8% Senior Notes due 2011.
99	.2*	—	Form of Notice of Guaranteed Delivery for old 8 7/8% Senior Notes due 2011.
99	.3*	—	Form of Instructions to Registered Holders and/or DTC Participant from Beneficial Owner.
99	.4*	—	Form of Letter to Registered Holders.

*	Filed herewith.